Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the U.S. Securities and Exchange Commission.

Execution Copy

Tranche A Term Loan CUSIP: 43644AAP4

Tranche B Term Loan CUSIP: 43644AAQ2

Revolving Loan CUSIP: 43644AAR0

CREDIT AND GUARANTY AGREEMENT

dated as of August 1, 2012

among

HOLOGIC, INC.,

CERTAIN SUBSIDIARIES OF HOLOGIC, INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Lead Bookrunners,

J.P. MORGAN SECURITIES LLC and

CITIGROUP GLOBAL MARKETS INC.

as Co-Syndication Agents,

GOLDMAN SACHS BANK USA

as Administrative Agent and Collateral Agent,

and

DNB BANK ASA,

THE BANK OF TOKYO-MITSUBISHI UFJ LTD. and

FIFTH THIRD BANK

as Co-Documentation Agents

$2,800,000,000 Senior Secured Credit Facilities

i

Section 10.20.	Effectiveness; Entire Agreement	216
Section 10.21.	PATRIOT Act	217
Section 10.22.	Electronic Execution of Assignments	217
Section 10.23.	No Fiduciary Duty	217

APPENDICES
A-1	Tranche A Term Loan Commitments
A-2	Tranche B Term Loan Commitments
A-3	Revolving Commitments
B	Notice Addresses

SCHEDULES

1.1A	Asset Sales
1.1B	Closing Date Mortgaged Properties
1.1C	Immaterial Domestic Subsidiaries
1.1D	Existing Letters of Credit
1.1E	Acquired Business Non-Core Assets
4.01	Jurisdictions of Organization and Qualification, Capital Structure
4.02	Equity Interests and Ownership
4.11	Adverse Proceedings
4.13(b)	Real Estate Assets
4.13(c)	Intellectual Property Litigation
4.16	Material Contracts
4.24	Compliance with Statutes
5.12(c)	Post-Closing Actions
6.01	Certain Indebtedness
6.02	Certain Liens
6.03	Negative Pledges
6.04	Certain Restricted Payments
6.05	Certain Restrictions on Subsidiary Distributions
6.06(k)	Certain Investments
6.09	Sale and Leasebacks
6.10	Certain Affiliate Transactions

EXHIBITS

A-1	Funding Notice
A-2	Conversion/Continuation Notice
B-1	Tranche A Term Loan Note
B-2	Tranche B Term Loan Note
B-3	Revolving Loan Note

v

B-4	Swing Line Note
C	Compliance Certificate
D-1	Opinion of Brown Rudnick LLP
D-2	Opinion of Richards, Layton & Finger, P.A.
D-3	Opinion of Newmeyer & Dillion, LLP
D-4	Opinion of Brownstein Hyatt Farber Schreck, LLP
D-5	Opinion of Whyte Hirschboeck Dudek S.C.
E	Assignment Agreement
F	Certificate re Non-Bank Status
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement
J	Joinder Agreement
K	Modified Dutch Auction Procedures
L	Incumbency Certificate

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT dated as of August 1, 2012, is entered into by and among HOLOGIC, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“Goldman Sachs”), J.P. MORGAN SECURITIES LLC (“JPMS”) and CITIGROUP GLOBAL MARKETS INC. (“Citi”), as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”), JPMS and Citi, as co-syndication agents (in such capacities, the “Co-Syndication Agents”), DNB Bank ASA, The Bank of Tokyo-Mitsubishi UFJ Ltd. and Fifth Third Bank, as co-documentation agents (in such capacities, the “Co-Documentation Agents”) and Goldman Sachs, as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used and not defined in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $2,800,000,000, consisting of (i) $1,000,000,000 aggregate principal amount of Tranche A Term Loans and $1,500,000,000 aggregate principal amount of Tranche B Term Loans the proceeds of which (a) will be used to fund the Acquisition (including the Refinancing and paying fees, commissions and expenses in connection with the Acquisition) and (b) may be used to repurchase or redeem the Convertible Notes and (ii) $300,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which may be used (a) to repurchase or redeem the Convertible Notes, (b) for capital expenditures permitted hereunder and Permitted Acquisitions, (c) to provide for the ongoing working capital requirements of the Borrower following the Acquisition and (d) for general corporate purposes;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of certain of its Domestic Subsidiaries and 65% of all the Equity Interests of certain of its First-Tier Foreign Subsidiaries and all of its intercompany Indebtedness;

WHEREAS, Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity

Interests of certain of their respective Domestic Subsidiaries and 65% of all the Equity Interests of certain of their respective First-Tier Foreign Subsidiaries and all of their intercompany Indebtedness; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. (a) The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2007 Notes” as defined in the definition of “Convertible Notes.”

“Acquired Business” means Gen-Probe Incorporated, a Delaware corporation.

“Acquired Business Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is or could reasonably be expected to be materially adverse (i) to the business, financial condition or results of operations of the Acquired Business and its Subsidiaries, taken as a whole or (ii) to the ability of the Acquired Business to timely perform any of its obligations under the Acquisition Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Acquired Business and its Subsidiaries operate, including any changes in applicable law affecting such business, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, (C) the negotiation, execution, announcement, existence or performance of the Acquisition Agreement or the transactions contemplated thereby, including (x) any fees or expenses incurred in connection therewith and (y) the impact of the foregoing on relationships with customers, suppliers, employees and regulators, (D) the identity of the Borrower or any of its Affiliates as the acquiror of the Acquired Business, (E) compliance with the terms of, or the taking of any action expressly required to be taken by the Acquired Business pursuant to the Acquisition Agreement or any other action consented to by the Borrower and the Lead Arrangers after April 29, 2012, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the common stock of the Acquired Business (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to an Acquired Business Material Adverse Effect), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to an Acquired Business Material Adverse Effect), (J) any action, suit, investigation or proceeding made, brought or threatened by any holder of Company Securities (as defined in the Acquisition Agreement in effect on April 29, 2012, and without giving effect to any amendments thereunder), on the holder’s own behalf or on behalf of the Acquired Business on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Acquired Business’s officers or directors), arising out of or related to any of the transactions contemplated hereby, including the Acquisition, or (K) any determination by, or the delay of a determination by, the FDA or any panel or advisory body empowered or appointed thereby, after April 29, 2012, with respect to the approval or non-approval of new Medical Products (as defined in the Acquisition Agreement in effect on April 29, 2012, and without giving effect to any amendments thereunder) or new uses of existing Medical Products, in each case of the Acquired Business or its Subsidiaries, as of April 29, 2012, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein could reasonably be expected to have a materially disproportionate negative impact on the Acquired Business and its subsidiaries, taken as a whole, compared to other comparable participants in the Acquired Business’s industries.

“Acquired Business Non-Core Assets” means the assets of the Acquired Business and its Subsidiaries set forth on Schedule 1.1E.

“Acquired Non-Investment-Grade Securities” means any and all investment securities (including equity securities listed on a national securities exchange) owned by any Subsidiary acquired in the Acquisition or any Permitted Acquisition, which are not Investment Grade Securities or securities issued by an Affiliate of such Subsidiary, to the extent that such investment securities were owned by such Subsidiary at the time of the Acquisition or such Permitted Acquisition, as applicable, and were not acquired in contemplation thereof.

“Acquisition” means the acquisition by the Borrower of 100% of the Equity Interests of the Acquired Business through the merger of Merger Sub with and into the Acquired Business with the Acquired Business continuing as the surviving corporation in accordance with the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger (together with all exhibits and schedules thereto) dated as of April 29, 2012, among the Borrower, the Acquired Business and Merger Sub to consummate the Acquisition and the other transactions described therein or related thereto.

“Acquisition Agreement Representations” means such of the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Parties (but only to the extent that the Borrower or its Affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct).

“Additional Lender” as defined in Section 2.26.

“Adjusted Consolidated Cash Interest Expense” means for any period, the Adjusted Consolidated Interest Expense for such period, excluding any amount not payable in Cash, original issue discount and other imputed non-cash interest charges relating to the Convertible Notes or any other Indebtedness now or hereafter outstanding.

“Adjusted Consolidated Interest Expense” means for any period, total interest expense in accordance with GAAP (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest, amortization of deferred financing fees and amortization in relation to terminated Hedge Agreements) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit, net costs under Interest Rate Agreements, capitalized interest and the interest component of all Attributable Receivables Indebtedness.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England, time) on such Interest Rate Determination Date, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement

Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England, time) on such Interest Rate Determination Date or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England, time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that with respect to the Tranche B Term Loans, the Adjusted Eurodollar Rate shall not be less than 1.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Authorized Officer of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, none of the Agents or their respective lending affiliates (in each case in their capacity as such) shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.

“Affiliate Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Annex C to Exhibit K, with such amendments or modifications as may be approved by the Administrative Agent.

“Agent” means each of the Administrative Agent, the Co-Syndication Agents, the Collateral Agent, the Lead Arrangers, the Co-Documentation Agents and any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

“Agent Affiliates” as defined in Section 10.01(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.02.

“Agreed Currency” means Dollars, Euro, Pounds Sterling and such other currencies as are acceptable to the Issuing Bank and Administrative Agent in their sole discretion.

“Agreement” means this Credit and Guaranty Agreement dated as of August 1, 2012, as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Date” as defined in Section 2.18(b).

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) with respect to Revolving Loans and Tranche A Term Loans that are Eurodollar Rate Loans and the Applicable Revolving Commitment Fee Percentage, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter after the Closing Date, a percentage, per annum, determined by reference to Tier 1 in the following table and (b) thereafter, a percentage, per annum, determined by reference to the Total Net Leverage Ratio in effect from time to time as set forth below:

Tier	Total Net Leverage Ratio	Applicable Margin	Applicable Revolving Commitment Fee Percentage
Tier 1	>4.00:1.00	3.00%	0.500%
Tier 2	≤4.00:1.00 >3.00:1.00	2.75%	0.500%
Tier 3	≤3.00:1.00	2.50%	0.375%

; and (ii) with respect to Swing Line Loans, Revolving Loans and Tranche A Term Loans that are Base Rate Loans, an amount equal to (a) the Applicable

Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. No change in the Applicable Margin or the Applicable Revolving Commitment Fee Percentage shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(c) calculating the Total Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(c), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined by reference to Tier 1 in the above table. Within one (1) Business Day after receipt of the applicable information under Section 5.01(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to Administrative Agent a correct certificate required by Section 5.01 for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the applicable Tier in the above table for such Applicable Period based on the corrected certificate and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Article 8.

“Applicable Period” as defined in the definition of “Applicable Margin.”

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Time” means (i) with respect to any payment in Dollars, as set forth in Section 2.16 and (ii) with respect to any payment in any Agreed Currency other than Dollars, the local time in the place of settlement for such Agreed Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in such place of settlement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents, the Lenders or the Issuing Bank by means of electronic communications pursuant to Section 10.01(b).

“Asset Sale” means a sale or lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory (or other tangible or intangible assets) sold, assigned, leased or licensed out in the ordinary course of business (excluding any such sales, assignments, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) sales of other assets the proceeds of which are (x) less than $25,000,000 with respect to any transaction or series of related transactions and (y) when aggregated with the proceeds of all other such sales during the same Fiscal Year, less than the sum of (A) $50,000,000 and (B) an amount equal to the lesser of (1) any unused portion of the basket provided for in this clause (y) from the immediately prior Fiscal Year and (2) $50,000,000, (iii) the transactions listed on Schedule 1.1A, (iv) the Borrower’s or a Subsidiary’s exercise of its rights and remedies with respect to, and/or the sale, assignment, license or other Disposition (including following the exercise of such rights and remedies) of, any Makena Products and Interests, (v) Permitted Licenses, (vi) the sale or other Disposition of Acquired Non-Investment-Grade Securities owned by the Acquired Business or any of its Subsidiaries at the time of the Acquisition, Investment Grade Securities and Cash Equivalents in exchange for Cash; provided that with respect to such Acquired Non-Investment-Grade Securities, such sale or other Disposition occurs not later than one year following the Closing Date, (vii) the sale, assignment, lease or license of any Discontinued Real Property, (viii) the surrender or waiver of contract rights on the settlement, release or surrender of contract, tort or other claims and (ix) the sale or other Disposition of Acquired Business Non-Core Assets, the proceeds of which are applied to fund the Convertible Note Payment Reserve (to the extent permitted under the definition thereof).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.06(b).

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Qualified Receivables Transaction is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Transaction is structured as a purchase agreement, would be outstanding at such time under the Qualified Receivables Transaction if the same were structured as a secured lending agreement rather than a purchase agreement.

“Auction” as defined in Section 10.06(i)(i).

“Auction Manager” means the Administrative Agent.

“Auction Procedures” means the Modified Dutch Auction Procedures set forth on Exhibit K.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, or president, and such Person’s chief financial officer, chief accounting officer, corporate controller or treasurer (or, in each such case, the equivalent position however titled).

“Available ECF Amount” means, on any date, an amount determined on a cumulative basis equal to Consolidated Excess Cash Flow for each Fiscal Year of the Borrower commencing with the Fiscal Year ending in 2013 to the extent Not Otherwise Applied.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Indenture” means that certain Indenture dated as of December 10, 2007 by and between Wilmington Trust Company, as trustee, and the Borrower.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar

Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be applicable on such day for a Eurodollar Rate Loan with a one-month Interest Period (assuming such date was the Interest Rate Determination Date with respect to such Interest Period) plus (b) 1.00%; provided that with respect to the Tranche B Term Loans, the Base Rate shall not be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, Adjusted Eurodollar Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, Adjusted Eurodollar Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, the Issuing Bank, each Lender and each Lender Counterparty.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Bookrunner” as defined in Section 9.01.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) if such day relates to any dealings in Dollars to be carried out pursuant to this Agreement, (x) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (y) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (x) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (ii) if such day relates to any dealings in Euros to be carried out pursuant to this Agreement, any such day which is a TARGET Day and (iii) if such day relates to any dealings in any Agreed Currency other than Dollars or Euros to be carried out pursuant to this Agreement, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Agreed Currency.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a First Priority security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $5,000,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) instruments equivalent to those referred to in clauses (i) to (v) above denominated in Euros or Pounds Sterling comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent required or advisable in connection with any business conducted by the Borrower or any Subsidiary organized or operating in such jurisdiction.

“Cash Management Agreements” means those agreements entered into from time to time by the Borrower or its Subsidiaries with a Cash Management Provider in connection with the obtaining of any Cash Management Services that have been designated by the Borrower and such Cash Management Provider by notice to the Administrative Agent as a Cash Management Agreement.

“Cash Management Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by the Borrower or any of its Subsidiaries to any Cash Management Provider pursuant to or evidenced by the Cash Management Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Cash Management Provider” means any Lender or Affiliate of a Lender which provides Cash Management Services to the Borrower or its Subsidiaries; provided that each such Affiliate shall appoint the Collateral Agent as its agent and agree to be bound by the Credit Documents as a Secured Party, subject to Section 9.08(c).

“Cash Management Services” means any cash management, including controlled disbursement, accounts or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided to the Borrower or any of its Subsidiaries by a Cash Management Provider.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or order; (b) any change in any law, rule, regulation, treaty or order or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the total outstanding voting interest in the Equity Interests of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower ceases to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the Closing Date or (b) were nominated for election by the board of directors of the Borrower or a nominating committee thereof, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing any Indebtedness permitted under Section 6.01(h), (j), (k), (o) or (p).

“Citi” as defined in the preamble hereto.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche A Term Loan Exposure, (b) Lenders having Tranche B Term Loan Exposure, (c) Lenders having Revolving Exposure (including the Swing Line Lender) and (d) Lenders having New Term Loan Exposure; and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche A Term Loans, (b) Tranche B Term Loans, (c) Revolving Loans (including Swing Line Loans) and (d) each Series of New Term Loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 are satisfied or waived in accordance with the terms hereof.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.01(h)(i).

“Co-Development Agreement” means an agreement between the Borrower or any Subsidiary and a third party (excluding, for the avoidance of doubt, any joint venture or Subsidiary) which primarily relates to the co-development or joint development of Intellectual Property, and which does not materially interfere with the conduct of the Borrower’s or any of its Subsidiaries’ business as conducted on the Closing Date (or as permitted by Section 6.11) or materially detract from the value thereof.

“Co-Documentation Agents” as defined in the preamble hereto.

“Co-Syndication Agents” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Letter” as defined in Section 10.20.

“Commitment Party” means each of Goldman Sachs, Goldman Sachs Lending Partners LLC, JPMS, JPMorgan Chase Bank N.A. and Citi, each in its capacity as a party to the Commitment Letter.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication and (except with respect to paragraph (k) below) to the extent reducing net income (and not excluded in determining Consolidated Net Income) for such period, the sum of:

(a) any expense and provision for taxes, paid or accrued,

(b) Adjusted Consolidated Interest Expense milestone payments in connection with any investment or series of related investments and costs of surety bonds in connection with financing activities,

(c) Consolidated Depreciation and Amortization Expense,

(d) any non-cash charges and non-cash revenue loss recorded in respect of purchase accounting (including, but not limited, to revenue not recognized as a result of the write-up of accounts receivable), and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations,

(e) any other non-cash charges (including, without limitation, incurred pursuant to any equity incentive plan or award or arising from any impairment of intangible assets or goodwill, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or a write-off, writedown or reserve with respect to current assets) for such period,

(f) any unusual expenses or charges, including without limitation, any restructuring, integration, transition and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance and curtailments or modifications to pension and post-retirement employee benefit plans, retention payments in connection therewith, asset write-downs or asset disposals, write-downs for purchase and lease commitments, write-downs of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related costs of existing products or product lines; provided that (x) subject to clause (y), the aggregate amount added back pursuant to this paragraph (f), together with the amount of projected synergies and cost savings added back pursuant to Section 1.05(c), shall not exceed 10% of Consolidated Adjusted EBITDA for such period, calculated without giving effect to any adjustment pursuant to this paragraph (f), paragraph (k) or Section 1.05(c) as it relates to projected synergies and cost savings and (y) in addition to the amount set forth in clause (x) above, there may also be added back pursuant to this paragraph (f) such expenses and charges incurred in connection with the Acquisition during the period commencing on the Closing Date and ending on September 26, 2015, in an aggregate amount not to exceed $50,000,000,

(g) charges with respect to casualty events,

(h) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted hereunder,

(i) any contingent or deferred payments (including, but not limited to, severance, retention, earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with the Acquisition, any Prior Acquisition or any Permitted Acquisition,

(j) non-cash charges pursuant to Statement of Financial Accounting Standards No. 158 (codified within Accounting Standards Codifications 715-20, Defined Benefit Plans—General and 715-30, Defined Benefit Plans—Pension) and

(k) in addition to synergies and cost savings permitted to be added back in connection with a Pro Forma Transaction pursuant to Section 1.05(c), the amount of synergies and cost savings projected by the Borrower in good faith to result from actions taken or expected to be taken in connection with the Acquisition, in the period commencing on the Closing Date and ending on September 26, 2015, net of the amount of actual benefits during such period realized from such actions or otherwise added back pursuant to this definition; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and (B) the aggregate amount added back pursuant to this paragraph (k) shall not exceed $75,000,000;

minus, to the extent increasing net income (and not excluded in determining Consolidated Net Income) for such period, (i) any cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (e) above in such period or any prior period, (ii) all non-cash income or gains (but excluding any such amount (x) in respect of which cash or other assets were received in a prior period or will be received or (y) which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) and non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations and (iii) any unusual income or gains, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis;

provided that, without duplication and to the extent included in Consolidated Net Income, any adjustments resulting from the application of Accounting Standards Codification 815 shall be excluded in determining Consolidated Adjusted EBITDA. For purposes of calculating the Total Net Leverage Ratio and Net Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA will be deemed to be equal to (1) for the fiscal quarter ended September 24, 2011, $239,780,000, (2) for the fiscal quarter ended December 24, 2011, $248,894,000 and (3) for the fiscal quarter ended March 24, 2012, $234,588,000 (it being understood and agreed that the foregoing Consolidated Adjusted EBITDA amounts set forth in clauses (1), (2) and (3) each reflect the inclusion of synergies of $18,750,000 (which accordingly utilizes a portion of the basket set forth in clause (k) above) and each other adjustment contemplated by this definition for the applicable period but is without limitation of the pro forma adjustment contemplated by Section 1.05).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment,” “construction in-process,” “purchase or capitalized development of intellectual property” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of intangibles, including, without limitation, goodwill, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a) the sum, without duplication (including, without limitation, duplication of the effects of adjustments or exclusions provided for in the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income), of (i) Consolidated Adjusted EBITDA, (ii) the Consolidated Working Capital Adjustment (which may be a negative amount) and (iii) the amount related to items that were deducted or excluded (with the result that Consolidated Adjusted EBITDA was reduced) hereunder in calculating Consolidated Adjusted EBITDA to the extent either (A) such items represent cash received by the Borrower or any Subsidiary, including, without limitation, cash gains excluded from Consolidated Net Income pursuant to clause (h) of the definition thereof or (B) such items do not represent cash paid by the Borrower or any Subsidiary; minus

(b) the sum, without duplication (including, without limitation, duplication of the effects of adjustments or exclusions provided for in the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income), of the amounts for such period paid in cash (or, in the case of clause (I) below, held in reserve) from operating cash flow of (A) payments relating to expenses or provision for taxes with respect to such period, (B) Adjusted Consolidated Cash

Interest Expense, milestone payments in connection with any investment or series of related investments, costs of surety bonds in connection with financing activities and scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases, (C) consideration in respect of any Consolidated Capital Expenditure, (D) consideration in respect of the Acquisition, any Prior Acquisition or any Permitted Acquisition, (E) the aggregate amount of principal prepayments of long-term Indebtedness of the Borrower and its Subsidiaries, excluding (w) all prepayments of Term Loans (other than, for the avoidance of doubt, scheduled payments of Term Loans referred to in clause (b)(B) above), (x) all prepayments of Swing Line Loans and Revolving Loans, (y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) all prepayments of Junior Financing, (F) the amount related to items that were added back or excluded (with the result that Consolidated Adjusted EBITDA was increased) hereunder in calculating Consolidated Adjusted EBITDA to the extent either (1) such items represent cash payments made by the Borrower or any Subsidiary (which had not reduced Consolidated Excess Cash Flow upon the accrual thereof in a prior fiscal year), including, without limitation cash losses excluded from Consolidated Net Income pursuant to clause (h) of the definition thereof or (2) such items do not represent cash received by the Borrower or any Subsidiary, (G) to the extent not expensed during such period, the aggregate amount of costs, fees and expenses in connection with the consummation of the Acquisition, or any Prior Acquisition, Permitted Acquisition, permitted Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or other modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), (H) payments made with respect to Adverse Proceedings listed on Schedule 4.11, (I) amounts used to fund the Convertible Note Repayment Reserve to the extent permitted under the definition thereof and (J) without duplication of amounts deducted pursuant to clause (b)(I) above in a prior period that were applied to Convertible Note Repayment Obligations, the aggregate amount applied to Convertible Note Repayment Obligations in such period; plus

(c) amounts deducted pursuant to clause (b)(I) above in a prior period to the extent not applied to the Convertible Note Repayment Obligations within the applicable time period specified in the definition of Convertible Note Repayment Reserve;

provided that, for the purpose of calculating Consolidated Net Income or Consolidated Adjusted EBITDA included in the definition of Consolidated Excess Cash Flow in connection with any Pro Forma Transaction or the Acquisition, the income (or loss) of any Person or business accrued prior to the date it becomes a Subsidiary of the Borrower shall not be included.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt less (b) the aggregate amount (not to exceed $250,000,000) of Qualified Cash as of such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that, in calculating the Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except as contemplated by Section 1.05);

(b) the income (or deficit) of any Person in which the Borrower or any of its Subsidiaries has an ownership interest that is either (x) not a Subsidiary or (y) accounted for by the equity method of accounting, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions;

(c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Subsidiary or any of its property or to which such Subsidiary or any of its property is subject;

(d) any fees and expenses recognized during such period, or any amortization thereof for such period, in connection with the consummation of the Acquisition, any Prior Acquisition, Permitted Acquisition, Investment, asset disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or other modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs recognized during such period as a result of any such transaction;

(e) any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance) (including, for the avoidance of doubt, as a result of its application to Convertible Notes issued in exchange for other Convertible Notes);

(f) any extraordinary gain or loss (including, without limitation, any gains or losses arising out of the settlement of any Adverse Proceeding listed on Schedule 4.11);

(g) any income (loss) for such period attributable to the exchange or early extinguishment of Indebtedness, together with any related provision for taxes on any such income; and

(h) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Total Debt that is secured by a Lien on the assets of the Credit Parties.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, (a) Consolidated Senior Secured Debt less (b) the aggregate amount (not to exceed $250,000,000) of Qualified Cash as of such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment, there shall be excluded the effect of reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period, an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Note Put Date” means with respect to each series of Convertible Notes, a date on which holders thereof may require the Borrower to repurchase such Convertible Notes under the terms thereof.

“Convertible Note Repayment Event” means (i) the repurchase of Convertible Notes by the Borrower upon the exercise of the holder’s right to require the Borrower to repurchase its Convertible Notes, (ii) the redemption of Convertible Notes by the Borrower upon the exercise of the Borrower’s option to call or otherwise redeem such Convertible Notes from the holder thereof, (iii) the election by the Borrower to make a net share settlement payment in cash (rather than Equity Interests) following the conversion of any Convertible Notes into Equity Interests by the holder thereof or (iv) the exchange of Convertible Notes by the Borrower in connection with a Permitted Refinancing, in each case in accordance with the terms of the applicable Convertible Notes.

“Convertible Note Repayment Obligations” means any cash payment paid by the Borrower or any of its Subsidiaries (i) to a holder of a Convertible Note upon the occurrence of a Convertible Note Repayment Event other than an event set forth in clause (iv) of the definition thereof or (ii) on account of any recapture taxes (or any other applicable taxes) due by the Borrower or any of its Subsidiaries in respect thereto, in each case, in connection with the redemption, repayment, repurchase, conversion or exchange thereof upon a Convertible Note Repayment Event.

“Convertible Note Repayment Reserve” means, with respect to each series of Convertible Notes, cash reserves established by the Borrower, in its discretion, to fund future Convertible Note Repayment Obligations in an amount not to exceed the Convertible Note Repayment Obligation which the Borrower in its good faith, reasonable judgment believes it will incur in connection with the next scheduled Convertible Note Put Date, which reserve the Borrower may begin to fund (x) on the Closing Date, with respect to the 2007 Convertible Notes and (y) twelve (12) months immediately preceding the next scheduled Convertible Note Put Date in respect of each other series of Convertible Notes. The Convertible Note Repayment Reserve shall be invested in Cash or Cash Equivalents held in a general (i.e., non-escrow) deposit account of the Borrower.

“Convertible Notes” means (i) the 2.00% Convertible Senior Notes due 2037 issued by the Borrower pursuant to the Base Indenture and that certain First Supplemental Indenture dated as of December 10, 2007, by and between Wilmington Trust Company, as trustee, and the Borrower (the “2007 Notes”), (ii) the 2.00% Convertible Exchange Senior Notes due 2037, issued by the Borrower pursuant to the Base Indenture and that certain Second Supplemental Indenture dated as of November 23, 2010, by and between Wilmington Trust Company, as trustee, and the Borrower, (iii) the 2.00% Convertible Senior Notes due 2042, issued by the Borrower pursuant to the Base Indenture and that certain Third Supplemental Indenture dated as of March 5, 2012, by and between Wilmington Trust Company, as trustee, and the Borrower and (iv) any other series of convertible notes which may be issued in a Permitted Refinancing of such Convertible Notes (including an exchange therefor).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Agreement Refinancing Indebtedness” as defined in Section 2.26(a).

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith on or after the Closing Date.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, the Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” as defined in Section 2.15(c).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) have not been satisfied or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that, unless an event or condition described in clauses (d)(i) or (d)(ii) of this definition otherwise has occurred or then exists, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means non-cash consideration (including any purchase price holdbacks) received by the Borrower or a Subsidiary in connection with an Asset Sale pursuant to Section 6.08(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer setting forth the fair market value thereof and the basis of such valuation (which amount will be reduced by the fair market value of the portion of such non-cash consideration converted to Cash within 270 days following the consummation of the applicable Asset Sale).

“Discontinued Real Property” means all or any portion of real property owned or leased by the Borrower or a Subsidiary which is no longer used or useful in the business of the Borrower and its Subsidiaries; provided that no Material Real Estate Asset shall constitute Discontinued Real Property.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise

Disqualified Equity Interests), in whole or in part, (iii) requires the scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Agreed Currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Issuing Bank on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” as defined in Section 2.14(e).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund of any Lender (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or (ii) any commercial bank, insurance company, investment or mutual fund, financial institution or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored within the prior six (6) years, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all foreign, domestic or transnational, federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of or agreements with Governmental Authorities as any of the foregoing may be amended relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational and human safety and health, industrial hygiene or land use, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Closing Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any preferred stock, and any rights (other than debt securities convertible into, or exchangeable for or valued by reference to, Equity Interests until and unless any such debt security is converted into Equity Interests), warrants or options exchangeable for or convertible into such Equity Interest or any other rights to subscribe to or otherwise acquire such Equity Interests.

“Equity Percentage” as defined in Section 2.14(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan, or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Section 4203 and Section 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l) or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or (xii) the occurrence of a Foreign Benefit Event.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means (i) any Subsidiary of the Borrower that is a Massachusetts securities corporation or a Receivables Entity, (ii) any Foreign Subsidiary and (iii) any Immaterial Domestic Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.23) or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Acquired Business Credit Agreement” means the Credit Agreement dated as of February 27, 2009, as amended on March 23, 2009, and as further amended on each of February 11, 2010, February 10, 2011, June 24, 2011, September 30, 2011, and February 10, 2012, and including any replacement, renewal, extension, refinancing or refunding thereof, by and between the Acquired Business, as borrower, and Bank of America, N.A., as lender.

“Existing Class” as defined in Section 2.25(a).

“Existing Letters of Credit” means each letter of credit previously issued by the Issuing Bank that is (a) outstanding on the Closing Date and (b) listed on Schedule 1.1D.

“Existing Revolving Commitments” as defined in Section 2.25(c).

“Existing Term Loans” as defined in Section 2.25(c).

“Exposure” means Tranche A Term Loan Exposure, Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure, as applicable.

“Extended Maturity Date” as defined in Section 2.25(a).

“Extended Revolving Commitments” as defined in Section 2.25(c).

“Extended Term Loans” as defined in Section 2.25(c).

“Extension” as defined in Section 2.25(a).

“Extension Amendment” as defined in Section 2.25(f).

“Extension Offer” as defined in Section 2.25(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed as a decimal, rounded upwards if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day for such transactions as determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and, with respect to quarterly financial statements, absence of footnotes.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the Equity Interests of which are directly owned by a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the last Saturday of September of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from a governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a governmental authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $10,000,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000,000.

“Foreign Jurisdiction” means any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any benefit plan that under applicable law, other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a governmental authority.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to (x) the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by the Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (y) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, foreign, transnational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning assigned to that term in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means each Domestic Subsidiary of the Borrower (including, without limitation, the Acquired Business) that has in effect an enforceable Guaranty made pursuant to Article 7; provided, however, that no Excluded Subsidiary shall be required to furnish a Guaranty.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Hazardous Materials” means any chemical, material, waste or substance, which is prohibited, limited or regulated by any Governmental Authority or Environmental Law or which may or could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment pursuant to any Governmental Authority or Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement, Commodity Price Protection Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of the Borrower and its Subsidiaries for the immediately preceding three (3) Fiscal Years ended at least 60 days prior to the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries for each subsequent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three (3), six (6) or nine (9) month period, as applicable, ending on such date and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided that, solely for purposes of Section 3.01(j) and the first sentence of Section 4.07, “Historical Financial Statements” includes, as of the Closing Date, (i) the audited financial statements of the Acquired Business and its Subsidiaries for the immediately preceding three (3) fiscal years of the Acquired Business ended at least sixty (60) days prior to the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, and (ii) the unaudited financial statements of the Acquired Business and its Subsidiaries for each subsequent fiscal quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three (3), six (6) or nine (9) month period, as applicable, ending on such date and, in the case of clauses (i) and (ii) of this proviso, certified by the chief financial officer of the Acquired Business that they fairly present, in all material respects, the financial condition of the Acquired Business and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Immaterial Domestic Subsidiary” means, at any date of determination, any Domestic Subsidiary of the Borrower that, together with all other Immaterial Domestic Subsidiaries, (i) had consolidated assets comprising in the aggregate less than 2% of Total Assets on the last day of the most recent Fiscal Quarter for which financial statements are available and (ii) contributed in the aggregate less than 2% of Consolidated Adjusted EBITDA for the period of four (4) Fiscal Quarters most recently ended for which financial statements are available. The Immaterial Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.1C.

“Increased Amount Date” as defined in Section 2.24.

“Increased Cost Lender” as defined in Section 2.23.

“Incremental Cap” as defined in Section 2.24.

“Incremental Facility” means the facility under which New Term Loans or New Revolving Loans are made available, as applicable.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable, bonds, debentures or other similar instruments and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and all conditional sale obligations of such Person and all obligations of such Person under a title retention agreement, excluding (A) trade accounts (including intercompany accounts receivable) or accrued expenses payable in the ordinary course of business and (B) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses in the ordinary course of business; (v) all obligations of others that constitute Indebtedness (other than pursuant to this clause (v)) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over-the-counter derivative transaction, including any Interest Rate Agreement, any Commodity Price Protection Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any derivative transaction (including, without limitation, any transaction evidenced by any Interest Rate Agreement, any Commodity Price Protection Agreement and/or any Currency Agreement) be deemed “Indebtedness” for any purpose under Section 6.07; and (xii) all Attributable Receivables Indebtedness. Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Subsidiary of any business or assets, the term “Indebtedness” will exclude indemnification, purchase price adjustment, earn-outs, holdbacks and contingent payment obligations to which the seller thereof may become entitled; provided that, to the extent such payment is fixed and determinable (and not otherwise contingent), the amount is paid within 60 days after the date such payment becomes fixed and determinable (and not otherwise contingent) (and to the extent not so paid, such amount shall become Indebtedness for all purposes hereunder).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, but only to the extent recoverable under Section 10.02 of this Agreement), whether direct, indirect, special or consequential and whether based on any federal, state, foreign or transnational laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Commitment Letter (and any related fee or engagement letter delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement); or (iii) any Environmental Claim, Environmental Law, Hazardous Material or any Hazardous Materials Activity relating to or arising from, directly or indirectly, the Borrower, any of its Subsidiaries or any of their respective predecessors or any past or present activity, operation, property or practice of the Borrower, any of its Subsidiaries or any of their respective predecessors.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.03.

“Installment” means a Tranche A Installment, a Tranche B Installment or a scheduled repayment of principal of New Term Loans, if any, pursuant to the proviso to Section 2.12(b), as the case may be.

“Institutional Incremental Term Facility” means a term Incremental Facility that is an Institutional Term Facility.

“Institutional Term Facility” means a term loan facility of the type marketed primarily to institutional term loan lenders (as opposed to commercial banks) in the primary syndication thereof (including, for the avoidance of doubt, the Tranche B Term Facility).

“Intellectual Property” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” means the Trademark Security Agreement, the Copyright Security Agreement and the Patent Security Agreement as such terms are defined in the Pledge and Security Agreement.

“Intercompany Note” means that certain Intercompany Subordinated Demand Promissory Note, dated as of the Closing Date, by and among the Borrower and each of the Credit Parties and their respective Subsidiaries, each as a Payor and as a Payee, as it may be amended, supplemented or otherwise modified in accordance with the terms thereof from time to time.

“Interest Coverage Ratio” means the ratio as of the last day of (A) the first full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such Fiscal Quarter period multiplied by four (4), (B) the second full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such two(2)-Fiscal Quarter period multiplied by two (2), (C) the third full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such three (3)-Fiscal Quarter period multiplied by four thirds (4/3)-and (D) any other Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period then ending to (ii) Adjusted Consolidated Cash Interest Expense for such four (4)-Fiscal Quarter period. Prior to the last day of the first full Fiscal Quarter ending after the Closing Date, the ratio as of the last day of the most recently ended Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such four (4)-Fiscal Quarter period shall be determined on a pro forma basis for the Acquisition and related transactions, assuming such transactions occurred on the first day of such period.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond the applicable Term Loan Maturity Date for such Class; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, entered into (A) to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure, and not for speculative purposes, (B) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates or from one floating rate to another floating rate or otherwise), and not for speculative purposes, with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees, officers, directors or consultants for payroll, fees and other compensation, moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, receivables, advances, balances or Indebtedness having a term not exceeding 90 days (inclusive of all rollover or extension of terms) and entered into in the ordinary course of business); (iv) all investments consisting of any exchange-traded or over-the-counter derivative transaction, including any Interest Rate Agreement, Commodity Price Protection Agreement or Currency Agreement, whether entered into for hedging or speculative purposes; and (v) the acquisition whether by purchase, merger or otherwise of all or substantially all of the assets of, or a business line, unit or division of, any Person. The amount of any Investment shall be the original cost of such Investment of the type described in clauses (i), (ii) and (iii) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Grade Securities” means each of the following investment securities (excluding, for the avoidance of doubt, securities issued by an Affiliate of the Borrower) purchased in the ordinary course of the Borrower’s cash management operations consistent with its past practice:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) investments in any fund that invests exclusively in investments of the type described in clause (a) of this definition, which fund may also hold immaterial amounts of cash pending investment and/or distribution;

(c) corresponding instruments in countries other than the United States customarily utilized for high-quality investments and, in each case, with maturities not exceeding two (2) years from the date of acquisition; and

(d) securities that have a Moody’s rating of Baa3 or better and an S&P rating of BBB- or better and, in each case, with maturities not exceeding one (1) year from the date of acquisition.

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (a) JPMorgan Chase Bank N.A., in its capacity as issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.04(h), with respect to Letters of Credit issued by such Lender.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“JPMS” as defined in the preamble hereto.

“Junior Financing” means any unsecured indebtedness issued pursuant to and in accordance with Section 6.01(k), the Convertible Notes, the Senior Notes, Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and any Permitted Incremental Equivalent Debt (other than Indebtedness secured as contemplated by clause (i)(A) of the proviso to the definition thereof).

“KV” means KV Pharmaceutical Company.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Revolving Loan Commitments, New Term Loan Commitments, New Revolving Loans or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Lead Arrangers” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement. For the avoidance of doubt, the “Swing Line Lender” shall be a “Lender” for purposes of this Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“Letter of Credit” means (i) a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement and (ii) the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Sublimit” means the lesser of (i) $80,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate Stated Amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate Dollar Equivalent of the amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means (i) a Tranche A Term Loan, (ii) a Tranche B Term Loan, (iii) a Revolving Loan, (iv) a Swing Line Loan or (v) a New Term Loan, as applicable.

“Makena” means the drug currently known as Makena.

“Makena Products and Interests” means Makena and shall also include (i) any contract rights, licensing rights or other Intellectual Property owned by the Borrower and/or its Subsidiaries in connection therewith, (ii) any other contractual obligations owed to the Borrower and/or its Subsidiaries by KV in connection with the foregoing, (iii) any Liens of the Borrower and/or its Subsidiaries on KV’s rights under such license agreement, and the Intellectual Property underlying Makena and other assets of KV securing such contractual obligations and (iv) any other rights and interests that the Borrower and/or its Subsidiaries may acquire in respect of Makena, including as a result of exercising its rights and remedies with respect to such Liens, licenses and contractual obligations.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a book value in excess of $10,000,000 as of the date of (x) the acquisition thereof by a Credit Party or (y) the substantial completion of any improvements thereon by a Credit Party.

“Merger Sub” means Gold Acquisition Corp., a Delaware corporation.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to 101% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to all other forms of collateral, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion (such amount not to be less than 100% of such Fronting Exposure).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) each of those certain mortgages in respect of each Closing Date Mortgaged Property and (ii) each mortgage (which shall be substantially in the form of the Mortgages delivered in connection with clause (i) above), delivered subsequent to the Closing Date pursuant to and in accordance with Section 5.11, as any such mortgage may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments actually received (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or pursuant to a purchase price adjustment, earn-out or any contingent payment obligation to which the applicable seller is entitled or otherwise, but only as and when such deferred Cash payment is so received or when released from an escrow or holdback) by the Borrower or any of its Subsidiaries from such Asset

Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) any applicable transfer taxes or recording charges and any income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, Credit Agreement Refinancing Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or any Permitted Incremental Equivalent Debt to the extent secured) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) any professional fees actually incurred in connection therewith, including, without limitation, advisers, brokers, investment bankers, attorneys and accountants fees, (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale or any purchase price adjustment, deferred payment obligation, earn-out, contingent payment obligation of the Borrower or any Subsidiary in respect of any such Asset Sale and (e) reasonable reserves under GAAP for any facilities closings, severance or other restructuring expenses in connection with such Asset Sale; provided that the amount of any subsequent release or reduction of the reserves specified in clauses (d) and (e) above (other than in connection with a payment in respect of the applicable obligation or expense) shall be deemed to be Net Asset Sale Proceeds on the date of such release or reduction).

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries other than (i) pursuant to any employee, director or consultant stock or stock option compensation plan, (ii) pursuant to the Spread Overlay Agreements or (iii) Cash proceeds applied to Convertible Note Repayment Obligations or to fund a Convertible Note Repayment Reserve as permitted hereunder, in each case net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and underwriter, arranger and placement agent fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, (b) any professional fees actually incurred in connection therewith, including, without limitation, advisers, brokers, investment bankers, attorneys and accountants, (c) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (d) reasonable reserves under GAAP for any facilities closings, severance or other restructuring expenses in connection with any such sale or insurance claim; provided that the amount of any subsequent release or reduction of the reserves specified in clause (d) above (other than in connection with a payment in respect of the applicable obligation or expense) shall be deemed to be Net Insurance/Condemnation Proceeds on the date of such release or reduction.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Net Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Secured Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four (4)-Fiscal Quarter period ending on such date.

“New Loans” means a New Revolving Loan or a New Term Loan, as applicable.

“New Revolving Loan” as defined in Section 2.24.

“New Revolving Loan Commitments” as defined in Section 2.24.

“New Revolving Loan Lender” as defined in Section 2.24.

“New Term Loan” as defined in Section 2.24.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice” as defined in Section 2.04(a).

“Non-Extension Notice Date” means, with respect to a Letter of Credit, 30 days prior to the expiration date of such Letter of Credit or as otherwise agreed by the Issuing Bank and Borrower in respect of such Letter of Credit.

“Non-Institutional Incremental Term Facility” means an Incremental Facility other than an Institutional Incremental Term Facility.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their respective Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to the Borrower, its Affiliates or its or their respective Securities.

“Non-U.S. Lender” as defined in Section 2.20(c).

“Not Otherwise Applied” means, with reference to Consolidated Excess Cash Flow or the Available ECF Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.14(e) (other than as a result of clause (y) thereof or Section 2.15(c)) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including, without limitation, Investments permitted under Section 6.06(h) or Restricted Junior Payments permitted under Section 6.04(k)).

“Note” means (i) a Tranche A Term Loan Note, (ii) a Tranche B Term Loan Note, (iii) a Revolving Loan Note or (iv) a Swing Line Note.

“Notice” means a Funding Notice, a Letter of Credit Application, or a Conversion/Continuation Notice.

“Obligations” means (i) all obligations of every nature of each Credit Party, including obligations from time to time owed to any Agent (including any former Agent), Lenders or any of them and Lender Counterparties, to the extent arising under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and (ii) all Cash Management Obligations.

“Obligee Guarantor” as defined in Section 7.07.

“Obligors” means, collectively, the Borrower and the Guarantors, and “Obligor” means any of them.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Credit Document, or having sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, documentary, excise, property or other similar taxes, charges or levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; except any such Taxes that are Other Connection Taxes imposed on and with respect to an assignment (other than an assignment made pursuant to Section 2.21 and Section 2.23).

“Participant Register” as defined in Section 10.06(g).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” as defined in Section 3.01(s).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Internal Revenue Code or Sections 302 and 303 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Equity Interests, after giving effect to such Permitted Acquisition, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by the Borrower or a Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable; provided that the aggregate Investment made after the Closing Date in Persons that will not be a Credit Party (or assets that will not be owned by Credit Parties), in each case, after giving effect to such Permitted Acquisition, together with the aggregate amount of the Investments made after the Closing Date by Credit Parties in Subsidiaries that are not Credit Parties pursuant to Section 6.06(l) shall not exceed $175,000,000 during the term of this Agreement;

(d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

(e) the Borrower shall have delivered to the Administrative Agent (i) a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (iv) above and (ii) in the event the purchase price of such Permitted Acquisition is greater than $50,000,000, (A) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07 and (B) promptly upon request by the Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12)-month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(f) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date, including, without limitation, any medical pharmaceutical, diagnostic or other health oriented business and any businesses similar, related, ancillary or incidental thereto, or that is an adjunct thereto (provided that the Administrative Agent consents to such adjunct if material), or a reasonable extension, development or expansion thereof.

For the avoidance of doubt, the Acquisition constitutes a Permitted Acquisition for all purposes hereunder and under the other Credit Documents.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and under security documents substantially similar to the Collateral Documents and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the requirements of clauses (a) through (c) of the definition of “Refinancing Indebtedness,” (iii) the maturity date of such Indebtedness shall be no earlier than the Latest Maturity Date, (iv) such Indebtedness is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guaranty provided hereunder, (vi) the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent shall be party to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (vii) such Indebtedness shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts or optional prepayment provisions) that are substantially identical to, or less favorable to the investors providing such Permitted First Priority Refinancing Debt than, those set forth in this Agreement.

“Permitted Incremental Equivalent Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of secured or unsecured notes or loans; provided that (i) such Indebtedness shall either be (A) in the case of notes only, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Borrower or any Subsidiary other than Collateral or (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Borrower or any Subsidiary other than Collateral; provided that for the purpose of testing compliance with the Incremental Cap at any time, all Permitted Incremental Equivalent Debt shall be deemed at all times to constitute Consolidated Senior Secured Debt, (ii) such Indebtedness shall not be at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guaranty, (iii) the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent shall be party to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (iv) such Indebtedness shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts or optional prepayment or redemption provisions) that are substantially identical to, or less favorable to the investors providing such Permitted Incremental Equivalent Debt than, those set forth in this Agreement, (v) there shall be no scheduled amortization of such Indebtedness, and such Indebtedness shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (vi) the maturity date of such Indebtedness shall be no earlier than the Latest Maturity Date and (vii) with respect to any notes or loans secured on a junior basis or any unsecured notes or loans, such Indebtedness shall also satisfy clauses (i), (ii), (iv) and (v) of the Permitted Junior Debt Conditions. For the avoidance of doubt, Loans and Commitment incurred pursuant to Section 2.24 shall not constitute Permitted Incremental Equivalent Debt.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guaranty, (iv) has no financial maintenance covenants, other than in the case of any Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (in which event the financial maintenance covenants in the documentation governing such Indebtedness shall not be more restrictive than those set forth in this Agreement), (v) does not contain any provisions that cross-default to any Default or Event of Default hereunder (it being understood and agreed that such debt may contain cross-acceleration provisions with respect to the Loans and Commitments hereunder) and (vi) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts or optional prepayment or redemption provisions) that are substantially identical to, or less favorable to the investors providing such debt than, those set forth in this Agreement.

“Permitted Licenses” means (i) any non-exclusive licenses granted by the Borrower or a Subsidiary to third parties or by a third party to the Borrower or any of its Subsidiaries in the ordinary course of business; (ii) any non-exclusive licenses granted by the Borrower or a Subsidiary to third parties in settlement of any dispute or litigation with third parties; (iii) any licenses granted by the Borrower or a Subsidiary in settlement of any dispute or litigation with governmental regulatory authorities or otherwise necessary to comply with any legal or regulatory requirement; (iv) any licenses entered into with a third party in connection with any strategic collaboration, including, without limitation, in connection with any Co-Development Agreement or any marketing, co-marketing, distribution, supply or joint venture agreement or any similar arrangement; (v) the licensing of any non-core Intellectual Property; and (vi) the licensing of any Intellectual Property for an application other than an application for which the Borrower or any of its Subsidiaries uses such Intellectual Property, which, in the case of each of clauses (i), (ii), (iv), (v) and (vi) above, does not materially interfere with the conduct of the Borrower’s or any of its Subsidiaries’ business as conducted on the Closing Date (or as permitted by Section 6.11) or materially detract from the value thereof.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means, with respect to any Person, Indebtedness issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, any Indebtedness of such Person (solely for purposes of this definition, “Refinanced Debt”); provided that (a) such Indebtedness has a later maturity than and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) except as otherwise permitted hereunder (subject to dollar-for-dollar reduction of any applicable basket) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Permitted Refinancing, (d) such Indebtedness shall not at any time be guaranteed by any Persons other than Persons that are guarantors of the Refinanced Debt, and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the guarantee of the Refinanced Debt, (e) if the Refinanced Debt is secured, the terms and conditions relating to collateral for such Indebtedness, taken as a whole, shall be no more favorable to the secured parties in respect of such Indebtedness than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any Collateral securing such Indebtedness shall have the same (or lesser) priority as the Refinanced Debt relative to the Liens on the Collateral securing the Obligations), (f) if the Refinanced Debt is subordinated in right of payment to the Obligations, such Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as the subordination terms applicable to the Refinanced Debt, (g) such Indebtedness shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts, optional prepayment provisions, guarantees, collateral, subordination and, with respect to the Convertible Notes, conversion rates, conversion prices and, solely to conform to market terms in effect at the time of such Permitted Refinancing, the conditions to conversion) that are substantially identical to, or less favorable to the investors providing such Indebtedness than those applicable to the Refinanced Debt and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and under security documents substantially similar to (or less favorable to the investors providing such Permitted Second Priority Refinancing Debt than) the Collateral Documents and the obligations in respect of any Permitted First Priority Refinancing Debt and not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness shall satisfy the requirements of clauses (a) through (c) of the definition of “Refinancing Indebtedness,” (iii) the holders of such Indebtedness (or their Senior Representative) and Administrative Agent shall be party to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (iv) such Indebtedness shall otherwise meet the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that such Indebtedness (i) satisfies the requirements of clauses (a) through (c) of the definition of “Refinancing Indebtedness” and (ii) meets the Permitted Junior Debt Conditions.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Property Collateral” means all Collateral other than Real Estate Assets.

“Platform” as defined in Section 5.01(m).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” means any certificates evidencing any Certificated Securities and Pledged Equity Interests, and any Instruments or Tangible Chattel Paper (each as defined in the Pledge and Security Agreement), described in Section 4.01 of the Pledge and Security Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Date” as defined in Section 2.15(c).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Prior Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the Equity Interests of, or a business unit, line of business or division of, any Person, which was consummated prior to the Closing Date.

“Pro Forma Transaction” means any Investment that results in a Person becoming a Subsidiary, the Acquisition, any other Permitted Acquisition, any Asset Sale that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, and any other transaction that by the terms of this Agreement requires a financial ratio test to be determined on a “pro forma basis” or to be given “pro forma effect.”

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iv) with respect to all payments, computations and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all

Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of (i) the Tranche A Term Loan Exposure, (ii) the Tranche B Term Loan Exposure, (iii) the Revolving Exposure and (iv) the New Term Loan Exposure of that Lender by (B) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure, the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.08.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower, its Affiliates or its or their respective Securities.

“Qualified Cash” means unrestricted Cash or Cash Equivalents (including Cash or Cash Equivalents representing a Convertible Note Repayment Reserve) of the Credit Parties which Cash and Cash Equivalents are held in deposit and/or security accounts subject to a control agreement in favor of the Collateral Agent to the extent required by the Pledge and Security Agreement and not subject to any other Lien, claim or interest (other than Liens permitted pursuant to Section 6.02(a), 6.02(n)(A) (to the extent such Indebtedness is permitted by Section 6.01(d)), 6.02(n)(C)) or 6.02(z)).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to: (1) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Borrower); provided further that the grant of a security interest in any accounts receivable of the Borrower or any of its Subsidiaries to secure Indebtedness permitted pursuant to Section 6.01(a), (o) or (p) shall not be deemed a Qualified Receivables Transaction.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Receivables Entity” means (a) a Subsidiary of the Borrower that is designated by the board of directors of the Borrower in a resolutions certified by the secretary of the Borrower as a Receivables Entity, with an officers’ certificate certifying that such designation complies with the following conditions or (b) another Person engaging in a Qualified Receivables Transaction with the Borrower, which Person engages in the business of the financing of accounts receivable, and: (1) in either of clause (a) or (b) above, no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (A) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (B) is recourse to or obligates the Borrower or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (C) subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings); and (2) in the case of clause (b), (A) the entity is not an Affiliate of the Borrower or is an entity with which neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms that the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (B) is an entity to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refinancing” as defined in Section 3.01(e).

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and each other Credit Party, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Indebtedness” means (i) Permitted First Priority Refinancing Debt, (ii) Permitted Second Priority Refinancing Debt or (iii) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Term Loans, or any then-existing Refinancing Indebtedness (solely for purposes of this definition, “Refinanced Debt”); provided that (a) there shall be no scheduled amortization of such Indebtedness, (b) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) and (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.13.

“Refinancing Revolving Commitments” means Revolving Commitments established pursuant to a Refinancing Amendment.

“Refinancing Revolving Lender” means a Lender with a Refinancing Revolving Commitment or an outstanding Refinancing Revolving Loan.

“Refinancing Revolving Loans” means the Revolving Loans made pursuant to the Refinancing Revolving Commitments.

“Refinancing Term Loan Commitment” means the commitment of any Lender to make Refinancing Term Loans pursuant to Section 2.26 to the Borrower.

“Refinancing Term Loan Lender” means a Lender with an outstanding Refinancing Term Loan.

“Refinancing Term Loans” means Term Loans that result from a Refinancing Amendment.

“Refunded Swing Line Loans” as defined in Section 2.03(b)(iv).

“Register” as defined in Section 2.07(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.04(d).

“Related Agreements” means the Acquisition Agreement and all other documents and agreements executed and delivered in connection therewith or pursuant thereto.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Material).

“Replacement Lender” as defined in Section 2.23.

“Repricing Transaction” as defined in Section 2.13(c).

“Requisite Class Lenders” means, with respect to a Class of Loans, one or more Lenders having or holding Exposure with respect to such Class representing more than 50% of the aggregate Exposure of all Lenders of such Class; provided that the Exposure of any Defaulting Lender shall be disregarded in determining the Requisite Class Lenders at any time.

“Requisite Lenders” means one or more Lenders having or holding (i) Tranche A Term Loan Exposure, (ii) Tranche B Term Loan Exposure, (iii) New Term Loan Exposure and/or (iv) Revolving Exposure, and representing more than 50% of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) the aggregate Revolving Exposure of all Lenders and (iv) the aggregate New Term Loan Exposure of all Lenders; provided that the Exposure of any Defaulting Lender shall be disregarded in determining the Requisite Lenders at any time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding, except a dividend payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding and (iv) any payment or prepayment of principal (other than regularly scheduled principal payments) or redemption, purchase or repurchase, retirement, defeasance (including in substance or legal defeasance), sinking fund, cash settlement or similar payment with respect to Junior Financing prior to the scheduled maturity thereof.

“Revaluation Date” means each of the following: (i) each date of issuance of any Letter of Credit, (ii) each date of any amendment of any Letter of Credit that has the effect of increasing the Stated Amount thereof and (iii) each date of any payment by the Issuing Bank under any Letter of Credit.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, as of the Closing Date is the amount set forth by such Lender’s name on Appendix A-3 attached to this Agreement or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $300,000,000.

“Revolving Commitment Period” means the period from the Closing Date to, but excluding, the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) August 1, 2017, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders) and (e) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans; provided that for purposes of Section 2.22(a)(iii)(y), “Revolving Exposure” shall, at all times, have the meaning set forth in clause (ii) above.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Revolving Loan.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.02(a), Section 2.24 or Section 2.26.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctions” as defined in Section 4.27.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the $1,000,000,000 6.25% Senior Notes due 2020 issued under the indenture dated as of August 1, 2012 by and among the Borrower, the Subsidiaries party thereto and Wells Fargo Bank, National Association, as trustee.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or secured Permitted Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” as defined in Section 2.24.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Parties’ present assets on a consolidated basis; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date on a consolidated basis; and (c) such Persons have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise) on a consolidated basis; and (ii) such Persons on a consolidated basis are not “insolvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450 (previously referred to as Statement of Financial Accounting Standards No. 5)).

“Specified Transaction” as defined in Section 3.01(t).

“Spot Rate” means, with respect to any currency, the rate determined by the Issuing Bank to be the rate quoted by the Issuing Bank as the spot rate for the purchase by the Issuing Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Issuing Bank may obtain such spot rate from another financial institution designated by the Issuing Bank if it does not have as of the date of determination a spot rate for any such currency.

“Spread Overlay Agreements” means one or more bond hedges, warrants or other similar derivative transactions entered into by the Borrower in connection with its issuance of Convertible Notes.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary or another Receivables Entity that, taken as a whole, are customary in an accounts receivable transaction.

“Stated Amount” means, with respect to any Letter of Credit, the Dollar Equivalent of the stated amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subordinated Indebtedness” means any Indebtedness subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swing Line Lender” means Goldman Sachs, in its capacity as lender of Swing Line Loans hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B-4, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $20,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“TARGET Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax” means any present or future tax, levy, impost, duty, assessment, fee, deduction or withholding (including backup withholding) or other charge imposed by any Governmental Authority, as well as any interest, addition to tax, or penalty applicable thereto.

“Term Loan” means a Tranche A Term Loan, a Tranche B Term Loan or a New Term Loan, as applicable.

“Term Loan Commitment” means the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment or the New Term Loan Commitment, as the case may be, of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date or the New Term Loan Maturity Date of any Series of New Term Loans, as applicable.

“Terminated Lender” as defined in Section 2.23.

“Test Period” as defined in Section 1.05(b).

“Title Policy” as defined in Section 3.01(h)(iii).

“Total Assets” means the total amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Borrower; provided that for purposes of determining the Immaterial Domestic Subsidiaries as of the Closing Date, Total Assets shall be calculated on a pro forma basis giving effect to the Acquisition.

“Total Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four (4)-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the Letter of Credit Usage.

“Tranche A Installment” as defined in Section 2.12(a).

“Tranche A Term Loan” means a Tranche A Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan, and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $1,000,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loan of such Lender; provided, at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment.

“Tranche A Term Loan Maturity Date” means the earlier of (i) August 1, 2017 and (ii) the date on which all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Tranche B Installment” as defined in Section 2.12(b).

“Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a)(ii).

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan, and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $1,500,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loan of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.

“Tranche B Term Loan Maturity Date” means the earlier of (i) August 1, 2019 and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-2, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, commissions, costs and expenses payable by the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“U.S. Lender” as defined in Section 2.20(c).

“U.S. Person” means any “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Waivable Mandatory Prepayment” as defined in Section 2.15(c).

“Weighted Average Yield” means with respect to any Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Indebtedness on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan, as determined by the Administrative Agent.

Section 1.02. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable) except that, for purposes of determining compliance with any provision of this Agreement, (i) the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft), or any successor proposal and (ii) no effect shall be given to any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

Section 1.03. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub lease and sub-license, as applicable.

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

Section 1.05. Pro forma Calculations. (a) Notwithstanding anything to the contrary herein, the Net Senior Secured Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05; provided that, notwithstanding anything to the contrary herein, when calculating any such ratio for the purpose of the definition of Applicable Margin or Applicable Revolving Commitment Fee Percentage, any mandatory prepayment provision hereunder or compliance with Section 6.07, the events set forth in clauses (a), (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Net Senior Secured Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been consummated (i) during the applicable period of four (4) consecutive fiscal quarters for which such financial ratio is being determined (the “Test Period”) or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a financial or accounting Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of synergies and cost savings projected by the Borrower from actions taken or expected to be taken during the 12-month period following the date of such Pro Forma Transaction, net of the amount of actual benefits theretofore realized during such period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and the Administrative Agent, (B) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (C) the aggregate amount of cost savings and synergies added pursuant to this clause (c) for any such period, together with any addback to Consolidated Adjusted EBITDA pursuant to paragraph (f) thereof, during any such period, shall not exceed 10% of Consolidated Adjusted EBITDA for such period, calculated without giving effect to any adjustment pursuant to this clause (c) or paragraphs (f) or (k) of the definition of Consolidated Adjusted EBITDA. Nothing in this clause (c) shall limit any adjustment to Consolidated Adjusted EBITDA permitted pursuant to clause (y) of the proviso to paragraph (f) of the definition of Consolidated Adjusted EBITDA or paragraph (k) of the definition of Consolidated Adjusted EBITDA.

(d) In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Net Senior Secured Leverage Ratio or the Total Net Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Net Senior Secured Leverage Ratio or the Total Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.01. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof,

(i) each Lender severally agrees to make, on the Closing Date, a Tranche A Term Loan to the Borrower in Dollars in an amount equal to such Lender’s Tranche A Term Loan Commitment; and

(ii) each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to the Borrower in Dollars in an amount equal to such Lender’s Tranche B Term Loan Commitment.

The Borrower may make only one borrowing under each of the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments which shall be on the Closing Date. Any amounts borrowed under this Section 2.01(a) with respect to the Tranche A Term Loan and the Tranche B Term Loan and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche A Term Loans and the Tranche B Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively. Each Lender’s Tranche A Term Loan Commitment and/or Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date, upon and after giving effect to the funding of such Lender’s Tranche A Term Loan and/or Tranche B Term Loan on such date.

(b) Borrowing Mechanics for Term Loans.

(i) The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) 10:00 a.m. (New York City time) on a date that is one Business Day prior to the Closing Date with respect to Base Rate Loans and (y) 10:00 a.m. (New York City time) on a date that is three Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or, in either case, such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Tranche A Term Loan and/or Tranche B Term Loan, as the case may be, available to the Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the applicable Term Loans available to the Borrower on the Closing Date, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrower in Dollars in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that (i) after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect and (ii) no Revolving Loans may be made on the Closing Date. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.04(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of

$5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Subject to Section 3.02(b), whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.03. Swing Line Loans. (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to the Borrower in Dollars in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that (i) after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect and (ii) no Swing Line Loans may be made on the Closing Date. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.02(b), whenever Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 12:00 noon (New York City time) on the proposed Credit Date.

(iii) The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m.(New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of such Swing Line Loan received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.13, the Swing Line Lender may at any time in its sole and absolute discretion deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a customary participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Requisite Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (2) it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (3) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

Section 2.04. Issuance of Letters of Credit and Purchase of Participations Therein. (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of

Credit for the account of the Borrower or its Subsidiaries (provided that the Borrower is an obligor on the Letter of Credit Application submitted to the Issuing Bank in connection with any such Letter of Credit to be issued for the account of any of the Borrower’s Subsidiaries), or to amend or extend Letters of Credit previously issued by it, in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in an Agreed Currency; (ii) the initial Stated Amount of each Letter of Credit shall not be less than $250,000 (or its equivalent in any other Agreed Currency) or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Letter of Credit (x) have an expiration date later than the earlier of (1) five days prior to the Revolving Commitment Termination Date and (2) the date that is one year from the date of issuance of such Letter of Credit; or (y) be issued if such Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period by giving prior notice (“Non-Extension Notice”) to the beneficiary thereof not later than the applicable Non-Extension Notice Date; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at least seven Business Days prior to such Non-Extension Notice Date; provided, further, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it or (y) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally. Each Existing Letter of Credit shall continue to be outstanding and shall be deemed to be a Letter of Credit hereunder, subject to the terms and conditions hereof.

(b) (i) Notice of Issuance. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three (3) Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature (i.e., standby or commercial) of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Bank may require. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received from any Lender, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, written notice that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the

Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Stated Amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04(c), the Borrower shall retain any and all rights it may have against the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused solely out of the gross negligence or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent of the amount and currency of such drawing and the Dollar Equivalent thereof, and the Borrower shall reimburse the Issuing Bank through the Administrative Agent on or before the Applicable Time on the Business Day on which such drawing is honored (the “Reimbursement Date”) in the same currency in which such drawing was made (or the Dollar Equivalent of such amount, at the option of and as notified by the Issuing Bank) and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the Dollar Equivalent of the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the Dollar Equivalent of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum Stated Amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.04(d), the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the Dollar Equivalent of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the Issuing Bank through the Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Administrative Agent specified in such notice, not later than 12:00 noon (New York City time) on the first Business Day after the date notified by the Administrative Agent. In the event that any Lender with a Revolving Commitment fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Administrative Agent shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any adverse change in the relevant exchange rates or in the availability of the Agreed Currency to the Borrower or in the relevant currency markets generally; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 10.02 or Section 10.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an Issuing Bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent, including, without limitation, notices of issuances, amendments, extensions, cancellations and terminations of Letters of Credit by such additional Issuing Bank. Any Lender designated as an issuing bank pursuant to this Section 2.04(h) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(i) Letter of Credit Reports. To the extent any Letters of Credit issued by an Issuing Bank are outstanding, such Issuing Bank shall furnish to the Administrative Agent (which shall promptly notify each Lender having a Revolving Commitment) and the Borrower not later than ten (10) Business Days prior to the end of each calendar quarter and from time to time upon reasonable prior request of the Administrative Agent, a written Letter of Credit report in form and substance satisfactory to the Administrative Agent.

Section 2.05. Pro Rata Shares; Availability of Funds. (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the

Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Credit Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06. Use of Proceeds. (a) The proceeds of the Term Loans shall be applied by the Borrower to fund the Acquisition (including the Refinancing and paying fees, commissions and expenses and other Transaction Costs in connection with the Acquisition and the issuance of the Senior Notes) and may be used to pay Convertible Note Repayment Obligations or fund the Convertible Note Repayment Reserve as permitted hereunder.

(b) The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made or issued on and after the Closing Date shall be applied by the Borrower to the working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions and permitted capital expenditures, and may be used to pay Convertible Note Repayment Obligations or fund the Convertible Note Repayment Reserve as permitted hereunder.

(c) No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.07. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitment and Loans (and stated interest) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans (and stated interest) in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loans, Revolving Loans or Swing Line Loans, as the case may be.

Section 2.08. Interest on Loans. (a) Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans and Tranche A Term Loans, as applicable:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and

(iii) in the case of Tranche B Term Loans:

(A) if a Base Rate Loan, at the Base Rate plus 2.50%; or

(B) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 3.50%.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained only as a Base Rate Loan), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date on which the Administrative Agent notifies the Borrower that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by the Administrative Agent, the Term Loans shall be maintained as either (i) Eurodollar Rate Loans having an Interest Period of no longer than one month or (ii) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan will be made as a Base Rate Loan or (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative

Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) the Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.08(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lender for the period from the date on which the Issuing Bank was so reimbursed by such Lender to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.09. Conversion/Continuation. (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any borrowing of Term Loans or Revolving Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, Eurodollar Rate Loans may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loans unless the Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as Eurodollar Rate Loans.

(b) the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to Base Rate Loans) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, Eurodollar Rate Loans). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (f) or (g), the amount of any payment of principal in respect of any outstanding Loan and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder and, in each case, not paid on or before the date due (or, in the case of interest on any Loan or any fee or any other amount due hereunder, not paid within five (5) days after the date due) shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.11. Fees.

(a) The Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (A) the average of the daily difference during the applicable quarterly period or portion thereof, as applicable, between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (B) the Applicable Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans times (B) the average aggregate daily maximum amount available to be drawn under all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the applicable quarterly period or portion thereof, as applicable.

All fees referred to in this Section 2.11(a) shall be paid to the Administrative Agent at its Principal Office and, upon receipt, the Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.

(b) The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to the rate or rates per annum separately agreed upon by the Borrower and such Issuing Bank, times the average daily amount of the Letter of Credit Usage with respect to all Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed amounts in respect of payments made by such Issuing Bank pursuant to any such Letter of Credit) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which there ceases to be any Letter of Credit Usage with respect to all Letters of Credit issued by such Issuing Bank; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.11(a) and 2.11(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and ending on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, the Borrower agrees to pay to the Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.12. Scheduled Payments/Commitment Reductions. (a) The principal amounts of the Tranche A Term Loans shall be repaid in consecutive quarterly installments (each, a “Tranche A Installment”) in the aggregate amounts and, on the corresponding “Amortization Dates,” set forth in the table below, commencing October 31, 2012:

Amortization Date	Tranche A Installments
October 31, 2012	$12,500,000
January 31, 2013	$12,500,000

Amortization Date	Tranche A Installments
April 30, 2013	$12,500,000
July 31, 2013	$12,500,000
October 31, 2013	$12,500,000
January 31, 2014	$12,500,000
April 30, 2014	$12,500,000
July 31, 2014	$12,500,000
October 31, 2014	$25,000,000
January 31, 2015	$25,000,000
April 30, 2015	$25,000,000
July 31, 2015	$25,000,000
October 31, 2015	$50,000,000
January 31, 2016	$50,000,000
April 30, 2016	$50,000,000
July 31, 2016	$50,000,000
October 31, 2016	$50,000,000
January 31, 2017	$50,000,000
April 30, 2017	$50,000,000
July 31, 2017	$50,000,000
Tranche A Term Loan Maturity Date	$400,000,000 or such lesser aggregate principal amount of Tranche A Term Loans then outstanding

(b) The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, a “Tranche B Installment”) in the aggregate amounts and, on the corresponding “Amortization Dates,” set forth in the table below, commencing October 31, 2012:

Amortization Date	Tranche B Installments
October 31, 2012	$3,750,000
January 31, 2013	$3,750,000
April 30, 2013	$3,750,000
July 31, 2013	$3,750,000
October 31, 2013	$3,750,000
January 31, 2014	$3,750,000
April 30, 2014	$3,750,000
July 31, 2014	$3,750,000
October 31, 2014	$3,750,000
January 31, 2015	$3,750,000
April 30, 2015	$3,750,000
July 31, 2015	$3,750,000
October 31, 2015	$3,750,000
January 31, 2016	$3,750,000

Amortization Date	Tranche B Installments
April 30, 2016	$3,750,000
July 31, 2016	$3,750,000
October 31, 2016	$3,750,000
January 31, 2017	$3,750,000
April 30, 2017	$3,750,000
July 31, 2017	$3,750,000
October 31, 2017	$3,750,000
January 31, 2018	$3,750,000
April 30, 2018	$3,750,000
July 31, 2018	$3,750,000
October 31, 2018	$3,750,000
January 31, 2019	$3,750,000
April 30, 2019	$3,750,000
July 31, 2019	$3,750,000
Tranche B Term Loan Maturity Date	$1,395,000,000 or such lesser aggregate principal amount of Tranche B Term Loans then outstanding

; provided that in the event any New Term Loans are made, such New Term Loans shall be repaid on each “Amortization Date” occurring on or after the applicable Increased Amount Date in the manner specified in the applicable Joinder Agreement.

Notwithstanding the foregoing, (x) such Installments shall be reduced on a dollar-for-dollar basis in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Loan Maturity Date therefor.

Section 2.13. Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments.

(i) At any time and from time to time:

(A) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(B) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(C) with respect to Swing Line Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(C) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to the Administrative Agent or the Swing Line Lender, as the case may be, by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or the Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) The Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c) Tranche B Term Loan Call Protection. In the event that all or any portion of the Tranche B Term Loans is (i) repaid, prepaid, refinanced or replaced (including, without limitation, with Refinancing Indebtedness) or (ii) repriced or effectively refinanced through any waiver, consent, amendment or amendment and restatement (including, without limitation, a Refinancing Amendment) (in each case, in connection with any waiver, consent, amendment or amendment and restatement to the Tranche B Term Loans directed at, or the result of which would be, the lowering of the Weighted Average Yield of the Tranche B Term Loans or the incurrence of any Indebtedness having a Weighted Average Yield that is less than the Weighted Average Yield of the Tranche B Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount of the Tranche B Term Loans so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Tranche B Term Loans held by any Lender is repaid, prepaid, refinanced or replaced (including through a mandatory assignment) pursuant to Section 2.23 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount of the Tranche B Term Loans so repaid, prepaid, refinanced or replaced. It is expressly agreed that, notwithstanding anything to the contrary herein, no premium, penalty or call protection under this Section 2.13(c) shall be due in connection with a mandatory prepayment of Loans required pursuant to Section 2.14 hereof other than a mandatory prepayment under Section 2.14(d).

Section 2.14. Mandatory Prepayments/Commitment Reductions. (a) Asset Sales. Subject to Section 2.15(e), no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds arising from an Asset Sale, the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest or commit to invest such Net Asset Sale Proceeds within one year of receipt thereof in long-term productive assets of the general type used in the business of the Borrower and its Subsidiaries, including through a Permitted Acquisition; provided that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six months of the date of such commitment and (y) the end of such one year period, the Borrower shall prepay the Loans in accordance with this Section 2.14(a) without giving further effect to such reinvestment right.

(b) Insurance/Condemnation Proceeds. Subject to Section 2.15(e), no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds (in excess of $1,000,000 for any single event giving rise thereto or series of related events giving rise thereto); provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest or commit to invest such Net Insurance/Condemnation Proceeds within one year of receipt thereof in long-term productive assets of the general type used in the business of the Borrower and its Subsidiaries, including through a Permitted Acquisition, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six months of the date of such commitment and (y) the end of such one year period, the Borrower shall prepay the Loans in accordance with this Section 2.14(b) without giving further effect to such reinvestment right.

(c) Issuance of Equity Securities. Subject to Section 2.15(e), no later than the fifth Business Day following the date of receipt by the Borrower of any Net Equity Proceeds, the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% (the “Equity Percentage”) of such Net Equity Proceeds; provided, during any period in which the Net Senior Secured Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.01(c) calculating the Net Senior Secured Leverage Ratio as of the last day of the most recently ended Fiscal Quarter) shall be (i) 2.50:1.00 or less, the Equity Percentage shall be reduced to 25% or (ii) 2.00:1.00 or less, the Equity Percentage shall be reduced to 0%.

(d) Issuance of Debt. Subject to Section 2.15(e), no later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any net Cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries, the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions, and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided, however, that the net Cash proceeds of any Indebtedness permitted to be incurred pursuant to Section 6.01 shall be excluded from the application hereof.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending in September 2013), the Borrower shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (x) 50% (the “ECF Percentage”) of such Consolidated Excess Cash Flow minus (y) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) during such Fiscal Year; provided that if, as of the last day of such Fiscal Year, the Net Senior Secured Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.01(c) calculating the Net Senior Secured Leverage Ratio as of the last day of such Fiscal Year) shall be (i) 2.50:1.00 or less, the ECF Percentage shall be reduced to 25% or (ii) 2.00:1.00 or less, the ECF Percentage shall be reduced to 0%.

(f) Revolving Loans and Swing Loans. The Borrower shall from time to time prepay first, the Swing Line Loans without reductions in Revolving Commitments and second, the Revolving Loans without reductions in Revolving Commitments to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) Letter of Credit Sublimit. If at any time the Letter of Credit Usage shall exceed the Letter of Credit Sublimit, the Borrower shall immediately Cash Collateralize Letters of Credit in an amount equal to such excess.

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate by more than $1,000,000, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.15. Application of Prepayments/Reductions. (a) Application of Voluntary Prepayments by Type of Loans. Any voluntary prepayment of Term Loans pursuant to Section 2.13(a) shall be applied to prepay the Term Loans and scheduled amortization payments as directed by the Borrower. In the absence of a designation by the Borrower, any voluntary prepayment of the Term Loans shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied within each such Class of Loans to reduce the scheduled remaining Installments of such Class of Loans in direct order of maturity.

(b) Application of Mandatory Prepayments by Class of Loans. Subject to Section 2.15(c), any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

first, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), with such prepayments to be applied to reduce the Installments within each Class of Loans, first by application to the next eight Installments within such respective Class in direct order of maturity and then pro rata among the remaining Installments of such Class of Loans;

second, to prepay the Swing Line Loans to the full extent thereof without reduction of Revolving Commitments;

third, to prepay the Revolving Loans to the full extent thereof without reduction of Revolving Commitments;

fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

fifth, to Cash Collateralize Letters of Credit.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Tranche B Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche B Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to elect to decline payment of such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (each, a “Declining Lender”) (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment

Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to the non-Declining Lenders, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the Installments in accordance with Section 2.15(b)) and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to the Declining Lenders, to prepay the Term Loans of the non-Declining Lenders (which prepayment shall be further applied to the Installments in accordance with Section 2.15(b)); provided that in the event any amount of the Waivable Mandatory Prepayment is outstanding after the non-Declining Lenders have been repaid in full, such outstanding amount shall be returned to the Borrower.

(d) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Except as expressly directed by the Borrower as provided in Section 2.15(a), considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).

(e) Eurodollar Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under Section 2.14, so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on (and time or times by) which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans. Any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the deposited amounts equal or exceed the amount of the applicable mandatory prepayment.

Section 2.16. General Provisions Regarding Payments. (a) Except as otherwise set forth herein, all payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars, in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) (or, with respect to Swing Line Loans, 4:00 p.m. (New York City time)) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. All payments by the Borrower in an Agreed Currency other than Dollars shall be made to the Administrative Agent at the office of the Administrative Agent in such Agreed Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent to the Borrower on the dates specified herein. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Agreed Currency other than Dollars, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such payment.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due such Lender, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) (or, with respect to Swing Line Loans, 4:00 p.m. (New York City time)) to be a non-conforming payment. Any such payment shall be deemed not to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Agents hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 9.02 of the Pledge and Security Agreement.

Section 2.17. Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross-action or by the enforcement of any right under the Credit Documents or otherwise (except pursuant to an Assignment Agreement with an Eligible Assignee), or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall (i) not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it and (ii) be subject to the provisions of Sections 2.24, 2.25 and 2.26.

Section 2.18. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) the Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable as a result of contingencies occurring, in each case, after (A) the Closing Date or (B) the effective date of the Assignment Agreement pursuant to which such Lender became a party to this Agreement (such date, as applicable, the “Applicable Date”) which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by email or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone promptly confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b)

shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Losses. The Borrower shall compensate (1) each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower and (2) the Issuing Bank, upon written request by the Issuing Bank, for all reasonable losses, expenses and liabilities which the Issuing Bank may sustain for any payment by the Borrower of any drawing under any Letter of Credit (or interest due thereon) in a different currency from the Agreed Currency in which the applicable Letter of Credit is denominated (except to the extent the Issuing Bank required payment of such drawing in Dollars pursuant to Section 2.04(d)).

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19. Increased Costs; Capital Adequacy. (a) Compensation For Increased Costs and Taxes. If any Change in Law shall:

(i) subject a Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(a)) (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or hold applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or

(iii) impose any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans or participations in Swing Line Loans or Letters of Credit or issuing Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto;

then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(b)) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which the Borrower has paid additional amounts pursuant to this Section 2.19 or Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of additional amounts paid by the Borrower under this Section 2.19 or Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.20. Taxes; Withholding, Etc. (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes, except as required by applicable law.

(b) Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20) under any of the Credit Documents: (i) such Credit Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) such Credit Party shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Evidence of Exemption from U.S. Withholding Tax. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(c)(ii)(A), Section 2.20(c)(ii)(B) and Section 2.20(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”), to the extent it is legally able to do so, shall deliver to the Administrative Agent for itself and for transmission to the Borrower (in such number of copies as shall be requested by the recipient), on or prior to the Applicable Date, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following that is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed original copies of Internal Revenue Service Form W-8ECI;

(3) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY accompanied by the documentation and other Internal Revenue Service forms contemplated by that Form W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower or Administrative Agent to establish that such Lender is not subject to, or is subject to a reduced rate of, deduction or withholding of U.S. federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents; or

(4) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (in the form of Exhibit F ) to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN.

(B) Each Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Applicable Date two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding.

(C) Each Lender required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for itself and for transmission to the Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower or the Administrative Agent to confirm or establish that such Lender is not subject to, or is subject to a reduced rate of, deduction or withholding of U.S. federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(D) The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in of this Section 2.20(c) or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.20(c) on the Applicable Date, nothing in this subsection of Section 2.20(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary, the Borrower shall not be required to pay any additional amount pursuant to Section 2.20(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

(e) Without limiting the provisions of Section 2.20(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) Borrower Indemnification for Failure to Pay Required Taxes, Etc. The Borrower shall indemnify the Administrative Agent and the Lenders and any of their respective Affiliates for any Taxes imposed on any amounts paid under any Credit Document for which additional amounts are required to be paid pursuant to this Section 2.20 (including any Taxes imposed or asserted or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Payment under this indemnification must be made within 10 days from the date the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefor.

Section 2.21. Obligation to Mitigate. Each Lender (which term shall include the Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its Revolving Commitment, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitment, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.22. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.

No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure with respect to the Defaulting Lender and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to the Defaulting Lender in accordance with the procedures set forth in Section 2.22(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Revolving Commitments (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) any Lender shall become and continues to be a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, participations in Letters of Credit and Swing Line Loans and its Revolving Commitment, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender (it being understood and agreed that any Terminated Lender that is a Defaulting Lender shall reimburse the Borrower for such fees); provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or if such replacement is of a Non-Consenting Lender and is in connection with a Repricing Transaction, any prepayment premium payable pursuant to Section 2.13(c), in each case as if such assignment were a prepayment; and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall either (x) have caused each outstanding Letter of Credit issued by such Terminated Lender to be cancelled or (y) have delivered Cash Collateral or back-up letters of credit reasonably acceptable to the Issuing Bank in an amount equal to at least 101% of the sum of (x) then undrawn Stated Amount of such Letter of Credit and (y) any unreimbursed drawings thereunder. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitment, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Terminated Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section 2.23 shall also constitute the removal of Goldman Sachs or its successor as Administrative Agent pursuant to Section 9.07.

Section 2.24. Incremental Facilities. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) and/or (prior to the Revolving Commitment Termination Date) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) the aggregate amount of all such increased commitments and new loans, together with any Permitted Incremental Equivalent Debt incurred at or prior to such time, not to exceed the greater of (1) $500,000,000 and (2) the maximum amount that would not cause the Net Senior Secured Leverage Ratio to exceed 3.50:1.00 (calculated on a pro forma basis as of the last day of the most recently ended Fiscal Quarter as if all such incremental or increased Commitments had been fully drawn on such date but without netting the proceeds thereof) (the “Incremental Cap”). Any such increased commitment or new loan shall be in an amount not less than $25,000,000 individually and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (a) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent and (b) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term

Loan Lender,” as applicable) to whom the Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.02 shall be satisfied; (iii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.07 (calculated on a pro forma basis as of the last day of the most recently ended Fiscal Quarter as if all such incremental or increased Commitments had been fully drawn on such date but without netting the proceeds thereof); (iv) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender or New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (v) the Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) (i) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (A) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (B)

each of the Revolving Lenders shall automatically and without further act be deemed to have assigned to each of the New Revolving Loan Lenders, and each such New Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit as shall be necessary in order that, after giving effect to all such assignments, such participations in Letters of Credit will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (C) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (D) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(ii) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (A) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series and (B) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (y) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans subject to the assignments contemplated by this Section.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement and reasonably acceptable to the Administrative Agent, substantially the same as the Tranche A Term Loans (in the case of a Non-Institutional Incremental Facility) or the Tranche B Term Loans (in the case of an Institutional Incremental Facility). The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) (A) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans and (B) the New Term Loan Maturity Date of each Series shall be no earlier than the Latest Maturity Date; provided that the Borrower may incur New Term Loans that do not satisfy clauses (A) and (B) above so long as such New Term Loans (x) are in an aggregate principal amount, together with all other New

Term Loans incurred pursuant to this proviso, not greater than $250,000,000, (y) have a New Term Loan Maturity Date on or after the Tranche A Term Loan Maturity Date and (z) have a weighted average life to maturity that is equal to or longer than the weighted average life to maturity of the Tranche A Term Loans, (ii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Lenders and shall be set forth in each applicable Joinder Agreement; provided that in the event that (x) the Weighted Average Yield applicable to a Non-Institutional Incremental Term Facility is more than 0.50% higher than the Weighted Average Yield applicable to the Tranche A Term Facility, then the Applicable Margin that shall apply to the calculation of the interest rate on the Tranche A Term Loans shall, in the case of each Tier set forth in the table contained in the definition of “Applicable Margin,” be increased by an amount equal to the difference between the Weighted Average Yield with respect to such Non-Institutional Incremental Term Facility and the Weighted Average Yield on the Tranche A Term Facility, minus 0.50% or (y) the Weighted Average Yield applicable to an Institutional Incremental Term Facility is more than 0.50% higher than the Weighted Average Yield applicable to the Tranche B Term Facility, then the Applicable Margin that shall apply to the calculation of the interest rate on the Tranche B Term Loans shall be increased by an amount equal to the difference between the Weighted Average Yield with respect to such Institutional Incremental Term Facility and the Weighted Average Yield on the Tranche B Term Facility, minus 0.50%, (iii) such New Term Loans and New Revolving Loans will rank pari passu in right of payment and of security with the other Obligations hereunder, and (iv) such New Term Loans and New Revolving Loans shall be guaranteed by the Guaranty. Notwithstanding anything to the contrary in this Section 2.24, New Term Loan Commitments may also take the form of an increase to an existing Class of Term Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.24.

Section 2.25. Extensions of Loans. (a) The Borrower may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Loans and Commitments of any Class (an “Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.25 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.25, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans and Commitments of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class) no later than 30 days prior to the maturity date of the applicable Class to be extended of the requested new maturity date for the extended Loans or Commitments of such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.25.

(b) After giving effect to any Extension, the Term Loans or Revolving Commitments so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than four different Classes of Term Loans and three different classes of Revolving Commitments; provided further, that, in the case of any Extension Amendment relating to Revolving Commitments or Revolving Loans, (i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans (and termination of the Revolving Commitments) attributable to the non-extended Revolving Commitments on the relevant maturity date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the maturity date relating to such non-extended Revolving Commitments has occurred, (iii) no termination of Extended Revolving Commitments and no repayment of Loans under Extended Revolving Commitments accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Commitments and Loans under Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Loans under Existing Revolving Commitments shall have otherwise been terminated and repaid in full) and (iv) with respect to Letters of Credit and Swing Line Loans, the maturity date with respect to the Revolving Commitments may not be extended without the prior written consent of the Issuing Bank and the Swing Line Lender. If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the maturity date with respect to any Class of Revolving Commitments while an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such maturity date.

(c) The consummation and effectiveness of each Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) the Term Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Term Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Term Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Term Loans” or “Existing Revolving Commitments”); except (A) (1) the final maturity date of any Extended Term Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Term Loans or Existing Revolving Commitments, as applicable, subject to the related Extension Amendment, (2) the weighted average life to maturity of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Term Loans subject to the related Extension Amendment and (3) there shall be no scheduled amortization of the Extended Revolving Commitments and the scheduled termination date of the Extended Revolving Commitments shall not be earlier than the scheduled termination date of the Existing Revolving Commitments; (B) the Weighted Average Yield with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the Weighted Average Yield for the Existing Term Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no repayment of any Extended Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Term Loans (including previously extended Term Loans) (or all earlier maturing Term Loans (including previously extended Term Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Term Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding previously Extended Term Loans or previously Extended Revolving Commitments, as applicable; (F)

such Extended Term Loans and/or Extended Revolving Commitments will rank pari passu in right of payment and of security with the other Obligations hereunder; (G) such Extended Term Loans and/or Extended Revolving Commitments shall be guaranteed by the Guaranty; and (H) the other terms and conditions applicable to Extended Term Loans and/or Extended Revolving Commitments may be different than those with respect to the Existing Term Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the Latest Maturity Date;

(iii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(iv) a minimum amount in respect of such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless a lesser amount is agreed to by the Administrative Agent) shall be satisfied; and

(v) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.02 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension) or waived by the Lenders whose Loans are being extended pursuant to such Extension, and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

(d) For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.05 will not apply to Extensions of Term Loans or Revolving Commitments, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans or Commitments of any other Class, in each case as is set forth in the relevant Extension Offer.

(e) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.23; provided, however, that if so requested by the Borrower in an Extension Offer, the Requisite Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 2.23.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, in order to give effect to the provisions of this Section 2.25, including any amendments necessary to establish new Classes of Term Loans or Revolving Commitments, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.25; provided that no such Extension Amendment shall effect any amendments that would require the consent of each affected Lender pursuant to Section 10.05(b) without compliance with the requirements thereof. All such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that the Administrative Agent or the Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent) and (ii) the Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to the Administrative Agent.

(g) Promptly following the consummation and effectiveness of any Extension, the Borrower will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

Section 2.26. Refinancing Amendments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Indebtedness in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or existing Revolving Loans (or unused Revolving Commitments), or any then existing Credit Agreement Refinancing Indebtedness (solely for purposes of this Section 2.26, “Refinanced Debt”) in the form of (i) Refinancing Term Loans in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement or (ii) Refinancing Revolving Commitments in respect of all or any portion of any Revolving Loans (and the unused Revolving Commitments with respect to such Revolving Loans) then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment (such

Indebtedness, “Credit Agreement Refinancing Indebtedness”). Each written notice to the Administrative Agent requesting a Refinancing Amendment shall set forth (i) the amount of the Refinancing Term Loans or Refinancing Revolving Commitments being requested (which shall be in minimum increments of $25,000,000 and a minimum amount of $50,000,000) and (ii) the date on which such Refinancing Term Loans or Refinancing Revolving Commitments are requested to become effective (which shall not be less than 10 Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) after the date of such notice). The Borrower may seek Credit Agreement Refinancing Indebtedness from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Person that is an Eligible Assignee (each such Person that is not an existing Lender and that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with this Section 2.26, an “Additional Lender”).

(b) Notwithstanding the foregoing, the effectiveness of any Refinancing Amendment shall be subject to (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) the terms of the applicable Credit Agreement Refinancing Indebtedness shall comply with Section 2.26(c), (iii) before and after giving effect to the incurrence of any Credit Agreement Refinancing Indebtedness, each of the conditions set forth in Section 3.02 shall be satisfied and (iv) except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Refinancing Term Loan Lenders and Refinancing Revolving Lenders, as applicable) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 3.01.

(c) The terms and provisions of any Credit Agreement Refinancing Indebtedness incurred pursuant to any Refinancing Amendment shall be, except as otherwise set forth herein or in the Refinancing Amendment and reasonably acceptable to the Administrative Agent, substantially the same as the Refinanced Debt; provided that (i) such Credit Agreement Refinancing Indebtedness consisting of Refinancing Term Loans shall have a later maturity than and a weighted average life to maturity equal to or greater than the Refinanced Debt, (ii) there shall be no scheduled amortization of such Credit Agreement Refinancing Indebtedness consisting of Refinancing Revolving Commitments and the scheduled termination date of such Refinancing Revolving Commitments shall not be earlier than the scheduled termination date of the Refinanced Debt, (iii) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and of security with the other Obligations hereunder, (iv) such Credit Agreement Refinancing Indebtedness shall be guaranteed by the Guaranty, (v) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness, (vi) such Credit Agreement Refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Commitments, the unused portion of such Refinancing Revolving Commitments) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Credit Agreement Refinancing Indebtedness shall not include any principal constituting interest paid in kind), and the aggregate unused Refinancing Revolving Commitments shall not exceed the unused Revolving Commitments being replaced and (vii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Credit Agreement Refinancing Indebtedness in accordance with the provisions of Section 2.13; provided further that to the extent that such Credit Agreement Refinancing Indebtedness consists of Refinancing Revolving Commitments, the Revolving Commitments being refinanced by such Credit Agreement Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Refinancing Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments to be refinanced thereby; provided that terms relating to pricing, fees or premiums may vary to extent otherwise permitted by this Section 2.26 and set forth in such Refinancing Amendment.

(d) In connection with any Credit Agreement Refinancing Indebtedness pursuant to this Section 2.26, the Borrower, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Indebtedness. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26, including any amendments necessary to establish the Refinancing

Term Loans and Refinancing Revolving Commitments as new Classes, tranches or sub-tranches of Term Loans or Revolving Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith, in each case on terms not inconsistent with this Section 2.26; provided that no such Refinancing Amendment shall effect any amendments that would require the consent of each affected Lender pursuant to Section 10.05(b) without compliance with the requirements thereof.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Closing Date. The obligation of each Lender or the Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05 on or before the Closing Date of the following conditions.

(a) Credit Documents. The Administrative Agent and Lead Arrangers shall have received sufficient copies of each Credit Document as the Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Persons executing the Credit Documents on behalf of each Credit Party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and such Related Agreements as are executed and/or delivered in connection with the Acquisition or otherwise on or about the Closing Date to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority (A) of each Credit Party’s jurisdiction of incorporation, organization or formation and (B) in each jurisdiction in which such Credit Party is qualified as a foreign corporation or other entity to do business the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each dated the Closing Date or a recent date prior thereto; (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement, in substantially the form of Exhibit L (with such amendments or modifications as may be approved by the Administrative Agent); and (vi) such other documents as the Administrative Agent may reasonably request.

(c) (i) Consummation of Transactions Contemplated by Related Agreements. The Acquisition shall have been consummated (or shall, substantially concurrently with such Credit Extension be consummated) in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Lead Arrangers, unless consented to by each of the Lead Arrangers.

(ii) The Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith.

(d) No Acquired Business Material Adverse Change. Since December 31, 2011, no change, effect, event or circumstance has occurred that, in the reasonable judgment of the Administrative Agent, has had, or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect.

(e) Existing Indebtedness. On the Closing Date, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other Credit Extensions hereunder, (ii) the Senior Notes, (iii) the Convertible Notes, (iv) Capital Leases, (v) Indebtedness described in Schedule 6.01 and other Indebtedness permitted under Section 6.01 in an aggregate principal amount not to exceed $25,000,000 and (vi) Indebtedness permitted by the Acquisition Agreement (the “Refinancing”).

(f) Transaction Costs. On or prior to the Closing Date, the Borrower shall have delivered to the Administrative Agent the Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent and any costs and expenses incurred by Agents and for which Agents are entitled to reimbursement hereunder).

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the

Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h) Real Estate Assets. In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in any Material Real Estate Asset, the Collateral Agent shall have received from the Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset listed in Schedule 1.1B (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by Fidelity National Title Insurance Company or one or more other title companies reasonably satisfactory to the Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(iv) (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Closing Date Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral

Agent (x) as to the existence of such Closing Date Mortgaged Property and (y) as to whether the community in which each Closing Date Mortgaged Property is located is participating in the Flood Program; and (C) if such Closing Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(v) if required to remove a so called “standard survey exception” from any Title Policy or issue any customary survey-related endorsements thereto, in each case, as reasonably requested by the Collateral Agent, an ALTA survey of the applicable Closing Date Mortgaged Property, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date; provided, however, that if, despite the Borrower’s commercially reasonable efforts, such survey can not be delivered on or prior to the Closing Date, this clause (v) shall be deemed to be satisfied if (a) the Borrower delivers such survey within 120 days after the Closing Date and (b) in connection with the delivery of such survey, the Borrower causes the applicable title company to issue such endorsements or modifications to the corresponding Title Policy as reasonably requested by the Collateral Agent.

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Personal Property Collateral, each Credit Party shall have delivered to the Collateral Agent:

(i) evidence that such Credit Party shall have taken or caused to be taken any action, executed and delivered or caused to be executed and delivered any agreement, document or instrument (including any Intellectual Property Security Agreements, intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(b) or (x), UCC financing statements, originals of securities, instruments and chattel paper, any agreements governing deposit and/or securities accounts, in each case, as provided under and subject to the provisions of the Pledge and Security Agreement and any other Collateral Documents) and made or caused to be made searches of UCC filings in the jurisdiction of the chief executive office and state of incorporation of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, or any filing or recording in furtherance thereof or in connection therewith, in each case, to the extent reasonably required by the Collateral Agent and in each case, subject to the provisions of the Pledge and Security Agreement and the other provisions hereof;

(ii) completed Collateral Questionnaire dated as of the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions within the United States, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.07 to the Pledge and Security Agreement;

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection, of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction within the United States in which such Credit Party or any Personal Property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders as of the Closing Date); and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

Notwithstanding anything to the contrary in Section 3.01(h) or 3.01(i) it is understood and agreed that the perfection of a security interest in or a Lien on the Collateral (other than any Collateral the security interest in or Lien on which may be perfected by the filing of a UCC financing statement, domestic Intellectual Property filings or the delivery of stock certificates with respect to the Borrower and each of its Domestic Subsidiaries (including, without limitation, the Acquired Business)) shall not constitute a condition precedent to the Closing Date or the obligation of the Issuing Bank and each Lender to make the initial Credit Extensions to the extent that, after using its commercially reasonable efforts to do so, the Borrower is unable to perfect such security interest or provide such deliverable related to the perfection of security interests or liens in the Collateral on or prior to the Closing Date.

(j) Financial Statements; Projections. The Borrower shall, or shall cause the Acquired Business to, deliver to the Lenders (i) the Historical Financial Statements and (ii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business and its Subsidiaries) as at the Closing Date, and reflecting the consummation of the

Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall meet the requirements of Regulation S-X for a Form S-1 Registration Statement except that no footnote pursuant to Regulation S-X 3-10 shall be required with respect to Guarantors.

(k) Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(l) Opinions of Counsel to Credit Parties. The Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Brown Rudnick LLP, counsel for the Credit Parties in the form of Exhibit D-1 and (ii) Richards, Layton & Finger, P.A., Delaware counsel for the Credit Parties, Newmeyer & Dillion, LLP, California counsel for the Credit Parties, Brownstein Hyatt Farber Schreck, LLP, Nevada counsel for the Credit Parties and Whyte Hirschboeck Dudek S.C., Wisconsin counsel for the Credit Parties, in the form of Exhibit D-2, D-3, D-4 and D-5, respectively and as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(m) Fees, Costs and Expenses. The Borrower shall have paid (i) to the Agents the fees payable on or before the Closing Date referred to in Section 2.11(d) and (ii) payable pursuant to Section 10.02 which have accrued to the Closing Date.

(n) Existing Acquired Business Credit Agreement. On or prior to the Closing Date, (i) the Existing Acquired Business Credit Agreement shall have been repaid in full and all commitments to lend or make other extensions of credit thereunder shall have been terminated, (ii) the Borrower shall have delivered to the Administrative Agent all documents or instruments necessary to release or evidence the release of all Liens securing the Existing Acquired Business Credit Agreement or other obligations thereunder being repaid on the Closing Date and (iii) the Borrower shall have made arrangements satisfactory to the Administrative Agent and Lead Arrangers with respect to the cancellation or Cash Collateralization of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations with respect thereto.

(o) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the Borrower in form, scope and substance satisfactory to the Administrative Agent, and demonstrating that after giving effect to the consummation of the Acquisition and any rights of contribution, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(p) Closing Date Certificate. The Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q) Closing Date. Lenders shall have made the Term Loans to the Borrower on or before October 29, 2012.

(r) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(s) PATRIOT Act. At least three (3) days prior to the Closing Date, each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “PATRIOT Act”) to the extent requested in writing by such Lender in writing at least 10 days prior to the Closing Date.

(t) Specified Transactions. From and including April 29, 2012 through the Closing Date, neither the Borrower nor any of its Subsidiaries (prior to giving effect to the Acquisition) shall have consummated any merger (other than any merger of a Domestic Subsidiary into another Domestic Subsidiary or a Subsidiary into the Borrower), acquisition or disposition (other than any disposition effected to satisfy one or more of the conditions precedent set forth in the Acquisition Agreement) or paid any dividend (other than any dividends made from a Subsidiary to another Subsidiary or made by a Subsidiary to Borrower) or effected any share buybacks (or entered into an agreement to consummate any of the foregoing) (each a “Specified Transaction”) other than the Acquisition, except any such Specified Transactions (x) in the ordinary course of business, (y) that are not in the ordinary course of business and involve, in the aggregate across all such Specified Transactions, no more than $100,000,000 of consideration or payments, as applicable, or (z) consented to by each of the Lead Arrangers (such consent not to be unreasonably withheld or delayed).

Section 3.02. Conditions to Each Credit Extension. (a) Conditions Precedent. The obligation of each Lender to make any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i) the Administrative Agent shall have received a fully executed and delivered Funding Notice or Letter of Credit Application, as the case may be;

(ii) with respect to the Revolving Commitments, after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) with respect to the Revolving Commitments, the Term Loan Commitments and the New Term Loans, as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, (A) in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (B) with respect to any Loans made on the Closing Date, the representations and warranties the accuracy of which shall be a condition to the funding of such Loans shall be limited to (1) those set forth in Section 4.01(a) (other than with respect to the applicable Person being in good standing in each applicable jurisdiction), 4.01(b)(ii), 4.03, 4.04(a)(i), 4.04(a)(ii), 4.06, 4.17(a)(i), 4.17(b), 4.18, 4.22, 4.27, 4.28 and (subject to the limitations on perfection of security interests set forth in the last paragraph of Section 3.01(i)) 4.29, and, with respect to the Borrower only, Section 4.07 and (2) the Acquisition Agreement Representations, and shall be made subject to the applicable materiality qualifiers referenced above;

(iv) other than with respect to the Credit Extensions made on the Closing Date, as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Letter of Credit Application, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or the Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lenders, such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party makes the following representations and warranties to each Lender and the Issuing Bank, on the Closing Date and on each Credit Date (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition):

Section 4.01. Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (other than any Immaterial Domestic Subsidiary) (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite power and authority (i) to own and operate its properties and carry on its business as now conducted and as proposed to be conducted except to the extent the combined effect of all such failures and exceptions would not have a Material Adverse Effect, (ii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and (iii) to the extent such concepts are applicable in such jurisdictions, is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.02. Equity Interests and Ownership. The Equity Interests of each Subsidiary of the Borrower (other than any Immaterial Domestic Subsidiary) and the other Credit Parties have been duly authorized and validly issued and is fully paid and non-assessable. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) outstanding which upon conversion or exchange would require, the issuance by the Borrower or such Subsidiary of any additional membership interests or other Equity Interests of the Borrower or such Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or such Subsidiary. Schedule 4.02 correctly sets forth the organizational structure, including the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries, and capital structure of the Borrower and its Subsidiaries as of the Closing Date both before and after giving effect to the Acquisition.

Section 4.03. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) in any material respect, any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent the combined effect of all such conflicts, breaches and defaults would not have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens permitted under any of the Credit Documents or created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except (x) for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or (y) to the extent the combined effect of the failure to obtain all such approvals and consents would not have a Material Adverse Effect.

Section 4.05. Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any material registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Acquisition Agreement, unless such action is taken, notice given or consents obtained on or prior to the Closing Date and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, on or before the Closing Date.

Section 4.06. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments, and the absence of footnotes. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is required by GAAP to be reflected in the Historical Financial Statements and is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and any of its Subsidiaries taken as a whole.

Section 4.08. Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the period of Fiscal Year 2012 through and including Fiscal Year 2019 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Borrower believed that the Projections were reasonable and attainable.

Section 4.09. No Material Adverse Change. Since September 30, 2011, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10. No Restricted Junior Payments. Since September 30, 2011, neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.04.

Section 4.11. Adverse Proceedings, Etc. Except as set forth on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.12. Payment of Taxes. Except as otherwise permitted under Section 5.03, all federal, state and other material tax returns and tax reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any extension of time granted to them), and all federal, state and other taxes shown on such tax returns to be due and payable and all federal, state, and other material taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or provided in accordance with GAAP. The Borrower has not received notice of any proposed federal, state or other material tax assessment against the Borrower or any of its Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.13. Properties. (a) Title. Each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08, except for such defects in title, leasehold interest or licensed interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement or any Collateral Document, all such properties and assets are free and clear of Liens in all material respects.

(b) Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) all leases, tenancies, franchise agreements, licenses or other occupancy arrangements (together with all amendments, modifications, supplements, renewals or extensions of any thereof) to which any Credit Party is party as owner, lessor, licensor, franchisor or grantor with respect to any Material Real Estate Asset. Each lease or assignments of lease affecting any Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or assignment is in full force and effect with respect to the Credit Party and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, except where such defaults individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Intellectual Property. Each of the Borrower and its Subsidiaries owns or is validly licensed to use all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or benefit from such valid license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any other Person unless such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 4.13(c), there is no pending or, to the best knowledge of the Borrower and its Subsidiaries, threatened claim, investigation, litigation or other proceeding against the Borrower or any of its Subsidiaries alleging any such infringement, misappropriation, dilution or other violation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower and its Subsidiaries, during the past two (2) years (or earlier if presently not resolved), no Person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Assets unless such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Borrower and each of its Subsidiaries has taken and are taking commercially reasonable steps, consistent with industry standards, to maintain and protect all Intellectual Property Assets that are material to the conduct of its respective business.

Section 4.14. Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries or, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries, has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any predecessor of the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of the Borrower’s and its Subsidiaries’ operations that involve the generation, transportation, treatment, storage or disposal of hazardous waste, including as defined under 40 C.F.R. Parts 260 et seq. or any state equivalent, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Compliance with all requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries or, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries, relating to any Environmental Law or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.15. No Defaults. Neither the Borrower nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all agreement evidencing Contractual Obligations of the Borrower and its Subsidiaries in effect on the Closing Date which are required by U.S. securities laws to be filed by the Borrower as exhibits to the periodic reports it files with the U.S. Securities and Exchange Commission except for employment agreements. Except as set forth on Schedule 4.16, all Material Contracts are in full force and effect and, to the Borrower’s knowledge, no defaults currently exist thereunder.

Section 4.17. Governmental Regulation. (a) Neither the Borrower nor any of its Subsidiaries is subject to regulation under (i) the Investment Company Act of 1940 or (ii) any other federal or state statute or regulation which, in each case, may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

(b) Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18. Margin Stock. After applying the proceeds of the Term Loans, not more than 25% of the assets of the Borrower and its Subsidiaries consist of Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 4.19. Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 4.20. Employee Benefit Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received or requested a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not materially exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not materially more than zero. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Neither the Borrower nor any Subsidiary has received any notice or is otherwise aware that its Foreign Pension Plans are not in compliance with their terms or with the requirements of any applicable laws, statutes, rules, regulations and orders, and the aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to the Agents and the Lenders and those fees and commissions payable to the financial advisors of the Borrower and/or the Acquired Business (and their respective Subsidiaries) in connection with the Acquisition and the financing obtained in connection therewith.

Section 4.22. Solvency. The Credit Parties are, in the aggregate, and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, in the aggregate, Solvent.

Section 4.23. Related Agreements. The Borrower shall have delivered to the Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.

Section 4.24. Compliance with Statutes, Etc. Except as set forth on Schedule 4.24, each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26. Senior Indebtedness. The Obligations constitute “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the Credit Parties party thereto except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.27. PATRIOT Act; Sanctioned Persons. (a) To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Neither the Borrower, nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or affiliate of the Borrower is an individual or entity (for purposes of this Section 4.27(b), a “Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as lender, underwriter, advisor, investor or otherwise).

Section 4.28. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section 2.06.

Section 4.29. Security Documents. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Personal Property Collateral and the proceeds described herein and (i) when the Pledged Collateral is delivered to the Collateral Agent in accordance with the terms of the Pledge and Security Agreement, the Lien created under Pledge and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral, in each case prior and superior in right to any other Person and (ii) when financing statements in appropriate form are filed in the offices specified in the Collateral Questionnaire delivered on the Closing Date, the Lien created under the Pledge and Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Personal Property Collateral described in such statements (other than Intellectual Property (as defined in the Pledge and Security Agreement) and any Personal Property Collateral which may not be perfected by filing of a financing statement) in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Pledge and Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified in the Collateral Questionnaire delivered on the Closing Date, the Lien created under the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person other than Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the Closing Date).

(c) Each Mortgage is effective to create in favor of the Collateral Agent, a legal, valid and enforceable First Priority Lien on all of the applicable Credit Party’s right, title and interest in and to the Closing Date Mortgaged Property thereunder and the proceeds thereof, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles, and when such Mortgage is filed in the offices specified in the Collateral Questionnaire delivered on the Closing Date, such Mortgage shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of such Credit Party in such Closing Date Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article 5.

Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and Lenders:

(a) Quarterly Financial Statements. Promptly when available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such Fiscal Quarter, as filed with the U.S. Securities and Exchange Commission, will satisfy the Borrower’s obligations under this Section 5.01(a) with respect to such Fiscal Quarter).

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit), and shall be prepared in accordance with audit standards of the Public Accounting Oversight Board and applicable Laws (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the U.S. Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 5.01(b) with respect to such year).

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate.

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) and 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent.

(e) Notice of Default. Promptly upon any Authorized Officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(f) Notice of Litigation. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters; provided that the Borrower shall not be required to compromise in any way its attorney-client privilege.

(g) ERISA. Provided that the Borrower shall not be required to compromise in any way its attorney-client privilege, (i) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness upon request, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

(h) Business Plan. Promptly and in any event no later than ninety (90) days after the beginning of each Fiscal Year, a consolidated business plan and projected operating budget for such Fiscal Year, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year.

(i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) outlining all material insurance coverage maintained as of the date of such certificate by the Borrower and its Subsidiaries.

(j) Information Regarding Collateral. The Borrower agrees promptly (and in any event no later than the earlier of (x) 30 days after such change and (y) 10 days prior to the date on which the perfection of the Liens under the Collateral Documents would (absent additional filings or other actions) lapse, in whole or in part, by reason of such change) to (i) furnish to the Collateral Agent written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure, (C) in any Credit Party’s jurisdiction of organization or (D) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number and (ii) make all filings under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all material respects in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(k) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), the Borrower shall deliver to the Collateral Agent a certificate of its Authorized Officer certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property security agreements (including the Intellectual Property Security Agreements) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each applicable jurisdiction to the extent necessary to effect, protect and perfect the security interests in the Collateral owned by the Credit Parties as of such date, in accordance with the Collateral Documents, subject to the compliance periods set forth therein, for a period of not less than 18 months after the Closing Date or the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(l) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the U.S. Securities and Exchange Commission or any other Governmental Authority, provided that the Borrower shall not be required to compromise in any way its attorney-client privilege and (C) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender, provided that the Borrower shall not be required to compromise in any way its attorney-client privilege.

(m) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their securities.

(n) Immaterial Domestic Subsidiaries. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a) or 5.01(b), a certificate of an Authorized Officer of the Borrower designating any Domestic Subsidiary that qualifies as an Immaterial Domestic Subsidiary, and certifying that such Immaterial Domestic Subsidiary, together with all other Immaterial Domestic Subsidiaries, (x) has assets comprising less than 2% of Total Assets on the last day of the Fiscal Quarter or Fiscal Year to which such financial statements relate and (y) contributes less than 2% of Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter or Fiscal Year to which such financial statements relate, which certificate shall be deemed to supplement Schedule 1.1C for all purposes hereof; provided that any Subsidiary that shall have become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement and otherwise complied with the provisions of Section 5.10 shall be deemed not to be an Immaterial Domestic Subsidiary and excluded from the calculations set forth above.

(o) Electronic Delivery. Documents required to be delivered pursuant to Section 5.01(a), 5.01(b), 5.01(d) or 5.01(l) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet and, other than information required to be delivered pursuant to Section 5.01(l), informs the Administrative Agent in writing on the same date of such posting; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental, third-party website or whether sponsored by the Administrative Agent) and, other than information required to be delivered pursuant to Section 5.01(l) informs the Administrative Agent in writing on the same date of such posting. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide electronic or paper copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it from the Administrative Agent or maintaining its copies of such documents.

Section 5.02. Existence. Except (x) as otherwise permitted under Section 6.08 (other than Section 6.08(s)) and (y) that no Credit Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

Section 5.03. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, and which is not permitted pursuant to Section 6.02, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

Section 5.04. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties reasonably necessary in the operation of or used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Nothing in this Section 5.04 shall prevent (a) Dispositions, consolidations or mergers in accordance with Section 6.08 or (b) the abandonment of rights, franchises, licenses trade names, copyrights, patents, trademarks or other Intellectual Property in accordance with Section 6.08(g).

Section 5.05. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage, in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) to the extent required by law flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder, as applicable, and provide for at least thirty (30) days’ (or such shorter period as may be consented to by the Administrative Agent in its reasonable discretion) prior written notice to the Collateral Agent of any modification or cancellation of such policy; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of Section 2.14(b), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance.

Section 5.06. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender at the expense of such Lender (or, after the occurrence and during the continuation of an Event of Default, the expense of the Borrower) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 5.07. Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent (the expense of conducting such meeting to be borne by the Borrower; provided that (i) each Person shall pay her or its travel expenses and the fees and expenses of her or its advisors and (ii) the Borrower may satisfy its obligations under this Section 5.07 by participating in a Lenders-only conference call in lieu of such meeting.

Section 5.08. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except in such instances in which the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Environmental Matters. (a) Environmental Disclosure. Provided that the Borrower shall not be required to compromise in any way its attorney-client privilege (except that such attorney-client privilege shall not be asserted in connection with any environmental audits, investigations, analyses and reports of any kind or character prepared by a third party that is not legal counsel for the Borrower or any of its Subsidiaries), the Borrower will deliver to the Administrative Agent and the Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters relating to the Borrower or any of its Subsidiaries or any Facility or with respect to any Environmental Claims that would reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon an Authorized Officer, the Corporate Director (Facilities/Environmental, Health and Safety/Real Estate) or Senior Manager (Corporate Environmental, Health and Safety) obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws unless the Borrower reasonably determines that such Release would not reasonably be expected to have a Material Adverse Effect, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (C) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, except to the extent that such restrictions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to have a Material Adverse Effect and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that would reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that would reasonably be expected to (1) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the

Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Subsidiaries. (a) Unless such Person qualifies as an Excluded Subsidiary, in the event that any Person becomes a Domestic Subsidiary of the Borrower:

(i) the Borrower shall promptly (and in any event within ten (10) Business Days) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement; and

(ii) the Borrower and such Subsidiary shall take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by Collateral Agent, including those which are similar to those described in (x) Sections 3.01(b), 3.01(h) (to the extent such Person owns any Material Real Estate Asset at such time) and 3.01(i) promptly following the occurrence thereof and (y) Section 5.12(d) (to the extent such Person owns any Material Real Estate Asset at such time) within 90 days following the occurrence thereof.

(b) In the event that any Person becomes a First-Tier Foreign Subsidiary, and the Equity Interests of such Foreign Subsidiary are owned by the Borrower or by any Domestic Subsidiary thereof, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver all such documents, instruments, agreements and certificates as are similar to those described in Section 3.01(b), and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(i) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 65% of the Equity Interests of such First-Tier Foreign Subsidiary (it being understood and agreed that (x) no actions to grant or perfect any lien or security interest in a Foreign Jurisdiction or under the laws of a Foreign Jurisdiction shall be required to be undertaken with respect to such Equity Interests and (y) neither the Borrower nor any of its Subsidiaries shall be required to enter into any security agreements or pledge agreements governed by laws of any non-U.S. jurisdictions).

(c) With respect to any Person that becomes a Subsidiary of the Borrower, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (x) the date on which such Person became a Subsidiary of the Borrower and (y) all of the data required to be set forth in Schedule 4.01 with respect to Subsidiaries of the Borrower, and such written notice shall be deemed to supplement Schedule 4.01 for all purposes hereof.

Section 5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or any Real Estate Asset owned on the Closing Date or acquired thereafter becomes a Material Real Estate Asset due to the construction of improvements thereon following the Closing Date or the acquisition thereof, as applicable, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents (including environmental reports), instruments, agreements, opinions and certificates, including those which are similar to those described in Section 3.01(h) and Section 5.12(d) with respect to each such Material Real Estate Asset that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such Material Real Estate Assets; provided that no such Lien shall be required to be granted as contemplated by this Section 5.11 on any owned Real Estate Asset or fixtures the acquisition of which is financed, or is to be financed in whole or in part through the incurrence of Indebtedness permitted by Section 6.01(n) or Section 6.09 until such Indebtedness is repaid in full (without giving effect to any refinancing thereof) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In addition to the foregoing, the Borrower shall, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which the Collateral Agent has been granted a Lien to the extent that Borrower or any other party has a copy of the appraisal and is permitted by the applicable third party appraisers and/or lenders to deliver a copy to Collateral Agent.

Section 5.12. Further Assurances. (a) At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by each Domestic Subsidiary that is not an Excluded Subsidiary and are secured by substantially all of the assets of the Borrower and the Guarantors and all of the outstanding Equity Interests of the Domestic Subsidiaries and 65% of the Equity Interests of First-Tier Foreign Subsidiaries subject, in each case, to the provisions set forth herein, in the Pledge and Security Agreement and the other Credit Documents.

(b) If, at any time and from time to time after the Closing Date, any Domestic Subsidiary that is not a Credit Party, together with all other Immaterial Domestic Subsidiaries, (i) has assets comprising more than 2% of Total Assets on the last day of the most recent Fiscal Quarter or Fiscal Year for which financial statements are required to be delivered pursuant to this Agreement or (ii) contributes more than 2% of the Consolidated Adjusted EBITDA for the period of four Fiscal Quarters ending on the last day of the Fiscal Quarter or Fiscal Year most recently ended for which financial statements are required to be delivered pursuant to this Agreement, then the Borrower shall, not later than 30 days after the date by which financial statements for such Fiscal Quarter or Fiscal Year are required to be delivered pursuant to this Agreement, cause one or more Domestic Subsidiaries to become Credit Parties such that the conditions contained in clauses (i) and (ii) of this Section 5.12(b) cease to be true.

(c) The Borrower shall, or cause the applicable Credit Party to, complete the actions listed on Schedule 5.12(c) by the times stated therein (or such later date as may be consented to by the Administrative Agent in its reasonable discretion).

(d) The Borrower shall prepare and deliver Phase I Environmental Site Assessments and reliance letters for each Closing Date Mortgaged Property, each in form and substance reasonably acceptable to the Collateral Agent, prepared (i) within 180 days prior to delivery thereof to the Collateral Agent and (ii) in accordance with ASTM E1527-05 by a nationally recognized environmental consultant reasonably acceptable to the Collateral Agent, and delivered to the Collateral Agent within sixty (60) days after the Closing Date (or such longer period as may be consented to by the Administrative Agent in its reasonable discretion).

Section 5.13. Miscellaneous Covenants. Unless otherwise consented to by the Administrative Agent:

(a) Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to each of the facilities provided hereunder and the Senior Notes.

(b) Cash Management Systems. The cash management systems of the Borrower and its Subsidiaries are acceptable in form to the Administrative Agent. The Borrower and its Subsidiaries shall not materially change these systems unless such change is reasonably acceptable to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article 6.

Section 6.01. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Credit Party to the Borrower or any Subsidiary; provided (i) all such Indebtedness shall be evidenced by an Intercompany Note, which, to the extent evidencing Indebtedness owing to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness that is owed to a Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable Intercompany Note;

(c) obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, stay, customs, appeal, replevin, statutory and surety bonds and performance and completion guaranties provided by the Borrower or any Subsidiary in the ordinary course of business;

(d) Indebtedness (i) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts or (ii) arising from the honoring by a bank or other financial institution of a check, draft, credit card, purchase card or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including automated clearinghouse (ACH) transfers) in the ordinary course of business; provided that such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(e) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations (including Indebtedness consisting of the deferred or contingent purchase price of property or services acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(f) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $150,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guarantied in any respect by the Borrower or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) any Permitted Refinancing of any Indebtedness specified in subclause (i) above, provided that such Permitted Refinancing shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced and the proceeds of such asset or supporting obligations in connection therewith;

(g) guaranties by the Borrower and its Subsidiaries with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (except that a Subsidiary that is not a Credit Party may not by virtue of this clause (g) guaranty any Indebtedness that such Subsidiary could not otherwise incur under this Section 6.01); provided that (A) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations, (B) no guaranty by any Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also guarantied the Obligations on substantially the same terms as the Guaranty and (C) any guaranty by a Credit Party of Indebtedness of a Subsidiary that is not a Credit Party would have been permitted as an Investment pursuant to Section 6.06(l);

(h) Indebtedness described in Schedule 6.01 and any Permitted Refinancing thereof;

(i) Indebtedness (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) (i) the Senior Notes in an aggregate principal amount not to exceed $1,000,000,000 and any Permitted Refinancing thereof and (ii) the Convertible Notes and any Permitted Refinancing thereof;

(k) unsecured Indebtedness (including Subordinated Indebtedness and Indebtedness convertible into equity of the Borrower) that (i) is issued on terms (including, in the case of Subordinated Indebtedness, subordination terms) customary at the time for unsecured debt securities issued in a public offering or a Rule 144A offering, (ii) matures after, and does not require any scheduled amortization or other scheduled or mandatory payments of principal or first scheduled put right prior to, the date which is at least 180 days after the latest maturity date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof), (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions customary at the time for unsecured debt securities, as applicable, issued in a public offering or a Rule 144A offering, (iv) shall not be at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guaranty and (v) is incurred by the Borrower; provided that both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrower will be in pro forma compliance with the covenants set forth in Section 6.07 (assuming, in the case of the Total Net Leverage Ratio, that the maximum Total Net Leverage Ratio was the level otherwise required by Section 6.07(b) minus 0.50); provided further that a certificate of an Authorized Officer delivered to the Administrative Agent at least 10 days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (k) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower in writing within five (5) days of receipt of such certificate that it disagrees with such determination;

(l) Indebtedness of any Subsidiary that is not a Credit Party to the Borrower or any Subsidiary; provided that such Indebtedness shall be evidenced by an Intercompany Note, which, to the extent owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(m) (i) deposits or guaranties incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction to conduct business in such jurisdiction and (ii) Indebtedness of (including, for the avoidance of doubt, guaranties by) any Subsidiary that is not a Credit Party; provided that the aggregate amount of all such Indebtedness permitted by this clause (ii) shall not exceed $100,000,000 at any time;

(n) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Capital Leases and purchase money Indebtedness and Indebtedness incurred pursuant to a Sale and Leaseback Transaction permitted under Section 6.09, and in each case a Permitted Refinancing thereof, in an aggregate principal amount not exceeding in the aggregate as to the Borrower and its Subsidiaries $150,000,000 at any one time outstanding;

(o) Refinancing Indebtedness, applied as required pursuant to the definition thereof; provided that (i) if any Term Loans remain outstanding after giving effect to the prepayment required under this clause (o), the aggregate principal amount of such outstanding Term Loans shall not be less than $25,000,000 and (ii) before and after giving effect to the incurrence of any Refinancing Indebtedness, each of the conditions set forth in Section 3.02 shall be satisfied;

(p) Permitted Incremental Equivalent Debt; provided that after giving effect to the incurrence thereof (i) the sum of the aggregate principal amount of (x) all New Term Loans and New Revolving Loan Commitments established (and, without duplication, New Revolving Loans incurred) at or prior to such time pursuant to Section 2.24 and (y) any other Permitted Incremental Equivalent Debt shall not exceed the Incremental Cap, (ii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter after giving effect to the incurrence of such Indebtedness, (iii) before and after giving effect to the incurrence of any Permitted Incremental Equivalent Debt, each of the conditions set forth in Section 3.02 shall be satisfied and (iv) the Borrower shall deliver to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such Permitted Incremental Equivalent Debt (x) a certificate of an Authorized Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with clauses (i), (ii) and (iii) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such ten Business Day period) and (y) any customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements reasonably requested by the Administrative Agent;

(q) Indebtedness incurred by a Receivables Entity that is a Subsidiary in a Qualified Receivables Transaction in an aggregate amount not to exceed $100,000,000 outstanding at any time;

(r) Indebtedness in the form of guaranties of loans and advances to officers, directors, consultants and employees of the Borrower and/or its Subsidiaries, in an aggregate amount not to exceed $10,000,000 outstanding at any time;

(s) Indebtedness consisting of guaranties of Indebtedness of joint ventures to the extent such guaranty would have been permitted as an Investment pursuant to Section 6.06(o);

(t) Indebtedness incurred in connection with the settlement of the Adverse Proceedings set forth on Schedule 4.11;

(u) Indebtedness of the Borrower or any of its Subsidiaries consisting of take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(v) Indebtedness consisting of obligations to make payments to current or former officers, directors, former or current consultants and employees of the Credit Parties or any of their Subsidiaries and their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of, Equity Interests of the Borrower to the extent permitted under Section 6.04(d);

(w) letters of credit or bank guaranties (other than Letters of Credit issued pursuant to this Agreement) not supporting Indebtedness and having an aggregate face amount not to exceed $25,000,000 outstanding at any time; and

(x) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $200,000,000 outstanding at any time.

Section 6.02. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable Intellectual Property laws, rules or procedures, except:

(a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings being diligently conducted and for which adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen or customers in connection with purchase orders and other agreements entered into in ordinary course of business, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet more than 30 days overdue or (ii) for amounts that are more than 30 days overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance laws or similar legislation and other types of social security, or to secure the performance of tenders, public or statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, import duties or for the payment of rent and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) or deposits to secure public or statutory obligations of such Persons, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, reservations of rights of others for licenses, sewers, electric lines, telegraph and telephone lines and other similar purposes, and other minor survey exceptions, defects, encumbrances or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) (i) Liens evidenced by the filing of precautionary UCC financing statements and (ii) Liens arising from UCC financing statements regarding operating leases or consignments entered into by the Credit Parties in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) Liens consisting of Permitted Licenses and (ii) leases of Real Estate or equipment entered into in the ordinary course of business or consistent with past practice which do not (x) interfere in any material respect with the business of the Borrower and its Subsidiaries or (y) secure any Indebtedness;

(l) Liens described in Schedule 6.02;

(m) (A) Liens securing Indebtedness permitted pursuant to Section 6.01(n); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and the proceeds of such asset or supporting obligations in connection therewith and (B) Liens securing Indebtedness permitted by Section 6.01(f); provided that such Lien was not incurred in contemplation of the Permitted Acquisition referred to in Section 6.01(f) and only encumbers the assets acquired in such Permitted Acquisition;

(n) (A) Liens on cash or deposits securing Indebtedness permitted pursuant to Section 6.01(c) or (d), (B) Liens on property in favor of any Credit Party securing Indebtedness permitted by Section 6.01(l) and (C) Liens securing Indebtedness permitted pursuant to Section 6.01(o) and (p);

(o) Liens securing judgments for the payment of money not constituting an Event of Default;

(p) Liens on property of a Subsidiary that is not a Credit Party that secure Indebtedness of such Subsidiary permitted under Section 6.01(m)(ii);

(q) Liens on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(r) (i) any other Liens (not securing Indebtedness) arising under, pursuant to or in connection with Co-Development Agreements and (ii) Liens on Discontinued Real Property (or any lease relating thereto);

(s) Liens on specific items of inventory or other goods and proceeds of any Person arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, or otherwise arising on goods in favor of suppliers of such goods, in each case in the ordinary course of business;

(u) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(v) Liens on insurance policies and the proceeds thereof securing financing of the premiums with respect thereto;

(w) Liens consisting of an agreement to dispose of any property permitted to be sold pursuant to Section 6.08;

(x) any customary encumbrance or restriction on the Equity Interests in a joint venture, including customary rights of first refusal, “tag-along” and “drag along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any joint venture pursuant to any joint venture or similar agreement;

(y) Liens arising on property in connection with a Sale and Leaseback transaction with respect to such property as permitted under Section 6.09; provided that such Lien applies solely to the property subject to such Sale and Leaseback Transaction;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions and not given in connection with the issuance of Indebtedness, (ii) related to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreement entered into with customers of the Borrower or any of the Subsidiaries in the ordinary course of business;

(aa) the modification, replacement, renewal or extension of any Lien permitted by Sections 6.02(l) and (m); provided that (i) such Lien does not extend to any additional property other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured by such Lien is permitted by Section 6.01;

(bb) three-way technology escrow agreements entered into using reputable escrow agents in connection with the license, development and distribution agreements of the Borrower and its Subsidiaries, pursuant to which Intellectual Property of the Borrower and its Subsidiaries, as applicable, is placed in escrow for the benefit of the agreement party that do not materially interfere with the conduct of the Borrower’s or any of its Subsidiaries’ business as conducted on the Closing Date (or as permitted by Section 6.11) or materially detract from the value thereof; provided that (1) the escrowed Intellectual Property is only released to the agreement party upon the bankruptcy, cessation of business, repudiation of material obligations or similar industry standard trigger events of the Borrower and its Subsidiaries and (2) upon such release, the agreement party’s use is limited to its internal use only, consistent with the manner in which the Intellectual Property was used by the Borrower and/or its Subsidiaries on behalf on the agreement party prior to the technology’s release from escrow; and

(cc) other Liens securing Indebtedness in an aggregate amount not to exceed $100,000,000.

Section 6.03. No Further Negative Pledges. No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations except (a) with respect to specific property subject to a Lien permitted hereunder to secure payment of Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a Asset Sale permitted hereunder; provided that such restrictions are limited to the property so encumbered or subject to such Asset Sale, (b) customary restrictions contained in any Permitted License, lease or similar agreement permitted hereunder (provided that such restrictions are limited to the property or assets subject to such Permitted License, lease or similar agreement), (c) customary provision in joint venture agreements applicable to joint ventures permitted hereunder; provided that such restrictions are applicable solely to such joint venture entered into in the ordinary course of business, (d) customary provisions set forth in Co-Development Agreements; provided that such restrictions are applicable solely to the property subject to such Co-Development Agreement, (e) with respect to Discontinued Real Property, (f) restrictions identified on Schedule 6.03, (g) restrictions set forth in Indebtedness permitted under Section 6.01(f) that impose restrictions on the property so acquired in connection with the Permitted Acquisition referred to in Section 6.01(f), (h) restrictions under any Refinancing Indebtedness or Permitted Incremental Equivalent Debt and (i) restrictions contained in the indentures relating to the Convertible Notes and the Senior Notes.

Section 6.04. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except (a) each Subsidiary may make Restricted Junior Payments consisting of a dividend or distribution with respect to its Equity Interests to the Borrower and its other Subsidiaries (and, in the case of non-wholly owned Subsidiaries to the Borrower and any of its other Subsidiaries and to each other owner of Equity Interest of such Subsidiary based on their relative ownership interest of the relevant class), (b) the Borrower and each Subsidiary may make Restricted Junior Payments of the type referred to in clause (iv) of the definition thereof to the Borrower or one or more other Subsidiaries, subject only to the subordination provisions, if any, applicable thereto, (c) the Borrower may pay Convertible Note Repayment Obligations then due and payable so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by an Authorized Officer demonstrating pro forma compliance with the financial covenants in Section 6.07 after giving effect to the subject Restricted Junior Payment, (d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any of its Subsidiaries held by any current or former officer, director, consultant or employee of the Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse or family member (or pay principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, similar agreement or any other agreement pursuant to which such Equity Interests were acquired or benefit plan of any kind and pay the amount of withholding taxes owed by the recipient of such payment on account thereof, (e) the Borrower may make cash payments in the form of cash settlements with respect to the Spread Overlay Agreements in accordance with the terms thereof, and only to the extent required thereby, so long as the Borrower receives contemporaneously with or within ninety (90) days preceding such distribution aggregate cash payments in connection with such Spread Overlay Agreements of not less than the amount of such distribution, (f) as set forth on Schedule 6.04 hereof, (g) the Borrower may refinance any Junior Financing with the proceeds of the Permitted Refinancing thereof, (h) the Borrower may make payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or disposition of assets that complies, if applicable, with the provisions of this Agreement, (i) so long as no Default or Event of Default shall have occurred and be continuing, to the extent that such payment is not required to be used to make a mandatory prepayment pursuant to Section 2.14(c), the Borrower or any Subsidiary may purchase, redeem or acquire its outstanding Equity Interests or any Indebtedness with the Net Equity Proceeds received from a substantially concurrent issuance of new Equity Interests, (j) any Credit Party may make any Restricted Junior Payment on account of the repurchase of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that shares of such Equity Interests represent all or a portion of (i) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (ii) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions covered by clause (i) and (k) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make other Restricted Junior Payments in an aggregate amount during the term of this Agreement not to exceed the sum of (i) $25,000,000 plus (ii) if, both immediately before and after giving effect such payment, the Total Net Leverage Ratio is less than 3.50:1.00, the Available ECF Amount.

Section 6.05. Restrictions on Subsidiary Distributions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than (i) with respect to specific property subject to a Lien permitted hereunder to secure payment of Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a Asset Sale permitted hereunder; provided that such restrictions are limited to the property so encumbered or subject to such Asset Sale, (ii) customary restrictions contained in any Permitted License, leases or similar agreements permitted hereunder; provided that such restrictions are limited to the property or assets subject to such Permitted License, lease or similar agreement, (iii) customary provision in joint venture agreements applicable to joint ventures permitted hereunder; provided that such restrictions are applicable solely to such joint venture entered into in the ordinary course of business, (iv) customary provision set forth in Co-Development Agreements; provided that such restrictions are applicable solely to the property subject to such Co-Development Agreements, (v) with respect to Discontinued Real Property, (vi) restrictions identified on Schedule 6.05, (vii) restrictions set forth in Indebtedness permitted under Section 6.01(f) that imposes restrictions on the property so acquired in connection with the Permitted Acquisition referred to in Section 6.01(f), Section 6.01(g) (to the extent not more restrictive that the restrictions contained in this Agreement), 6.01(k) (to the extent not more restrictive that the restrictions contained in this Agreement), Section 6.01(m)(ii) (solely with respect to the entity incurring such Indebtedness), Section 6.01(n) (solely with respect to the assets financed thereby), Section 6.01(q) and Section 6.01(x) (to the extent not more restrictive that the restrictions contained in this Agreement), (viii) restrictions under any Refinancing Indebtedness or Permitted Incremental Equivalent Debt, (ix) restrictions contained in this Agreement and the indentures relating to the Convertible Notes and the Senior Notes, (x) restrictions on cash or other deposits or customary net worth provisions imposed by customers under contracts entered into in the ordinary course of business, (xi) pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (x) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more materially restrictive with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any joint venture, except:

(a) Investments in Cash, Cash Equivalents, Investment Grade Securities and Acquired Non-Investment-Grade Securities;

(b) Investments owned as of or made prior to the Closing Date in any Subsidiary and Investments made after the Closing Date in any Credit Party;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and its Subsidiaries;

(d) Investments made by any Subsidiary that is not a Credit Party in another Subsidiary that is not a Credit Party;

(e) Investments in the nature of pledges or deposits with respect to leases, utilities, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(g) Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with (A) any Asset Sale effected in accordance with Section 6.08(c) or (B) a Disposition of assets not constituting an Asset Sale; provided that any such non-cash consideration received by the Borrower or any other Credit Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents;

(h) Investments by the Borrower or any of its Subsidiaries in a Person in an aggregate amount not to exceed at any time an amount equal to (i) $150,000,000 plus (ii) the Available ECF Amount during the term of this Agreement; provided that before and immediately after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(i) loans and advances to employees, directors, officers and consultants of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding in the aggregate;

(j) Permitted Acquisitions;

(k) Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date, in each case as described in Schedule 6.06(k) and any modification, replacement, renewal or extension thereof so long as the amount of such Investment is not increased thereby other than as otherwise permitted by this Section 6.06;

(l) Investments made by any Credit Party in any Subsidiary that is not a Credit Party in an aggregate amount not to exceed at any time, together with the aggregate amount of any Investment pursuant to the proviso to clause (c) of the definition of Permitted Acquisition, $175,000,000 during the term of this Agreement; provided that any such Investments in the form of loans shall comply with Section 6.01(l);

(m) the Spread Overlay Agreements to the extent constituting an Investment;

(n) all Investments existing or arising under any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;

(o) Investments in any joint ventures in an amount outstanding at any one time not to exceed the greater of (i) $100,000,000 or (ii) 1.0% of Total Assets;

(p) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(q) any Permitted License to the extent constituting an Investment;

(r) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(s) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(t) Investments related to the development or marketing of Makena Products and Interests in connection with (x) the exercise of the Borrower’s or a Subsidiary’s rights and remedies with respect to, and/or the sale, assignment, license or other disposition (including following the exercise of such rights and remedies) of, any Makena Products and Interests and (y) the settlement or unwinding of any contractual arrangements with KV relating to the Makena Products and Interests;

(u) Investments in a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(v) Investments held by a Subsidiary acquired after the Closing Date, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries in a transaction that is not prohibited by Section 6.08 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation (it being understood that Investments in Subsidiaries of such acquired Subsidiary must be otherwise permitted by Section 6.06(j));

(w) Investments in guaranteed investment contracts, annuities, mutual funds, insurance policies and similar products and investments purchased in the ordinary course of business in accordance with the Borrower’s qualified and/or non-qualified deferred compensation plan; and

(x) Investments held by a Massachusetts securities corporation in an aggregate amount not to exceed $1,000,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment that results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07. Financial Covenants. (a) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter ending on or about each date set forth below, beginning with the second Fiscal Quarter ending after the Closing Date, to be less than the correlative ratio indicated opposite such date:

Fiscal Quarter	Interest Coverage Ratio
December 31, 2012	3.25:1
March 31, 2013	3.25:1
June 30, 2013	3.25:1
September 30, 2013	3.25:1
December 31, 2013	3.25:1
March 31, 2014	3.25:1
June 30, 2014	3.25:1
September 30, 2014	3.25:1
December 31, 2014	3.25:1
March 31, 2015	3.25:1
June 30, 2015	3.50:1
September 30, 2015	3.50:1
December 31, 2015	3.50:1
March 31, 2016	3.50:1
June 30, 2016	3.50:1
September 30, 2016	3.50:1
December 31, 2016	3.50:1
March 31, 2017	3.50:1
June 30, 2017	3.50:1
September 30, 2017	3.75:1
December 31, 2017	3.75:1
March 31, 2018	3.75:1
June 30, 2018	3.75:1
September 30, 2018	3.75:1
December 31, 2018	3.75:1
March 31, 2019	3.75:1
June 30, 2019 and thereafter	3.75:1

(b) Total Net Leverage Ratio. The Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter ending on or about each date set forth below, beginning with the second Fiscal Quarter ending after the Closing Date, to exceed the correlative ratio indicated opposite such date:

Fiscal Quarter	Total Net Leverage Ratio
December 31, 2012	7.00:1
March 31, 2013	7.00:1
June 30, 2013	7.00:1
September 30, 2013	7.00:1
December 31, 2013	7.00:1
March 31, 2014	6.00:1
June 30, 2014	6.00:1
September 30, 2014	6.00:1
December 31, 2014	6.00:1
March 31, 2015	5.50:1
June 30, 2015	5.50:1
September 30, 2015	5.50:1
December 31, 2015	5.25:1
March 31, 2016	5.25:1
June 30, 2016	5.25:1
September 30, 2016	5.00:1
December 31, 2016	5.00:1
March 31, 2017	4.75:1
June 30, 2017	4.75:1
September 30, 2017	4.00:1
December 31, 2017	4.00:1
March 31, 2018	4.00:1
June 30, 2018	4.00:1
September 30, 2018	4.00:1
December 31, 2018	4.00:1
March 31, 2019	4.00:1
June 30, 2019 and thereafter	4.00:1

Section 6.08. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, substantially all property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person; (ii) any Massachusetts securities corporation may be merged with or into any other Massachusetts securities corporation, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to any other Massachusetts securities corporation; and (iii) any Subsidiary that is not a Credit Party may be merged with or into any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions to any other Subsidiary (other than an Excluded Subsidiary);

(b) sales, licenses, leases or other Dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $50,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than the sum of (x) $100,000,000 and (y) an amount equal to the lesser of (A) any unused portion of the basket provided for in this clause (ii) from the immediately prior Fiscal Year and (B) $100,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (B) no less than 70% thereof shall be paid in Cash; provided that for the purpose of this clause (B), the following shall be deemed to be Cash: (1) any securities received by the Borrower or such Subsidiary that are converted by the Borrower or such Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received in such conversion) within 180 days following the closing of the applicable Asset Sale and (2) any Designated Non-Cash Consideration in respect of such Asset Sale having an aggregate fair market value, taken together with the Designated Non-Cash Consideration in respect of all such Asset Sales, not to exceed at any time the greater of $100,000,000 and 1% of Total Assets, (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a) and (D) at the time of such Asset Sale, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(d) Disposals of obsolete, worn out or surplus property or damaged property no longer useful in the business of the Borrower and its Subsidiaries;

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 6.06 and Sale and Leaseback Transactions made in accordance with Section 6.09;

(g) (i) the abandonment of rights, franchises, licenses, trade names, copyrights, patents, trademarks or other Intellectual Property that are, in the reasonable judgment of the Borrower, either no longer economically practicable to maintain or no longer useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (ii) the transfer of Intellectual Property rights (including Permitted Licenses) in settlement of any dispute or litigation with governmental regulatory authorities or otherwise necessary to comply with any legal or regulatory requirement, (iii) the transfer of Intellectual Property rights (including Permitted Licenses) to third parties in settlement of any dispute or litigation with third parties and (iv) the transfer, sale or other disposition of non-core Intellectual Property, which, in the case of clauses (i), (iii) and (iv), does not materially interfere with the conduct of the Borrower’s or any of its Subsidiaries’ business as conducted on the Closing Date (or as permitted by Section 6.11) or materially detract from the value thereof;

(h) sales to a Receivables Entity or transfers by a Receivable Entity of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction”;

(i) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like-kind property (excluding any boot thereon) for use in any business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date (or as permitted by Section 6.11); provided that to the extent the property exchanged is Collateral, such replacement property shall constitute Collateral;

(j) sales, licenses, leases or other Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor of such property is a Credit Party either (i) the transferee thereof must be a Credit Party, (ii) such sale, license, lease or other Disposition must be for fair market value or (iii) such transaction shall constitute an Investment and must be permitted by Section 6.06;

(k) the unwinding of any Hedge Agreement;

(l) sales, transfers and other Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, which do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries;

(m) the creation of a Lien permitted under Section 6.02 (other than 6.02(w));

(n) dispositions of Investments or accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(o) the sale, discount or other Disposition of accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(p) the taking of any Real Estate Asset by any Person pursuant to the power of eminent domain, condemnation or otherwise; provided that any Net Insurance/Condemnation Proceeds realized by the Borrower or any of its Subsidiaries in connection with such taking are applied in accordance with Section 2.14(b), if applicable;

(q) the sale or other Disposition of (i) any assets of the Acquired Business or any of its Subsidiaries, to the extent such assets were owned by the Acquired Business or any such Subsidiary at the time of the Acquisition and were not acquired in contemplation thereof, in an aggregate amount not to exceed $50,000,000 and (ii) any Acquired Business Non-Core Assets;

(r) the sale or other Disposition of Acquired Non-Investment-Grade Securities; and

(s) the abandonment, termination or lapse of rights, franchises, licenses and permits to the extent permitted by Section 5.02.

Section 6.09. Sales and Leasebacks. Except as set forth on Schedule 6.09, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, unless (i) the Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the Total Net Leverage Ratio set forth in subsection 6.07, recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three (3) Business Days prior to the consummation of such Sale and Leaseback Transaction), (ii) the lease entered into by the Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (A) a Capital Lease or (B) a lease the payments under which will be treated as an operating expense for purposes of determining Consolidated Adjusted EBITDA and (iii) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with Section 2.14(a).

Section 6.10. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction involving aggregate consideration in excess of $5,000,000 (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and any of its Subsidiaries or among Subsidiaries of the Borrower; (b) customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation or fees to, or the provision of benefits for officers, consultants and former consultants, directors and employees of the Borrower and its Subsidiaries entered into in the ordinary course of business (including, without limitation, loans and advances permitted under Section 6.06(i)); (d) transactions or arrangements described in Schedule 6.10 or any renewals or extensions of any such agreements (so long as such renewals or extensions are not less favorable in any material respect to the Borrower or its Subsidiaries); (e) any transactions between a Credit Party and any Person that is an Affiliate solely because a director of such Person is also a director of a Credit Party, so long as such director abstains from voting as a director of such Credit Party in any matter involving such Person; (f) Restricted Junior Payments permitted to be made under Section 6.04; (g) transactions with consultants, customers, clients, suppliers, lessees or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement; (h) transactions effected as a part of a Qualified Receivables Transaction and any Permitted Refinancing thereof; (i) Investments permitted under Sections 6.06(c), (o), (p) and (t); (j) the issuances of Equity Interests or other securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by a majority of the Board of Directors of the Borrower or majority of disinterested members of the Board of Directors or any direct or indirect parent company of a Subsidiary of the Borrower, as appropriate, in good faith; (k) any employment or consulting agreement, incentive agreement, employee benefit plan, severance agreement, stock option or stock ownership plan, or any similar arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business approved by the Board of Directors of the Borrower, and payments, awards, grants or issuances of Capital Stock or other securities pursuant thereto; (l) any transaction with a Person in its capacity as a holder of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries where such Person is treated no more favorably than the other holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries; and (m) entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Person and each Person who is or becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries, in respect of liabilities (i) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by the Borrower, (ii) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries, predecessors or successors, (iii) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (iv) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries.

For purposes of this Section 6.10, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in the first sentence hereof if such transaction shall be approved (in form and substance reasonably satisfactory to the Administrative Agent) by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required.

Section 6.11. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date including, without limitation, any medical, pharmaceutical, diagnostic or other health oriented business and any businesses similar, related, ancillary or incidental thereto or a reasonable extension, development or expansion thereof; (ii) any other business acquired in connection with a Permitted Acquisition and any businesses similar, related, ancillary or incidental thereto, or that is an adjunct thereto (provided that the Administrative Agent consents to such adjunct if material), or a reasonable extension, development or expansion thereof, and (iii) such other lines of business as may be consented to by the Requisite Lenders.

Section 6.12. Amendments or Waivers of Organizational Documents and Certain Related Agreements. Except as contemplated by Section 3.01(c), no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement if such amendment, restatement, supplement, modification or waiver would have a Material Adverse Effect on the rights or remedies of the Lenders under the Credit Documents or with respect to the Credit Parties, without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.13. Amendments or Waivers with Respect to Junior Financing. Except in connection with a Permitted Refinancing thereof, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Junior Financing, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default more favorable to the Credit Party), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Junior Financing (or of any guaranty thereof), if applicable, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Junior Financing (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

Section 6.14. Fiscal Year. The Borrower shall not change its Fiscal Year end for SEC reporting purposes from the last Saturday in September.

Section 6.15. Massachusetts Securities Corporation. Notwithstanding any other provision of this Article 6, (a) no Credit Party shall permit any Subsidiary that is a Massachusetts securities corporation to create, incur, assume or suffer to exist any Liens or any Indebtedness, Dispose of any assets (other than (i) in compliance with Section 6.08(a)(ii) or (ii) Dispositions to the Borrower or a Subsidiary Guarantor or in connection with the sale and purchase of Investments), make any Investments or engage in any other business operations, other than Investments permitted by Section 6.06(a), in each case in accordance with Massachusetts General Laws Chapter 63, § 38B and, in addition, (b) no Credit Party shall permit any Subsidiary that is a Massachusetts securities corporation to engage in any business other than (i) investing in assets and securities of all kinds, including but not limited to debt securities and securities sold in transactions originated by it or its manager and (ii) other activities required by law to maintain tax advantaged status under Massachusetts General Laws Chapter 63, § 38B.

ARTICLE 7

GUARANTY

Section 7.01. Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution

Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03. Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09. Authority of Guarantors or Borrower. It is not necessary for the enforcement of this Article 7 for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any Installment or payment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization required pursuant to Section 2.22(d); or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b) Default in Other Agreements. (i) Except for the failure to fund the disputed portion of a payment in connection with an earn-out that is the subject of a good faith dispute and for which adequate reserve or other appropriate provision shall have been made in accordance with GAAP, failure of any of the Credit Parties or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) individually or in the aggregate in a principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06, 5.01(e) or 5.02 or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or in any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any such Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries (other than any Immaterial Domestic Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its general inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any such Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate in an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $50,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control. There occurs any Change of Control; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant

Collateral Document, except as otherwise provided in any Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be granted by the Collateral Documents; or

(m) Subordination Provisions. The Borrower or any Credit Party shall make any payment in violation of any subordination terms or conditions, if any, with respect to any Junior Financing;

THEN, (1) upon the occurrence of any Event of Default described in Sections 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments, Tranche A Term Loan Commitments and Tranche B Term Loan Commitments, if any, of each Lender having such Revolving Commitments, Tranche A Term Loan Commitments and Tranche B Term Loan Commitments, respectively, and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (1) the unpaid principal amount of and accrued interest and premium on the Loans, (2) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (3) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.01(f) or 8.01(g) to pay) to the Administrative Agent such additional amounts of cash as reasonably requested by the Issuing Bank, to Cash Collateralize Letters of Credit then outstanding.

ARTICLE 9

AGENTS

Section 9.01. Appointment of Agents. Each of JPMS and Citi is hereby appointed a Co-Syndication Agent hereunder, and each Lender hereby authorizes each of JPMS and Citi to act as a Co-Syndication Agent in accordance with the terms hereof and the other Credit Documents. Each of Goldman Sachs, JPMS and Citi is hereby appointed a joint bookrunner hereunder (in such capacity, the “Bookrunners”) and each Lender hereby authorizes each of Goldman Sachs, JPMS and Citi to act as a Bookrunner in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each of DNB Bank ASA, The Bank of Tokyo-Mitsubishi UFJ Ltd. and Fifth Third Bank is hereby appointed the Co-Documentation Agent hereunder, and each Lender hereby authorizes DNB Bank ASA, The Bank of Tokyo-Mitsubishi UFJ Ltd. and Fifth Third Bank to act as the Co-Documentation Agents in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 9 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each of the Co-Syndication Agents, Bookrunners and Co-Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. None of Goldman Sachs, JPMS or Citi in their capacities as Co-Syndication Agents or Bookrunners, nor DNB Bank ASA, The Bank of Tokyo-Mitsubishi UFJ Ltd. or Fifth Third Bank in their capacities as the Co-Documentation Agents, shall have any obligations but shall be entitled to all benefits of this Article 9. Each of the Co-Syndication Agents, Co-Documentation Agents, Bookrunner and any Agent described in the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

Section 9.02. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.03. General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made available by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt, refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief

Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

Section 9.04. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05. Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering (or if delivered in escrow, upon releasing from such escrow) its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Tranche A Term Loan, Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or the Lenders, as applicable on the Closing Date, or as of the date of funding of such New Loans.

(c) Each Lender acknowledges that the Borrower may purchase Tranche B Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in Section 10.06.

Section 9.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07. Successor Administrative Agent, Collateral Agent and Swing Line Lender. (a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither the Requisite Lenders nor the Administrative Agent shall have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of such successor Administrative Agent under the Credit Documents and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Goldman Sachs or its successor as the Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.07(a) shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Collateral Agent signed by the Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

Section 9.08. Collateral Documents and Guaranty. (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.05, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the

Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements and Cash Management Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is party thereto and no Cash Management Agreement will create (or be deemed to create) in favor of any Cash Management Provider that is a party thereto, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents, except as expressly provided in Section 9.02 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty and Cash Management Provider shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees; Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit

Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.09. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including reasonable legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due to the Administrative Agent under Sections 2.11, 10.02 and 10.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 10.02 and 10.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 10.02 and 10.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Bank may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Co-Syndication Agents, the Collateral Agent, the Administrative Agent, the Swing Line Lender, the Issuing Bank or the Co-Documentation Agents shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in Section 3.02(b) or paragraph (ii) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, any Lender, the Swing Line Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process or to notices to any Agent, any Lender, the Swing Line Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available.” None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, the Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side

Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries, its or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

Section 10.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of the Agents incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of the Agents for the furnishing of all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to the Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; provided that prior to the occurrence, and during the continuance, of a Default or Event of Default, reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the Administrative Agent, local or specialist counsel; provided, further, that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is an actual or potential conflict of interest that requires separate representation for any Agent; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by the Agents; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses (including reasonable attorneys fees) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Agent, each Lender and each of their respective Affiliates and officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and controlling persons (if any) of such Agent, Lender or Affiliates (each, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities result from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection herewith or therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

Section 10.04. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and the Issuing Bank (and their respective Affiliates) are hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or the Issuing Bank or their respective Affiliates to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or the Issuing Bank or their respective Affiliates hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or Issuing Bank (or any of their respective Affiliates) shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.17 and 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 10.04 are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Issuing Bank or their respective Affiliates may have.

Section 10.05. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Sections 2.24, 2.25 and 2.26, subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or the Issuing Bank, if applicable).

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees or premium;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend (x) the definition of “Requisite Lenders”, “Requisite Class Lenders” or “Pro Rata Share” or (y) Section 2.11(a), 2.16(c) or 2.17 in a manner which would alter the requirement that payments be made to the Lenders in accordance with their Pro Rata Share; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders”, “Requisite Class Lenders” or “Pro Rata Share” on substantially the same terms and conditions as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or any material Guarantor from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that (i) for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x) (other than as set forth in the proviso to clause (viii) or in clause (ix)), (ii) (1) the Commitment of any Defaulting Lender may not be increased or extended and (2) the principal amount of any Loans of any Defaulting Lender may not be reduced and the scheduled final maturity date thereof may not be extended, in any such case, without the consent of such Defaulting Lender and (iii) any amendment, modification, termination or consent requiring the consent of all Lenders or each affected Lender, that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(iii) alter the required application of any repayments or prepayments as among Classes pursuant to Section 2.15 or Section 9.02 of the Pledge and Security Agreement without the consent of the Requisite Class Lenders with respect to each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that the Requisite Lenders may waive, in whole or in part, any prepayment under Section 2.15 so long as the application, as among Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of the Administrative Agent and of the Issuing Bank;

(v) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligation of any Agent, in each case without the consent of such Agent;

(vi) amend, modify, terminate or waive any provision of the Credit Documents in a manner that by its terms directly and materially adversely affects the rights of Lenders holding Loans of one Class in respect of payments required to be made to such Lenders hereunder differently from the rights of Lenders holding Loans of any other Class in respect of their rights to receive payments on account of such Loans without the prior written consent of the Requisite Class Lenders with respect to each adversely affected Class; or

(vii) amend, modify, terminate or waive any provision of Section 3.02 (other than in connection with the making of the Term Loans) without the prior written consent of the Requisite Class Lenders with respect to Revolving Loans.

(d) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and each Credit Party signatory thereto.

Section 10.06. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and, subject to Section 10.06(h) hereof, no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, and prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it (provided, however, that pro rata assignments shall not be required, and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Eligible Assignee meeting the criteria of clause (i) of the definition thereof upon the giving of notice to the Borrower and the Administrative Agent; or

(ii) to any Eligible Assignee meeting the criteria of clause (ii) of the definition thereof (except in the case of assignments made to Goldman Sachs or in connection with the primary syndication of the credit facilities provided hereunder), consented to by each of the Borrower and the Administrative Agent (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further, that (A) the Borrower shall be deemed to have consented to any such assignment of Loans or Commitments unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after receiving notice thereof and (B) each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than (1) $2,500,000 with respect to the assignment of the Revolving Commitments, the Revolving Loans, the Tranche A Term Loans and New Term Loans constituting Non-Institutional Incremental Facilities and (2) $1,000,000 with respect to the assignment of the Tranche B Term Loans and New Term Loans constituting Institutional Incremental Facilities (or, if less, (x) the amount agreed to by the Borrower and the Administrative Agent or (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned).

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that (i) no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender and (ii) no more than one such fee shall be payable in connection with simultaneous assignments to or by two (2) or more Related Funds).

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06 the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the applicable “Assignment Effective Date” with respect to any assignee and assignor (i) such assignee shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall be a party hereto and a “Lender” for all purposes hereof with respect to the interest assigned, in addition to any interests hereunder it may theretofore hold as a Lender; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) the Issuing Bank shall continue to have all rights and obligations with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities of a Lender hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note to the assigning Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as an agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such

Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all of substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (iii) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the

Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender including obligations to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Assignments to the Borrower. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of the Tranche B Term Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:

(i) Such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Tranche B Term Loans, provided that, (A) notice of and the option to participate in the Auction shall be provided to all Tranche B Term Loan Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.06(i) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii) With respect to all repurchases made by the Borrower pursuant to this Section 10.06(i), (A) the Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding the Borrower, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Non-Public Lenders, (B) the Borrower shall not use the proceeds of any Revolving Loans to repurchase such Tranche B Term Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement;

(iii) Following a repurchase by the Borrower pursuant to this Section 10.06(i), the Tranche B Term Loans so repurchased shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of the Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Tranche B Term Loans repurchased and cancelled pursuant to this Section 10.06(i), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(iv) It is understood and agreed that any such repurchase of Tranche B Term Loans by the Borrower shall not be deemed a repayment of Term Loans (and shall, therefore, not be deducted) for purposes of the mandatory prepayment under Section 2.14(e).

Section 10.07. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.02, 10.03 and 10.04 and the agreements of the Agents and the

Lenders set forth in Sections 2.17, 9.03(b), 9.06 and 10.17 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank or the Lenders (or to the Administrative Agent, on behalf of the Lenders or the Issuing Bank), or any Agent, the Issuing Bank or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

Section 10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.

Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the other Credit Documents and it shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) SUBJECT TO CLAUSE (E), ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE

APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) (I) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION AND (II) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF THE COURTS OF ANY SUCH JURISDICTION.

Section 10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non public information regarding the Borrower and its Subsidiaries and Affiliates and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to its or their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

Section 10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Upon the termination of that certain Amended and Restated Commitment Letter, dated May 11, 2012, among Goldman Sachs, JPMS, Citi and the Borrower (the “Commitment Letter”) in accordance with the terms thereof (other than those terms that expressly survive termination thereof), Goldman Sachs, JPMS, Citi and their respective Affiliates and the Borrower and its Subsidiaries shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

Section 10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, (b) in connection therewith and with the process leading to such transaction each Lender is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person and (c) other than as set forth below, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized as of the date first written above.

HOLOGIC, INC., as Borrower

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Finance and Administration,
Chief Financial Officer and
Assistant Treasurer and
Assistant Secretary

BIOLUCENT, LLC, as Guarantor

By: Hologic, Inc.,
Its Sole Member and Manager

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Finance and Administration,
Chief Financial Officer and
Assistant Treasurer and
Assistant Secretary

CRUISER, INC., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

CYTYC CORPORATION, as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC DEVELOPMENT COMPANY
LLC, as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC INTERIM, INC., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC INTERNATIONAL, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

CYTYC LIMITED LIABILITY
COMPANY, as Guarantor

By: Cytyc Corporation,
Its Sole Member

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC PRENATAL PRODUCTS
CORP., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC SURGICAL PRODUCTS II,
LIMITED PARTNERSHIP, as
Guarantor

By: Cytyc Corporation,
Its General Partner

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

CYTYC SURGICAL PRODUCTS III,
INC., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

CYTYC SURGICAL PRODUCTS,
LIMITED PARTNERSHIP, as
Guarantor

By: Cytyc Corporation,
Its General Partner

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

DIRECT RADIOGRAPHY CORP., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

HOLOGIC LIMITED PARTNERSHIP,
as Guarantor

By:	Cytyc Corporation,
Its General Partner

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

INTERLACE MEDICAL, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

SENTINELLE MEDICAL USA INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

SUROS SURGICAL SYSTEMS, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

SST MERGER CORP., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

THIRD WAVE AGBIO, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

THIRD WAVE TECHNOLOGIES, INC.,
as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE INCORPORATED, as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

GEN-PROBE SALES & SERVICE, INC.,
as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE INTERNATIONAL, INC.,
as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE HOLDINGS, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE TRANSPLANT
DIAGNOSTICS, INC., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

GEN-PROBE GTI DIAGNOSTICS
HOLDING COMPANY, as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE GTI DIAGNOSTICS,
INC., as Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

GEN-PROBE PRODESSE, INC., as
Guarantor

By:	/s/ Glenn P. Muir
	Name:	Glenn P. Muir
	Title:	Executive Vice President,
Treasurer and Assistant
Secretary

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA as Joint Lead Arranger and Joint Lead Bookrunner, Administrative Agent, Collateral Agent, Swing Line Lender and Lender

By:	/s/ Meredith Mackey
Authorized Signatory

J.P. MORGAN SECURITIES LLC as Joint Lead Arranger and Joint Lead Bookrunner and Co-Syndication Agent

By:	/s/ Edward S. Pyne
Name: Edward S. Pyne
Title Vice President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Lead Bookrunner and Co-Syndication Agent

By:	/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title Managing Director

Bank of America, N.A., as Lender

By:	/s/ Linda Alto
	Name:	Linda Alto
	Title:	Senior Vice President

CIT Finance LLC, as Lender

By:	/s/ Terence Sullivan
	Name:	Terence Sullivan
	Title:	Managing Director

CITIBANK, N.A., as Lender

By:	/s/ Stuart G. Dickson
	Name:	Stuart G. Dickson
	Title:	Vice President

DNB BANK ASA, Grand Cayman Branch, as Lender

By:	/s/ Kristie Li
	Name:	Kristie Li
	Title:	First Vice President

By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	Senior Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Joshua N. Livingston
	Name:	Joshua N. Livingston
	Title:	Duly Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By:	/s/ Meredith Mackey
Authorized Signatory

HSBC Bank USA, National Association, as Lender

By:	/s/ Kenneth V. McGraime
	Name:	Kenneth V. McGraime
	Title:	Senior Vice President

JPMorgan Chase Bank, N.A., as Lender

By:	/s/ Peter M. Killea
	Name:	Peter M. Killea
	Title:	Senior Vice President

Bank Leumi USA, as Lender

By:	/s/ Joung Hee Hong
	Name:	Joung Hee Hong
	Title:	First Vice President

RBS Citizens, N.A., as Lender

By:	/s/ Cheryl Carangelo
	Name:	Cheryl Carangelo
	Title:	Senior Vice President

RAYMOND JAMES BANK, N.A., as Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

The Bank of Nova Scotia, as Lender

By:	/s/ Michelle C. Phillips
	Name:	Michelle C. Phillips
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Brian McNany
	Name:	Brian McNany
	Title:	Vice President

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among HOLOGIC, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Lead Bookrunners, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Co-Syndication Agents.

Pursuant to Section [2.01][2.02][2.03] of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [                 ], 201[    ] (the “Credit Date”):

[Tranche A Term Loans
☐	Base Rate Loans:	$	[ , ,	]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$	[ , ,	]]

[Tranche B Term Loans
☐	Base Rate Loans:	$	[ , ,	]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$	[ , ,	]]

[Revolving Loans
☐	Base Rate Loans:	$	[ , ,	]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$	[ , ,	]]
[Swing Line Loans:		$	[ , ,	]]

EXHIBIT A-1-1

The Borrower hereby certifies that:

(i) after making the Revolving Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of the Credit Date, [the representations and warranties contained in each of the Credit Documents]1 [(1) the representations and warranties set forth in Sections 4.01(a) (other than with respect to the applicable Person being in good standing in each applicable jurisdiction), 4.01(b)(ii), 4.03, 4.04(a)(i), 4.04(a)(ii), 4.06, 4.17(a)(i), 4.17(b), 4.18, 4.22, 4.27, 4.28 and (subject to the limitations on perfection of security interests set forth in the last paragraph of Section 3.01(i)) 4.29, and, with respect to the Borrower only, Section 4.07 of the Credit Agreement, and (2) the Acquisition Agreement Representations]2 are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv) other than with respect to the Credit Extensions made on the Closing Date, as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by the Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

[1]	Select this language for any borrowing request in respect of Loans other than Loans to be made on the Closing Date.
[2]	Select this language for any borrowing request to be made on the Closing Date.

EXHIBIT A-1-2

Date: [ ], 201[ ]	HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT A-1-3

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among HOLOGIC, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Lead Bookrunners, GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent, and J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Co-Syndication Agents.

Pursuant to Section 2.09 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [                 ], 201[    ]:

1. [Tranche A Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)
$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans]
2. [Tranche B Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)
$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans]

EXHIBIT A-2-1

3. [Revolving Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)
$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans]

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [ ], 201[ ]	HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

TRANCHE A TERM LOAN NOTE

$[    ,    ,    ]

[ ], 20[ ]	New York, New York

FOR VALUE RECEIVED, HOLOGIC, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (the “Payee”) or its registered assigns the principal amount of [        ] DOLLARS ($[    ,    ,    ]) in the Installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit and Guaranty Agreement dated as of [            ], 2012 as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

The Borrower shall make scheduled principal payments (the “Installments”) on this Tranche A Term Loan Note (this “Note”) as set forth in Section 2.12(a) of the Credit Agreement.

This Note is one of the “Tranche A Term Loan Notes” in the aggregate principal amount of $1,000,000,000 issued pursuant to and is entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche A Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement or settlement confirmation effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and

EXHIBIT B-1-1

treat the Payee as the owner and holder of this Note and the obligations evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT B-1-3

TRANSACTIONS ON

TRANCHE A TERM LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-1-4

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

TRANCHE B TERM LOAN NOTE

$[    ,    ,    ]

[ ], 20[ ]	New York, New York

FOR VALUE RECEIVED, HOLOGIC, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (the “Payee”) or its registered assigns the principal amount of [        ] DOLLARS ($[    ,    ,    ]) in the Installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

The Borrower shall make principal payments (the “Installments”) on this Tranche B Term Loan Note (this “Note”) as set forth in Section 2.12(b) of the Credit Agreement.

This Note is one of the “Tranche B Term Loan Notes” in the aggregate principal amount of $1,500,000,000 issued pursuant to and is entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement or settlement confirmation effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and

EXHIBIT B-2-1

treat the Payee as the owner and holder of this Note and the obligations evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON

TRANCHE B TERM LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2-4

EXHIBIT B-3 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[    ,    ,    ]

[ ], 20[ ]	New York, New York

FOR VALUE RECEIVED, HOLOGIC, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (the “Payee”) or its registered assigns, on or before [            ], 2017, the lesser of (a) [        ] DOLLARS ($[    ,    ,    ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $300,000,000 issued pursuant to and is entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat the Payee as the owner and holder of this Note and the obligations evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will

EXHIBIT B-3-1

make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-3-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT B-3-3

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3-4

EXHIBIT B-4 TO

CREDIT AND GUARANTY AGREEMENT

SWING LINE NOTE

$[ , , ]
[ ], 20[ ]	New York, New York

FOR VALUE RECEIVED, HOLOGIC, INC., a Delaware corporation (the “Borrower”), promises to pay to [            ], as Swing Line Lender (the “Payee”), on or before [            ], 2017, the lesser of (a) [            ] ($[        ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Swing Line Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

This Swing Line Note (this “Note”) is the “Swing Line Note” issued pursuant to and is entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

EXHIBIT B-4-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN THE LAW OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF ANY LAW.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-4-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT B-4-3

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-4-4

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of HOLOGIC, INC., a Delaware corporation (the “Borrower”).

2. I have reviewed the terms of the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. To the best of my knowledge after due inquiry, the examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (this “Certificate”), except as set forth in a separate attachment, if any, to this Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4. Set forth on Schedule 1.1C hereto are all Immaterial Domestic Subsidiaries (other than those Immaterial Domestic Subsidiary listed on Schedule 1.1C of the Credit Agreement or any other schedule (including, without limitation, each Schedule 1.1C attached to any and all Compliance Certificates delivered to the Administrative Agent prior to the date hereof) that supplements such Schedule 1.1C). Each Immaterial Domestic Subsidiary listed on Schedule 1.1C hereto, together with all other Immaterial Domestic Subsidiaries, (x) has assets comprising less than 2% of Total Assets on the last day of the accounting period covered by the attached financial statements and (y) contributes less than 2% of Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on the last day of the accounting period covered by the attached financial statements.

EXHIBIT C-1

The foregoing certifications, together with the computations set forth in the Annex A [and Exhibit A] hereto and the financial statements delivered with this Certificate in support hereof and thereof, are made and delivered [            ], 20[    ] pursuant to Section 5.01(c) of the Credit Agreement.

HOLOGIC, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT C-2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [            ], 20[    ]

1. [Consolidated Total Debt:

the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP:]	$	[ , ,	]

2. [Consolidated Net Debt:

(i) Consolidated Total Debt:	$	[ , ,	]

(ii) the aggregate amount (not to exceed $250,000,000) of Qualified Cash:	$	[ , ,	]

Consolidated Net Debt: (i) – (ii) = ]	$	[ , ,	]

3. [Consolidated Senior Secured Debt: Consolidated Total Debt that is secured by a Lien on the assets of the Credit Parties:]	$	[ , ,	]

4. Adjusted Consolidated Interest Expense:

total interest expense in accordance with GAAP (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest, amortization of deferred financing fees and amortization in relation to terminated Hedge Agreements) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit, net costs under Interest Rate Agreements, capitalized interest and the interest component of all Attributable Receivables Indebtedness:

	$	[ , ,	]

EXHIBIT C-3

5. Consolidated Net Income:	$	[ , ,	]

(i) the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$	[ , ,	]

(ii) the sum, without duplication, of (a) through (h):	$	[ , ,	]

(a)     the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except as contemplated by Section 1.05 of the Credit Agreement):

	$	[ , ,	]

(b)     the income (or deficit) of any Person in which the Borrower or any of its Subsidiaries has an ownership interest that is either (x) not a Subsidiary or (y) accounted for by the equity method of accounting, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions;

	$	[ , ,	]

(c)     the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Subsidiary or any of its property or to which such Subsidiary or any of its property is subject:

	$	[ , ,	]

(d)     any fees and expenses recognized during such period, or any amortization thereof for such period, in connection with the consummation of the Acquisition, any Prior Acquisition, Permitted Acquisition, Investment, asset disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or other modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing

EXHIBIT C-4

Date and any such transaction undertaken but not completed) and any charges or non-recurring costs recognized during such period as a result of any such transaction:	$	[ , ,	]

(e)     any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance) (including, for the avoidance of doubt, as a result of its application to Convertible Notes issued in exchange for other Convertible Notes):

	$	[ , ,	]

(f) any extraordinary gain or loss (including, without limitation, any gains or losses arising out of the settlement of any Adverse Proceeding listed on Schedule 4.11 to the Credit Agreement):	$	[ , ,	]

(g) any income (loss) for such period attributable to the exchange or early extinguishment of Indebtedness, together with any related provision for taxes on any such income:	$	[ , ,	]

(h) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower:	$	[ , ,	]

Consolidated Net Income: (i) – (ii) =	$	[ , ,	]

6. Consolidated Adjusted EBITDA:	$	[ , ,	]

(i) Consolidated Net Income of the Borrower and its Subsidiaries:	$	[ , ,	]

(ii)     without duplication and (except with respect to clause (k) below), to the extent reducing net income (and not excluded in determining Consolidated Net Income) for such period, the sum of clauses (a) through (k):

	$	[ , ,	]

EXHIBIT C-5

(a) any expense and provision for taxes, paid or accrued:	$	[ , ,	]

(b) Adjusted Consolidated Interest Expense milestone payments in connection with any investment or series of related investments and costs of surety bonds in connection with financing activities:	$	[ , ,	]

(c) Consolidated Depreciation and Amortization Expense:	$	[ , ,	]

(d)     any non-cash charges and non-cash revenue loss recorded in respect of purchase accounting (including, but not limited, to revenue not recognized as a result of the write-up of accounts receivable), and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations:

	$	[ , ,	]

(e)     any other non-cash charges (including, without limitation, incurred pursuant to any equity incentive plan or award or arising from any impairment of intangible assets or goodwill, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or a write-off, writedown or reserve with respect to current assets) for such period:

	$	[ , ,	]

(f)      any unusual expenses or charges, including without limitation, any restructuring, integration, transition and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance and curtailments or modifications to pension and post-retirement employee benefit

EXHIBIT C-6

plans, retention payments in connection therewith, asset write-downs or asset disposals, write-downs for purchase and lease commitments, write-downs of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related costs of existing products or product lines; provided that (x) subject to clause (y), the aggregate amount added back pursuant to this paragraph (f), together with the amount of projected synergies and cost savings added back pursuant to Section 1.05(c) of the Credit Agreement, shall not exceed 10% of Consolidated Adjusted EBITDA for such period, calculated without giving effect to any adjustment pursuant to this paragraph (f), paragraph (k) or Section 1.05(c) of the Credit Agreement as it relates to projected synergies and cost savings and (y) in addition to the amount set forth in clause (x) above, there may also be added back pursuant to this paragraph (f) such expenses and charges incurred in connection with the Acquisition during the period commencing on the Closing Date and ending on September 26, 2015, in an aggregate amount not to exceed $50,000,000:

	$	[ , ,	]

(g) charges with respect to casualty events:	$	[ , ,	]

(h) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted hereunder:	$	[ , ,	]

(i)      any contingent or deferred payments (including, but not limited to, severance, retention, earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with the Acquisition, any Prior Acquisition or any Permitted Acquisition:

	$	[ , ,	]

(j) non-cash charges pursuant to Statement of Financial Accounting Standards No. 158 (codified within Accounting Standards	$	[ , ,	]

EXHIBIT C-7

Codifications 715-20, Defined Benefit Plans—General and 715-30, Defined Benefit Plans—Pension):

(k)     in addition to synergies and cost savings permitted to be added back in connection with a Pro Forma Transaction pursuant to Section 1.05(c) of the Credit Agreement, the amount of synergies and cost savings projected by the Borrower in good faith to result from actions taken or expected to be taken in connection with the Acquisition, in the period commencing on the Closing Date and ending on September 26, 2015, net of the amount of actual benefits during such period realized from such actions or otherwise added back pursuant to this definition; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and (B) the aggregate amount added back pursuant to this paragraph (k) shall not exceed $75,000,000:

	$	[ , ,	]

(iii) to the extent increasing net income (and not excluded in determining Consolidated Net Income) for such period, the sum of (a) through (c):	$	[ , ,	]

(a) any cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (e) above in such period or any prior period:	$	[ , ,	]

(b)     all non-cash income or gains (but excluding any such amount (x) in respect of which cash or other assets were received in a prior period or will be received or (y) which represents the reversal of an accrual or cash reserve for, anticipated cash charges in any prior period) and non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations:

	$	[ , ,	]

(c) any unusual income or gains, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis:	$	[ , ,	]

EXHIBIT C-8

Consolidated Adjusted EBITDA[3]: (i) + (ii) – (iii) =	$	[ , ,	]

7. [Total Net Leverage Ratio] [Net Senior Secured Leverage Ratio]:[4]	$	[ , ,	]

(i) [Consolidated Total Debt] [Consolidated Net Debt] [Consolidated Senior Secured Debt]:	$	[ , ,	]

(ii) Consolidated Adjusted EBITDA[5]:	$	[ , ,	]

[Total Net Leverage Ratio] [Net Senior Secured Leverage Ratio]: (i) / (ii) =

Actual: . :1.00 Required: . :1.00

8. Interest Coverage Ratio[6]:

[The ratio as of the last day of the most recently ended Fiscal Quarter of (i) Consolidated[7] Adjusted EBITDA for the four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such four (4)-Fiscal Quarter period.][8]

[3]	Without duplication and to the extent included in Consolidated Net Income, any adjustments resulting from the application of Accounting Standards Codification 815 shall be excluded in determining Consolidated Adjusted EBITDA. For purposes of calculating the Total Net Leverage Ratio and Net Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA will be deemed to be equal to (1) for the fiscal quarter ended September 24, 2011, $239,780,000, (2) for the fiscal quarter ended December 24, 2011, $248,894,000 and (3) for the fiscal quarter ended March 24, 2012, $234,588,000 (it being understood and agreed that the foregoing Consolidated Adjusted EBITDA amounts set forth in clauses (1), (2) and (3) each reflect the inclusion of synergies of $18,750,000 (which accordingly utilizes a portion of the basket set forth in clause (k) above) and each other adjustment contemplated by this definition for the applicable period but is without limitation of the pro forma adjustment contemplated by Section 1.05 of the Credit Agreement).
[4]	Please see footnote 3.
[5]	Please see footnote 3.
[6]	Please see footnote 3.
[7]	To be determined on a pro forma basis for the Acquisition and related transactions, assuming such transactions occurred on the first day of such period.
[8]	Select this language in respect of any Compliance Certificate delivered prior to the last day of the first full Fiscal Quarter ending after the Closing Date.

EXHIBIT C-9

The ratio as of the last day of the first full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date, to (ii) Adjusted Consolidated Cash Interest Expense for such Fiscal Quarter period multiplied by four (4).][9]

[The ratio as of the last day of the second full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date, to (ii) Adjusted Consolidated Cash Interest Expense for such two (2)-Fiscal Quarter period multiplied by two (2).][10]

[The ratio as of the last day of the third full Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period ending on such date to (ii) Adjusted Consolidated Cash Interest Expense for such three (3)-Fiscal Quarter period multiplied by four thirds (4/3).][11]

[The ratio as of the last day of any other Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the prior four (4)-Fiscal Quarter period then ending to (ii) Adjusted Consolidated Cash Interest Expense for such four (4)-Fiscal Quarter period.][12]

(i) Consolidated Adjusted EBITDA[13]	$	[ , ,	]

(ii) Adjusted Consolidated Interest Expense	$	[ , ,	]

Interest Coverage Ratio: (i) / (ii) =

Actual: . :1.00

[9]	Select this language in respect of the Compliance Certificate delivered in connection with the first full Fiscal Quarter ending after the Closing Date.
[10]	Select this language in respect of the Compliance Certificate delivered in connection with the second full Fiscal Quarter ending after the Closing Date.
[11]	Select this language in respect of the Compliance Certificate delivered in connection with the third full Fiscal Quarter ending after the Closing Date.
[12]	Select this language in respect of any Compliance Certificate delivered in connection with any Fiscal Quarter other than those Fiscal Quarters set forth in footnotes 9, 10 and 11.
[13]	Please see footnote 3.

EXHIBIT C-10

Required: . :1.00

[9. Attached hereto as Exhibit A hereto are statements of reconciliation in respect of the financial statements delivered in respect of the Fiscal [Quarter[s]] ended [ ], 20[ ][,[ ], 20[ ] and [ ], 20[ ]] [and the Fiscal [Year[s] ended [ ], 20[ ][,[ ], 20[ ] and [ ], 20[ ]][14].

[14]	Insert this certification if, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement prior to the date of this Compliance Certificate will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made and such reconciliation of financial statements is required by GAAP.

EXHIBIT C-11

SCHEDULE 1.1C TO

COMPLIANCE CERTIFICATE

Additional Immaterial Domestic Subsidiaries

EXHIBIT C-12

[EXHIBIT A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [                 ], 20[    ]

Statements of Reconciliation]

EXHIBIT C-13

EXHIBIT D-1 TO

CREDIT AND GUARANTY AGREEMENT

OPINION OF BROWN RUDNICK LLP

[PROVIDED SEPARATELY]

EXHIBIT D-1

EXHIBIT D-2 TO

CREDIT AND GUARANTY AGREEMENT

OPINION OF RICHARDS, LAYTON & FINGER, P.A.

[PROVIDED SEPARATELY]

EXHIBIT D-2

EXHIBIT D-3 TO

CREDIT AND GUARANTY AGREEMENT

OPINION OF NEWMEYER & DILLION, LLP

[PROVIDED SEPARATELY]

EXHIBIT D-3

EXHIBIT D-4 TO

CREDIT AND GUARANTY AGREEMENT

OPINION OF BROWNSTEIN HYATT FARBER SCHRECK, LLP

[PROVIDED SEPARATELY]

EXHIBIT D-4

EXHIBIT D-5 TO

CREDIT AND GUARANTY AGREEMENT

OPINION OF WHYTE HIRSCHBOECK DUDEK S.C.

[PROVIDED SEPARATELY]

EXHIBIT D-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the assignor named below (the “Assignor”) and the assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities ), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:

[Assignor is not a Defaulting Lender]

EXHIBIT E-1

2. Assignee:	[and is an Affiliate/Related Fund of [identify Lender]] Markit Entity Identifier (if any):

_______________________

3. Borrower:	Hologic, Inc., a Delaware corporation

4. Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit and Guaranty Agreement dated as of [ ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, certain subsidiaries of the Borrower, as guarantors, the Lenders party thereto from time to time and Goldman Sachs Bank USA, as administrative agent and collateral agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[15]
[16]	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 201     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[16]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Term Loans” or “Tranche B Term Loans”).

EXHIBIT E-2

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

EXHIBIT E-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]17 Accepted:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Authorized Signatory

[Consented to:]18

HOLOGIC, INC.

By:
Name:
Title:

[17]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT E-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have (in addition to any such rights and obligations then otherwise held by it) the rights and obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents

EXHIBIT E-5

and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than New York General Obligations Law, Section 5-1401).

[Remainder of page intentionally left blank]

EXHIBIT E-6

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Hologic, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT G-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of Hologic, Inc., a Delaware corporation (the “Borrower”).

2. I have reviewed the terms of Section 3 of the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents, and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or, to the best of my knowledge after due inquiry, have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of the Borrower, that as of the date hereof to the best of my knowledge after due inquiry:

(i) (a) the representations and warranties set forth in Section 4.01(a) (other than with respect to the applicable Person being in good standing in each applicable jurisdiction), 4.01(b)(ii), 4.03, 4.04(a)(i), 4.04(a)(ii), 4.06, 4.17(a)(i), 4.17(b), 4.18, 4.22, 4.27, 4.28 and (subject to the limitations on perfection of security interests set forth in the last paragraph of Section 3.01(i)) 4.29, and, with respect to the Borrower only, Section 4.07 of the Credit Agreement and (b) the Acquisition Agreement Representations are true and correct in all material respects on and as of the Closing Date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii) since December 31, 2011, no change, effect, event or circumstance has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect;

EXHIBIT G-1-1

(iii) On the Closing Date, the Borrower and its Subsidiaries have outstanding no Indebtedness or preferred stock other than (i) the Loans and other Credit Extensions under the Credit Agreement, (ii) the [Senior Notes] [and Bridge Loans], (iii) the Convertible Notes, (iv) Capital Leases, (v) Indebtedness described in Schedule 6.01 of the Credit Agreement and other Indebtedness permitted under Section 6.01 of the Credit Agreement in an aggregate principal amount not to exceed $25,000,000 and (vi) Indebtedness permitted by the Acquisition Agreement; and

(iv) Each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing are in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers. All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired.

4. Attached as Annex A hereto are true and complete (and, where applicable, executed and conformed) copies of each of the Related Agreements.

5. Each Credit Party has requested (i) Brown Rudnick LLP to deliver to the Agents and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit D-1, annexed to the Credit Agreement and (ii) Richards, Layton & Finger, P.A., Newmeyer & Dillion, LLP, Brownstein Hyatt Farber Schreck, LLP and Whyte Hirschboeck Dudek S.C. to deliver to the Agents and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibits D-2, D-3, D-4 and D-5 to the Credit Agreement, respectively, and in the case of each of clauses (i) and (ii) of this paragraph, as to such other matters as the Administrative Agent may reasonably request.

6. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements and (b) pro forma consolidated balance sheets of the Borrower and its Subsidiaries (including, for the avoidance of doubt,

EXHIBIT G-1-2

the Acquired Business and its Subsidiaries) as at the Closing Date reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall meet the requirements of Regulation S-X for a Form S-1 Registration Statement except that no footnote pursuant to Regulation S-X 3-10 shall be required with respect to the Guarantors.

The foregoing certifications are made and delivered as of [            ], 2012.

HOLOGIC, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT G-1-3

Annex A to Closing Date Certificate

Related Agreements

[Attached]

EXHIBIT G-1-4

Annex B to Closing Date Certificate

Historical Financial Statements and Pro Forma Consolidated Balance Sheets

[Attached]

EXHIBIT G-1-5

EXHIBIT G-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of Hologic, Inc., a Delaware corporation (the “Borrower”).

2. Reference is made to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, have made, or have caused to be made under my supervision, such examination or investigation as is in my opinion, necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Acquisition and other transactions contemplated to occur on or before the Closing Date by the Related Agreements, the related financings and the other transactions contemplated to occur on or before the Closing Date by the Credit Documents, the Credit Parties are, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of [            ], 2012.

HOLOGIC, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT G-2-1

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [                 ], 20[    ] (this “Counterpart Agreement”) is delivered pursuant to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Hologic, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the applicable terms thereof;

(b) represents and warrants that each of the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04, 4.06, 4.13, 4.17, 4.22, 4.27 and 4.29 the Credit Agreement and each other Credit Documents applicable to the undersigned is true and correct in all material respects on and as of the date hereof both before and after giving effect to this Counterpart Agreement, except to the extent any such representation or warranty specifically relates to an earlier date, in which case each such representation and warranty is true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(d) irrevocably and unconditionally guaranties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with Section 7 of the Credit Agreement; and

EXHIBIT H-1

(e) the undersigned hereby (i) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) pursuant to the terms of, and subject to the exceptions contained in, the Pledge and Security Agreement, grants to the Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located, and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought (provided that this Counterpart Agreement may be modified by the requisite number of Lenders that are required to modify corresponding terms of the Credit Agreement or the Pledge and Security Agreement, as the case may be). Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof the notice address of the undersigned shall be the address set forth on the signature page hereof. In case any provision of or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision of or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Glenn P. Muir, Executive Vice President, Finance and Administration

Facsimile: +1 781 282-0669

with a copy to:

Brown Rudnick LLP

One Financial Center, Boston MA 02111

Attention: Philip J. Flink, Esq.

Facsimile: +1 617 856-8201

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent

By:
Authorized Signatory

EXHIBIT H-3

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

[Separately Attached]

EXHIBIT I-1

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of [                 ], 20[    ] (this “Agreement”) by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), HOLOGIC, INC., a Delaware corporation (the “Borrower”), and GOLDMAN SACHS BANK USA, as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement dated as of [            ], 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request the increase of the existing Revolving Loan Commitments and/or the establishment of New Term Loan Commitments by entering into one or more Joinder Agreements with New Term Loan Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans

EXHIBIT J-1

of such type; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions:

1. Applicable Margin. The Applicable Margin for each Series [    ] New Term Loan shall mean, as of any date of determination, [    ]% per annum.

2. Principal Payments. The Borrower shall make principal payments on the Series [    ] New Term Loans in Installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

3. Voluntary and Mandatory Prepayments. Installments of the [Series [    ]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [    ]] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement; provided,

EXHIBIT J-2

that the final Installment payable by the Borrower in respect of the [Series [    ]] New Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by the Borrower under the Credit Agreement with respect to the [Series [    ]] New Term Loans.

4. Prepayment Fees. The Borrower agrees to pay to each Lender the following prepayment fees, if any: [                    ].]

[5. Other Fees. The Borrower agrees to pay each Lender its Pro Rata Share of an aggregate fee equal to [  ,    ,    .    ] on [                 ], 20[    ].]

6. Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [    ] New Term Loans] from the New Term Loan Lenders as follows (the “Proposed Borrowing”):

a. Business Day of Proposed Borrowing: [ ], 20[ ]

b. Amount of Proposed Borrowing: $[ , , . ]

c. Interest rate option:	☐ Base Rate Loan(s)
☐ Eurodollar Rate Loans with an initial Interest Period of [ ] month(s)

7. [New Lenders. Each Lender acknowledges and agrees that upon its execution of this Agreement [and the making of [Series     ] New Term Loans]] that such Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents and shall be subject to and bound by the terms thereof and shall perform all the obligations of and have all rights of a Lender thereunder.]19

8. Credit Agreement Governs. Except as set forth in this Agreement, [New Revolving Loans] [Series [    ] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[19]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT J-3

9. Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

ii.	No event has occurred and is continuing or would result from the [consummation of the Proposed Borrowing] [giving effect to the New Revolving Loan Commitments] contemplated hereby that would constitute a Default or an Event of Default; and

iii.	Both before and after giving effect to the making of any Series of New Term Loans all conditions set forth in Section 3.02 of the Credit Agreement shall be satisfied on the date hereof.

10. Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

i.	[The Borrower shall make any payments required pursuant to Section 2.18(c) of the Credit Agreement in connection with the New Revolving Loan Commitments;][20]

ii.	The Borrower shall deliver or cause to be delivered the following legal opinions and documents:

[                    ], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement; and

iii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating pro forma compliance with each of the covenants set forth

[20]	Insert where the Lender is a New Revolving Lender.

EXHIBIT J-4

described in Section 6.07 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter after giving effect to the [New Revolving Loan Commitments] [New Term Loan Commitments] (calculated on a pro forma basis as of the last day of such Fiscal Quarter as if all such Commitments had been fully drawn on such date but without netting the proceeds thereof).

11. Eligible Assignee. By its execution of this Agreement, each Lender represents and warrants that it is an Eligible Assignee.

12. Notice. For purposes of the Credit Agreement, the initial notice address of each Lender shall be as set forth below its signature below.

13. Non-US Lenders. For each Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Lender may be required to deliver to the Administrative Agent pursuant to subsection 2.20(c) of the Credit Agreement.

14. Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the [Series [    ] New Term Loans] [New Revolving Loan Commitments] made by Lenders in the Register.

15. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16. Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

17. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be

EXHIBIT J-5

ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT J-6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

HOLOGIC, INC.

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Authorized Signatory

EXHIBIT J-7

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	[New Term Loan Commitment] [New Revolving Loan Commitment]	$

	Total:	$

EXHIBIT J-8

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Sections 10.06(i) of the Credit Agreement, of which this Exhibit K is a part (the “Auction Procedures”). It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Tranche B Term Loans to Borrower (the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Tranche B Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Tranche B Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. The Purchaser may conduct one or more modified Dutch auctions in order to purchase Tranche B Term Loans (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures. In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) of the Tranche B Term Loans substantially in the form of Annex A to this Exhibit K that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Tranche B Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Tranche B Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided,

EXHIBIT K-1

however, that only one extension per offer shall be permitted (unless approved by the Auction Manager). An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures. In connection with any Auction, each Lender holding Tranche B Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit K (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Tranche B Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Tranche B Term Loans, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Tranche B Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Affiliate Assignment Agreement. The Purchaser will not purchase any Tranche B Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Tranche B Term Loans for which the Purchaser has received Qualifying Bids (as defined below)). The Purchaser shall purchase Tranche B Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Tranche B Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

EXHIBIT K-2

Proration Procedures. All Tranche B Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Tranche B Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Tranche B Term Loans to be purchased below the Applicable Threshold Price), the Purchaser shall purchase the Tranche B Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager will notify the Purchaser of the Return Bids received and calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due. The Auction Manager will insert the principal amount of Tranche B Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Purchaser into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Tranche B Term Loans by the Purchaser required by the terms and conditions of Section 10.06(i)(ii) of the Credit Agreement are not met. The purchase price for each purchase of Tranche B Term Loans shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due). The Purchaser shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

EXHIBIT K-3

All questions as to the form of documents and validity and eligibility of Tranche B Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding absent manifest error, so long as the determination is not inconsistent with the applicable terms of the Credit Agreement and this Exhibit K. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding absent manifest error, so long as the determination is not inconsistent with the applicable terms of the Credit Agreement and this Exhibit K.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Credit Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit K shall not require the Purchaser to initiate any Auction.

EXHIBIT K-4

Annex A to Exhibit K to

Credit and Guaranty Agreement

AUCTION NOTICE

[Hologic, Inc. Letterhead]

Goldman Sachs Bank USA, as Auction Manager

200 West Street

New York, NY 10282-2198

Attention: [                    ]

Fax No.: [                    ]

Email: [                    ]@gs.com

Re:	Tranche B Term Loan Auction

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of [            ], 2012 (as amended from time to time, the “Credit Agreement”), by and among Hologic, Inc., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Hologic, Inc. (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ] in principal amount of Tranche B Term Loans

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Tranche B Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than 1:00 p.m. (New York time) on [            ], 201[    ].

The Purchaser hereby represents and warrants that (i) it is not in possession of any information regarding Borrower, its Subsidiaries or its

EXHIBIT K-5

Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders and (ii) no Default or Event of Default has occurred and is continuing or would result from such repurchase.

Very truly yours,

HOLOGIC, INC.

By:
Name:
Title:

EXHIBIT K-6

Annex B to Exhibit K to

Credit and Guaranty Agreement

RETURN BID

Goldman Sachs Bank USA, as Auction Manager

200 West Street

New York, NY 10282-2198

Attention: [                    ]

Fax No.: [                    ]

Email: [                    ]@gs.com

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of [            ], 2012 (as amended from time to time, the “Credit Agreement”), by and among Hologic, Inc., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid21:

Reply Price (price per $1,000)	Reply Amount (principal amount of Tranche B Term Loans)
US$	US$
US$	US$
US$	US$

[21]	Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Tranche B Term Loans held by it as lender of record on the date of submission of its Return Bid.

EXHIBIT K-7

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT K-8

Annex C to Exhibit K to

Credit and Guaranty Agreement

AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliate Assignment and Assumption Agreement (this “Assignment”) is dated as of the Affiliate Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and Hologic, Inc., a Delaware Corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Tranche B Term Loans facility (including without limitation any guarantees thereof), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	Hologic, Inc., a Delaware corporation Markit Entity Identifier (if any):

EXHIBIT K-9

3.	Borrower:	Hologic, Inc., a Delaware corporation

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit and Guaranty Agreement, dated as of [ ], 2012, by and among Hologic, Inc., a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, Goldman Sachs Bank USA, as administrative agent and collateral agent.

6.	Assignor’s Interest under the Credit Agreement:

Aggregate Principal Face Amount of Tranche B Term Loans of Assignor	Percentage of Tranche B Term Loans of Assignor[22]
$		%

7.	Assigned Interest:

List below the Tranche B Term Loans to be assigned by Assignor to Assignee, which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

[22]	To be completed by Assignor, to at least 9 decimals, as a percentage of the Tranche B Loans of all Lenders thereunder.

EXHIBIT K-10

Reply Price with respect to Tranche B Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)[23]	Reply Amount (principal face amount of Tranche B Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[24]	Pro Rated Principal Face Amount of Tranche B Term Loans Assigned[25]	Percentage Assigned of Tranche B Term Loans[26]
$	$	$		%
$	$	$		%
$	$	$		%

8.	Affiliate Assignment Effective Date: , 201 [TO BE INSERTED BY AUCTION MANAGER IN CONSULTATION WITH ASSIGNEE AND WHICH SHALL BE THE AFFILIATE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[23]	To be completed by Assignor.
[24]

To be completed by Assignor. The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Tranche B Term Loans held by it as lender of record on the date of submission of its Return Bid.

[25]	To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.
[26]	To be completed by the Auction Manager to at least 9 decimals as a percentage of the Tranche B Term Loans of all Lenders thereunder.

EXHIBIT K-11

9.	Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	HOLOGIC, INC.

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:
Telecopier:	Attention:
Telecopier:

Wire Instructions:

The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Tranche B Term Loans will constitute a binding offer by the Assignor to the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Tranche B Term Loans will be deemed to have been accepted by the Assignee to the extent such Tranche B Term Loans are validly offered by the Assignor to the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Tranche B Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its Tranche B Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Tranche B Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Tranche B Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

EXHIBIT K-12

The Assignor acknowledges and agrees that its offer to assign Tranche B Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

HOLOGIC, INC., as Assignee and Borrower

By:
Name:
Title:

EXHIBIT K-13

Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent and Auction Manager

By:
Name:
Title:

By:
Authorized Signatory
Title:

EXHIBIT K-14

Annex 1 to

Affiliate Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS FOR AFFILIATE

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

(a) Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is, and on the applicable Affiliate Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; (D) it has received a copy of all documents and other information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision and (E) it is not a Defaulting Lender, (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with any Credit Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (C) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (D) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, and (iii) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest. In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (A) other Lenders may have availed themselves of such information and (B) none of Borrower, the Auction Manager and Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

(b) Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to

EXHIBIT K-15

execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective Date, (B) it has transmitted same day funds to the Assignor on the Affiliate Assignment Effective Date, (C) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest, (D) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (E) it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender (including the Assignor) to participate in any Auction, if applicable, or enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to the Auction Manager, Administrative Agent and the Lenders (other than any Public Lenders that have elected not to access information disclosed through the Platform or otherwise); and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent, the Auction Manager, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (B) it acknowledges that the Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

(c) No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2. Payments. Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Affiliate Assignment Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Affiliate Assignment Effective Date and such Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

EXHIBIT K-16

3. No Default. On the Affiliate Assignment Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

EXHIBIT K-17

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

INCUMBENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of [            ], 2012; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hologic, Inc., a Delaware Corporation (the “Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, Goldman Sachs Bank USA, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Co-Syndication Agents.

The following persons are now duly elected and qualified officers of Borrower, each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of Borrower, the Credit Documents to which Borrower is a party and any certificate or other document to be delivered by Borrower pursuant to the Credit Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

EXHIBIT L-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
	Title:	Secretary

EXHIBIT L-2

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[***]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

CREDIT AGREEMENT SCHEDULES

The following Schedules (the “Schedules” or “Disclosure Schedules”) relate to the Credit and Guaranty Agreement dated August 1, 2012 (as it may be refinanced, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Hologic, Inc. (“Hologic” or the “Borrower”), a Delaware corporation, certain Subsidiaries of Hologic, the Agents party thereto and the Lenders party thereto from time to time, whether by execution of the Credit Agreement or an Assignment Agreement.

Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Credit Agreement.

The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Credit Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Credit Party except and to the extent expressly provided in the Credit Agreement.

The headings contained in the Disclosure Schedules are included for convenience only and are not intended to limit the effect of the disclosures contained in the Disclosure Schedules or to expand the scope of the information required to be disclosed in the Disclosure Schedules.

The fact that any item or information is disclosed in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by the Credit Agreement. The inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

SCHEDULE 1.1A

ASSET SALES

NONE

SCHEDULE 1.1B

CLOSING DATE MORTGAGED PROPERTIES

ENTITY OF RECORD	LOCATION ADDRESS		OWNED OR LEASED
Gen-Probe Incorporated	10808 Willow Court San Diego, CA 92127		Owned

Gen-Probe Incorporated	6333 Sequence Drive San Diego, CA 92121	These three properties are contiguous	Owned
10210 Genetic Center Drive San Diego, CA 92121
Genetic Center Drive / Sequence Drive San Diego, CA 92121 (undeveloped)

Hologic, Inc.	600 Technology Drive (including Building 600 & Building 400) Newark, DE 19702		Owned

SCHEDULE 1.1C

IMMATERIAL DOMESTIC SUBSIDIARIES

NONE

SCHEDULE 1.1D

EXISTING LETTERS OF CREDIT

GEN-PROBE EXISTING LETTERS OF CREDIT
Grantor/ Beneficiary	Date	Obligor	Issued By	USD or LC Amt.	Denomination
J.P. Morgan Chase Bank, NA (UK Office)	June 28, 2012	Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, CA 92121-4362 USA	JP Morgan Chase Bank	1,200,000.00	GBP

HOLOGIC EXISTING LETTERS OF CREDIT
Grantor/ Beneficiary	JPM Reference #	Obligor	Issued By	USD or LC Amt.	Denomination
SFERS REAL ESTATE CORP. U	TPTS-248407	Hologic, Inc.	JP Morgan Chase Bank	109,908.28	USD
THE TRAVELERS INDEMNITY COMPANY	TPTS-247178	Hologic, Inc.	JP Morgan Chase Bank	110,000.00	USD
THE TRAVELERS INDEMNITY COMPANY	TPTS-320846	Hologic, Inc.	JP Morgan Chase Bank	1,550,000.00	USD
Marlborough Campus Ltd.	T-244779	Cytyc Corporation	JP Morgan Chase Bank	500,000.00	USD
Bayerische Hypo- und VereinsBank	S-647761	Cytyc Corporation	JP Morgan Chase Bank	500,000.00	Euro

SCHEDULE 1.1E

ACQUIRED BUSINESS NON-CORE ASSETS

•	[***] (and/or any or all of the assets used in connection with the business) or any or all of the stock of [***] or any of their respective subsidiaries.

•	[***] and other related [***] products and/or intellectual property rights.

•	[***]

•

[***] business (and/or any or all of the assets used in connection with the business) or any or all of the stock of [***] and/or another entity in which the only material assets are the [***] business.

•	[***]

•	[***] or any or all of the stock of [***] and/or [***].

•	[***]

[***]	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

SCHEDULE 4.01

JURISDICTIONS OF ORGANIZATION AND QUALIFICATION, CAPITAL STRUCTURE

Entity	Jurisdiction of Organization
BioLucent, LLC	Delaware
Cruiser, Inc.	Delaware
Cytyc Corporation	Delaware
Cytyc Development Company LLC	Delaware
Cytyc Interim, Inc.	Delaware
Cytyc International, Inc.	Delaware
Cytyc Limited Liability Company	Delaware
Cytyc Prenatal Products Corp.	Delaware
Cytyc Securities Corporation	Massachusetts
Cytyc Surgical Products, Limited Partnership	Massachusetts
Cytyc Surgical Products II, Limited Partnership	Massachusetts
Cytyc Surgical Products III, Inc.	Delaware
Direct Radiography Corp.	Delaware
Hologic, Inc.	Delaware
Hologic Investment Corp.	Massachusetts
Hologic Limited Partnership	Massachusetts
Interlace Medical Inc.	Delaware
Sentinelle Medical USA Inc.	Nevada
SST Merger Corp.	Delaware
Suros Surgical Systems, Inc.	Delaware
Third Wave Agbio Inc.	Delaware
Third Wave Technologies, Inc.	Delaware
Gen-Probe Incorporated	Delaware
Gen-Probe GTI Diagnostics Holding Company	Delaware
Gen-Probe Holdings, Inc.	Delaware
Gen-Probe International, Inc.	Delaware
Gen-Probe Sales & Service, Inc.	Delaware
Gen-Probe Transplant Diagnostics, Inc.	Delaware
Gen-Probe GTI Diagnostics, Inc.	Wisconsin
Gen-Probe Prodesse, Inc.	Wisconsin
Hologic Hitec-Imaging GmbH (formerly known as AEG Elektrofotografie GmbH)	Germany
Cytyc Cayman Limited	Cayman Islands
Hologic Asia Pacific Limited	Hong Kong

Entity	Jurisdiction of Organization
Hologic Asia Limited	Hong Kong
Third Wave Japan, Inc.	Japan
Hologic (Australia) PTY Ltd.	Australia
Hologic Benelux B.V.	Netherlands
Hologic Canada Limited	Canada
Hologic Deutschland GmbH	Germany
Hologic Europe Middle East and Africa S.A.	Switzerland
Hologic France SARL	Switzerland
Hologic Iberia S.L.	Spain
Hologic International Holdings B.V.	Netherlands
Hologic Italia S.r.l.	Italy
Hologic Surgical Products Costa Rica S.A.	Costa Rica
Hologic (UK) Limited	England and Wales
R2 Technology Canada, Inc.	Canada
Sentinelle Medical Inc. (fka 2247491 Ontario Inc.)	Canada
Beijing Healthcome Technology Co., Ltd.	China
Navagation Three Limited	Hong Kong
TCT International Co. Ltd.	British Virgin Islands
Hologic (China) Enterprise Management Consulting Co., Ltd	China
Gen-Probe Netherlands B.V.	Netherlands
Gen-Probe France SAS	France
Gen-Probe Denmark ApS	Denmark
Gen-Probe Czech Republic s.r.o.	Czech Republic
Gen-Probe Life Sciences Ltd.	UK
Gen-Probe Deutschland GmbH	Germany

Entity	Jurisdiction of Organization
Gen-Probe France Holdings SAS	France
Gen-Probe Belgium BVBA	Belgium
Tepnel Scientific Services Limited	UK
Tepnel Biosystems Limited	UK
Tepnel Medical Limited	UK
Tepnel Diagnostics Limited	UK
Food DNA Services Limited	UK
Wildlife DNA Services Limited	UK
GTI Diagnostics GmbH	Germany
Gen-Probe GTI Diagnostics K.K.	Japan
Gen-Probe Diaclone SAS	France
Gen-Probe Australia Pty Ltd	Australia
Gen-Probe UK Limited	UK
Gen-Probe Sweden AB	Sweden

SCHEDULE 4.02

EQUITY INTERESTS AND OWNERSHIP

Issuer	Record Owner	Type of Organization	% Owned
BioLucent, LLC	Hologic, Inc.	Limited Liability Company	100%
Cruiser, Inc.	Cytyc Corporation	Corporation	100%
Cytyc Corporation (formerly known as Nor’Easter Corp.)	Hologic, Inc.	Corporation	100%
Cytyc Development Company LLC	Cytyc Corporation	Corporation	100%
Cytyc Interim, Inc.	Cytyc International, Inc.	Corporation	100%
Cytyc International, Inc.	Cytyc Corporation	Corporation	100%
Cytyc Limited Liability Company	Cytyc Corporation	Limited Liability Company	100%
Cytyc Prenatal Products Corp.	Cytyc Corporation	Corporation	100%
Cytyc Securities Corporation	Cytyc Corporation	Corporation	100%
Cytyc Surgical Products, Limited Partnership	Cytyc Corporation Cruiser, Inc. Cytyc LLC	Limited Partnership	1% General Partner 1% Limited Partner 98% Limited Partner
Cytyc Surgical Products II, Limited Partnership	Cytyc Corporation Cruiser, Inc. Cytyc LLC	Limited Partnership	1% General Partner 1% Limited Partner 98% Limited Partner
Cytyc Surgical Products III, Inc.	Cytyc Corporation	Corporation	100%
Direct Radiography Corp.	Hologic, Inc.	Corporation	100%
Hologic Investment Corp.	Hologic, Inc.	Corporation	100%

Issuer	Record Owner	Type of Organization	% Owned
Hologic Limited Partnership	Cytyc Corporation Cruiser, Inc. Cytyc LLC	Limited Partnership	1% General Partner 1% Limited Partner 98% Limited Partner
Interlace Medical, Inc.	Hologic, Inc.	Corporation	100%
Sentinelle Medical USA Inc.	Sentinelle Medical Inc.	Corporation	100%
SST Merger Corp.	Cytyc Corporation	Corporation	100%
Suros Surgical Systems, Inc.	Hologic, Inc.	Corporation	100%
Third Wave Agbio, Inc.	Third Wave Technologies, Inc.	Corporation	100%
Third Wave Technologies, Inc.	Hologic, Inc.	Corporation	100%
Third Wave Japan, Inc.	Third Wave Technologies, Inc.	Japanese Corporation	99%
Hologic Hitec-Imaging GmbH (formerly known as AEG Elektrofotografie GmbH)	Hologic, Inc.	German Corporation	100%
Cytyc Cayman Limited	Cytyc Corporation	Cayman Corporation	100%
Hologic Asia Pacific Limited	Cytyc Interim, Inc. Cytyc Corporation Cytyc Corporation	Hong Kong Limited Company	.1% 65% 34.9%
Hologic Asia Limited	Hologic, Inc. Hologic Europer N.V.	Hong Kong Limited Company	99% 1%

Issuer	Record Owner	Type of Organization	% Owned
Hologic (Australia) PTY Ltd.	Cytyc Corporation	Australian Corporation	100%
Hologic Benelux B.V.	Cytyc Corporation	Netherlands Limited Company	100%
Hologic Canada Limited	Cytyc Corporation	Canadian Corporation	100%
Hologic Deutschland GmbH	Cytyc Corporation	German Corporation	100%
Hologic Europe Middle East and Africa S.A.	Cytyc Corporation	Switzerland Corporation	100%
Hologic France SARL	Cytyc Corporation	Switzerland Limited Liability Corporation	100%
Hologic Iberia S.L.	Cytyc Corporation	Corporation	100%
Hologic International Holdings B.V.	Hologic, Inc.	Dutch Corporation	100%
Hologic Italia S.r.l.	Cytyc Corporation	Italian Corporation	100%

Issuer	Record Owner	Type of Organization	% Owned
Hologic Surgical Products Costa Rica S.A.	Hologic Surgical Products, Limited Partnership (fka Cytyc Surgical Products, Limited Partnership	Costa Rican Corporation	100%
Hologic (UK) Limited	Cytyc Corporation	UK Corporation	100%
R2 Technology Canada, Inc.	Hologic, Inc.	Canadian Corporation	100%
Sentinelle Medical Inc. (formerly known as 2247491 Ontario Inc.)	Hologic, Inc.	Canadian Corporation	100%
Beijing Healthcome Technology Co., Ltd.	Hologic, Inc.	Chinese Limited Company	100%
Navigation Three Limited	Hologic, Inc.	Hong Kong Limited Company	100%
TCT International Co. Ltd.	Hologic, Inc. Navigation Three Limited	British Virgin Islands Limited Company	100%

Issuer	Record Owner	Type of Organization	% Owned
Hologic (China) Enterprise Management Consulting Co., Ltd	Hologic, Inc.	Chinese Limited Company	100%
Gen-Probe Incorporated	Hologic, Inc.[1]	Corporation	100%
Gen-Probe Sales & Service, Inc.	Gen-Probe Incorporated	Corporation	100%
Gen-Probe International, Inc.	Gen-Probe Incorporated	Corporation	100%
Gen-Probe Holdings, Inc.	Gen-Probe Incorporated	Corporation	100%
Gen-Probe Transplant Diagnostics, Inc.	Gen-Probe Holdings, Inc.	Corporation	100%
Gen-Probe Prodesse, Inc.	Gen-Probe Incorporated	Corporation	100%
Gen-Probe GTI Diagnostics Holding Company	Gen-Probe Incorporated	Corporation	100%
Gen-Probe GTI Diagnostics, Inc.	Gen-Probe GTI Diagnostics Holding Company	Corporation	100%
Gen-Probe UK Limited	Gen-Probe Incorporated	Private Limited UK Company	100%
Molecular Light Technology Limited	Gen-Probe UK Limited	Private Limited UK Company	100%

[1]	Prior to the Gen-Probe Acquisition, Gen-Probe was a publicly-listed corporation that traded on NASDAQ.

Issuer	Record Owner	Type of Organization	% Owned
Bioanalysis Limited	Molecular Light Technology Limited	Private Limited UK Company	100%
Gen-Probe Cardiff Ltd.	Molecular Light Technology Limited	Private Limited UK Company	100%
Gen-Probe Australia Pty Ltd	Gen-Probe Incorporated	Proprietary Australian Company Limited by Shares	100%
Gen-Probe Sweden AB	Gen-Probe Incorporated	LLC	100%
Gen-Probe Italia S.r.l.	Gen-Probe Incorporated	LLC	100%
Gen-Probe Netherlands B.V.	Gen-Probe Incorporated	LLC	100%
Gen-Probe France SAS	Gen-Probe Incorporated	LLC	100%
Gen-Probe Denmark ApS	Gen-Probe Incorporated	LLC	100%
Gen-Probe Czech Republic s.r.o.	Gen-Probe Incorporated	LLC	100%
Gen-Probe Life Sciences Ltd.	Gen-Probe Incorporated	Private Limited UK Company	100%
Gen-Probe Deutschland GmbH	Gen-Probe Incorporated	LLC	100%

Issuer	Record Owner	Type of Organization	% Owned
Gen-Probe France Holdings SAS	Gen-Probe Life Sciences Ltd.	LLC	100%
Gen-Probe Belgium BVBA	Gen-Probe Transplant Diagnostics, Inc.	LLC	100%
Tepnel Scientific Services Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
Tepnel Biosystems Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
Tepnel Medical Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
Tepnel Diagnostics Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
Food DNA Services Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
Wildlife DNA Services Limited	Gen-Probe Life Sciences Ltd.	Private Limited UK Company	100%
GTI Diagnostics GmbH	Gen-Probe GTI Diagnostics, Inc.	LLC	100%
Gen-Probe GTI Diagnostics K.K.	Gen-Probe GTI Diagnostics, Inc.	Japanese Stock Company	100%
Gen-Probe Diaclone SAS	Gen-Probe France Holdings SAS	LLC	100%

SCHEDULE 4.11

ADVERSE PROCEEDINGS

•	Enzo Life Sciences, Inc. v. Hologic, Inc., Case No. 1:12-cv-00276-LPS (D. Del.).

¡

On March 6, 2012, Enzo Life Sciences, Inc. (“Enzo”) filed a suit against Hologic in the United States District Court of Delaware. In the complaint, it is alleged that certain of our molecular diagnostics products, including without limitation products based on our proprietary Invader chemistry such as Cervista HPV high risk and Cervista HPV 16/18, infringe Enzo’s U.S. patent 6,992,180. The complaint seeks permanent injunctive relief and unspecified damages. Hologic was formally served with the complaint on July 3, 2012, but no hearing has been scheduled.

•	Enzo Life Sciences Inc. v. Gen-Probe Incorporated, Case No. 1:12-cv-00104-LPS (D. Del.).

¡

In January 2012, Gen-Probe was sued by Enzo Life Sciences, Inc. (“Enzo”), in the United States District Court for the District of Delaware. Enzo alleges that Gen-Probe has infringed United States patent number 6,992,180 through the manufacture and sale of molecular diagnostic assays that incorporate its patented HPA technology. The products alleged to infringe include Gen-Probe’s APTIMA Combo 2 assay and APTIMA HPV assay.

•	Shareholder Litigation

•

A number of lawsuits have been filed against Hologic, Gen-Probe Incorporated, and Gen-Probe’s board of directors. These include: (1) Teamsters Local Union No. 727 Pension Fund v. Gen-Probe Incorporated, et al., Case No. 37-2012-00096793-CU-BT-CTL (Superior Court of the State of California for the County of San Diego); (2) Timothy Coyne v. Gen-Probe Incorporated, et al. (Delaware Chancery Court); (3) Douglas R. Klein v. John W. Brown, et al. (Delaware Chancery Court).

¡

The two Delaware actions have been consolidated into a single action titled: In re: Gen-Probe Inc. Shareholders Litigation, Consolidated Civil Action No. 7495-VCL (Delaware Chancery Court). The suits were filed after the announcement of the Gen-Probe acquisition on April 30, 2012 as putative stockholder class actions. Each of the actions assert similar claims alleging that Gen-Probe’s board of directors failed to discharge adequately its fiduciary duties to shareholders by failing to adequately value Gen-Probe’s shares and ensure that Gen-Probe’s shareholders received adequate consideration in Hologic’s proposed acquisition of Gen-Probe, that the Gen-Probe acquisition is the product of a flawed sales process, and that Hologic aided and abetted the alleged breach of fiduciary duty. The plaintiffs demand, among other things, a preliminary and permanent injunction enjoining the Gen-Probe acquisition and rescinding the transaction or any part thereof that has been implemented. On May 24, 2012, the plaintiffs in the

Delaware action filed an amended complaint, adding allegations that the disclosures in Gen-Probe’s preliminary proxy statement were inadequate. The defendants in the Delaware action answered the complaint on June 4, 2012. On July 18, 2012, the parties in the Delaware action entered into a memorandum of understanding regarding settlement. The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger, and final approval of the proposed settlement by the Delaware Court of Chancery. Also, on May 21, 2012 and May 22, 2012, respectively, the defendants in the California action filed a motion to stay such action. On July 9, 2012, the Plaintiffs in the California action filed for voluntary dismissal without prejudice. On July 12, 2012 the California Superior Court entered an order dismissing the California complaint without prejudice.

•	Smith & Nephew, Inc. v. Interlace Medical, Inc., Case No. 1:10-cv-10951-RWZ (D. Mass.) and Smith & Nephew, Inc. v. Hologic, Inc., Case No. 1:11-cv-12064-RWZ (D. Mass.).

¡

On July 16, 2010, Smith & Nephew, Inc. (“Smith & Nephew”) filed suit against Interlace, which Hologic acquired on January 6, 2011, in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that the Interlace MyoSure hysteroscopic tissue removal device infringes U.S. patent 7,226,459. The complaint seeks permanent injunctive relief and unspecified damages. A Markman hearing was held November 9, 2010, and a ruling was issued on April 21, 2011. On November 22, 2011, Smith & Nephew, Inc. filed suit against Hologic in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that use of the MyoSure hysteroscopic tissue removal system infringes U.S. patent 8,061,359. The complaint seeks preliminary and permanent injunctive relief and unspecified damages. On January 17, 2012, at a hearing on Smith & Nephew’s motion for preliminary injunction with respect to the suit filed November 22, 2011, the judge did not issue an injunction, consolidated the two matters for a single trial and scheduled a trial on the merits for both claims for June 25, 2012. A case management conference held on February 14, 2012 resulted in the trial being rescheduled to begin on August 20, 2012. On March 15, 2012, the Court heard summary judgment arguments related to the ‘459 patent and claim construction arguments related to the ‘359 patent. On June 5, 2012, the Court denied Smith & nephew’s request for summary judgment of infringement, denied Smith & Nephew’s request for preliminary injunction, and denied Hologic’s requests for summary judgment of non-infringement and invalidity. The trial remains scheduled for August 20, 2012. The purchase and sale agreement associated with the acquisition of Interlace includes an indemnification provision that provides for the reimbursement of a portion of legal expenses in defense of the Interlace intellectual property. Hologic has the right to collect certain amounts set aside in escrow and, as applicable, offset contingent consideration payments of qualifying legal costs. Hologic has recorded legal fees incurred for this suit under the indemnification provision net within accrued expenses.

•	SenoRx, Inc. v. Hologic, Inc., Case No. 1:12-cv-00173-LPS-CJB (D. Del.).

¡

On February 10, 2012, SenoRx, Inc. (“SenoRx”) filed a suit against Hologic in the United States District Court of the District of Delaware. In the complaint, it is alleged that Hologic’s MammoSite product infringes SenoRx’s U.S. patents 8,079,946 and 8,075,469. The complaint seeks permanent injunctive relief and unspecified damages.

•	Alere Mediation

¡

During July 2011, Alere, Inc. (“Alere”) contacted Hologic and requested an audit of royalty payments due under a patent license agreement that had originally been entered into by and between Adeza and Inverness Medical, Inc. (Inverness having been recently acquired by Alere). The patent license licensed certain Inverness patents to Hologic for the fetal fibronectin (fFn) product. On August 12, 2011, Alere sent a letter to Hologic stating they believed that Hologic underpaid royalties by approximately $400K on its fFn product, and requested payment of $750,000.00 for Hologic’s sale of the Quikcheck fFn product. After review of the patents under agreement, Hologic believes they do not cover the Quikcheck or fFn products. Hologic sent a letter to Alere on September 9, 2011, informing Alere that it did not intend to make further payments under the license and requested a meeting to seek a resolution. Counsel for Hologic and Alere met on September 24, 2011 and exchanged names of business contacts. On November 29, 2011, Hologic met with Alere to discuss bases for Hologic’s position regarding the license agreement; no consensus was reached. On December 12, 2011, Hologic contacted Alere with a proposed settlement involving royalty payments only on the QuikCheck product. On December 16, 2011, Alere’s counsel called to indicate that they would not consider the settlement and intended to deliver a letter to Hologic in early January, officially notifying Hologic that they believed us in breach of our licensing agreement. On January 16, 2012, Alere forwarded a letter to Hologic, stating their belief that Hologic is in breach of the license agreement, stating their belief that the fFn products are covered by an additional Alere patent, and providing an alternative settlement proposal, which includes royalties to the additional patent. On April 30, 2012, Hologic and Alere agreed to mediate the dispute. Mediation is currently scheduled for August 9, 2012.

SCHEDULE 4.13(b)

REAL ESTATE ASSETS

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Hologic, Inc.	6929 Tylersville Road, West Chester Corporate Center, West Chester, OH	Leased	The Mills Judy Company 3360 Red Bank Road Cincinnati, Ohio 45227	Lease Term 7/28/2009 to 8/31/2013 Original Lease Dated 7/28/09 1 Year Extension 5/10/10 1 Year Extension 5/3/11 1 Year Extension 3/30/12

Cytyc Corporation	250 Campus Drive, The Campus at Marlborough, Marlborough, MA 01752	Leased	Hines Interest Limited Partnership 100 Campus Drive Marlborough, MA 01752	Lease Term 1/1/2004 to 12/31/2018 Original Lease Dated 12/31/03

Cytyc Corporation	445 Simarano Drive, Marlborough, MA 01752	Leased	RAM Management, LLC 445 Simarano Drive Marlborough MA 01752	Lease Term 11/14/2006 to 2/28/2019 Original Lease 7/11/06

Cytyc Corporation	4 Navigator Road, Londonderry, NH	Owned	N/A	N/A

Cytyc Corporation	14 Aegean Drive, Methuen, MA 01844	Leased	AEW LT Acquisition Co. LLC c/o AEW Capital Management World Trade Center East, 2 Seaport Lane Boston, Ma 02110	Lease Term 4/1/2003 to 2/28/2018 Original Lease 11/21/02 First Amendment 5/23/12

Cytyc Corporation	1240 Elko Drive, Sunnyvale, CA 94089	Leased	Tasman Drive, LLC c/o Portfolio Realty Management, Inc. 4125 Blackford Av. Suite 250 San Jose, CA	Lease Term 7/1/2007 to 3/31/2020 Original Lease 5/28/07 First Amendment 2/7/08- Storage Shed Second Amendment 6/5/08 Third Amendment 5/12/09 New Lease 4/1/2010

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Cytyc Surgical Products, Limited Partnership	301 East Evelyn Avenue, Mountain View, CA 94039	Leased	RREEF Asset Manager	Lease Term 9/1/2005 to 8/31/2012 Original Lease 5/24/05 Concentric Sublease Document 4/24/07 Expires 8/2012

Hologic, Inc.	600 Technology Drive (including Building 600 & Building 400) Newark, DE 19702	Owned	N/A	N/A

Hologic, Inc.	35 Crosby Drive, Bedford, MA 01730	Leased	BONE (DE) QRS 15-12, Inc. c/o W.P. Carey & Co. , LLC	Lease Term 8/22/2002 to 8/31/2022 Original Lease 8/22/02

Hologic, Inc.	36 Apple Ridge Road, Danbury, CT 06810	Leased	BONE (DE) QRS 15-12, Inc. c/o W.P. Carey & Co. , LLC	Lease Term 8/22/2002 to 8/31/2022 Original Lease 8/22/02

Hologic, Inc.	37 Apple Ridge Road, Danbury, CT 06810	Leased	M&M Realty c/o Mel Powers	Lease Term 12/26/2095 to 12/31/2017 Original Lease 12/20/95 First Addendum 3/96 Second Addendum 4/96 Third Addendum 5/96 Fourth Addendum 9/05 Fifth Addendum 3/12

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Suros Surgical Systems, Inc.	6120 Technology Center Drive Buildings J, K, & L Indianapolis, IN 46278	Leased	TCD Associates, LLC c/o Browning Investments	Lease Term 8/1/2007 to 7/31/2014 Original Lease 5/30/07 Addendum 10/24/07

Third Wave Technologies, Inc.	502 South Rosa Road, University Research Park, Madison, WI 53719	Leased	University Research Park, Inc.	Lease Term 7/1/2007 to 9/30/2014 Original Lease 7/13/07 Roche Nimblegen Sublease 5/1/08 Amendment One 6/5/08

Hologic, Inc.	2585 Augustine Drive, Santa Clara, CA 95054	Leased	Arden Realty, Inc.	Lease Term 11/1/2006 to 10/31/2015 R2 Original Lease 5/25/06 eASIC Sublease 8/7/07 First Amendment 1/10/10

Gen-Probe Incorporated	10210 Genetic Center Drive, San Diego, CA 92121-4362	Owned	N/A	N/A

Gen-Probe Incorporated	6333 Sequence Drive San Diego, CA 92121-4362	Owned	N/A	N/A

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Gen-Probe Incorporated	10808 Willow Court San Diego, CA 92127	Owned	N/A	N/A

Gen-Probe Incorporated	20925 Crossroads Circle, Waukesha, WI 53186	Leased	20925 Crossroads Circle, LLC

Lease Agreement dated June 21, 2002.

Letter Agreement dated November 21, 2002.

Letter Agreement dated February 16, 2004.

First Amendment to Lease dated April 1, 2007.

Assignment of Lease dated June 28, 2011.

Second Amendment to Lease dated June 28, 2011.

Gen-Probe Transplant Diagnostics, Inc.	550 West Avenue Stamford, CT 06902	Leased	West Avenue Realty Associates, L.L.C.

Lease Agreement dated December 15, 1991.

First Amendment to Lease dated April 24, 1992.

Second Amendment to Lease dated October 30, 1997.

Third Amendment to Lease dated August 13, 1998.

Fourth Amendment to Lease dated July 30, 1999.

Fifth Amendment to Lease dated January 25, 2008.

Generator Agreement dated June 23, 2010.

SCHEDULE 4.13(c)

INTELLECTUAL PROPERTY LITIGATION

•	Enzo Life Sciences, Inc. v. Hologic, Inc., Case No. 1:12-cv-00276-LPS (D. Del.).

¡

On March 6, 2012, Enzo Life Sciences, Inc. (“Enzo”) filed a suit against Hologic in the United States District Court of Delaware. In the complaint, it is alleged that certain of our molecular diagnostics products, including without limitation products based on our proprietary Invader chemistry such as Cervista HPV high risk and Cervista HPV 16/18, infringe Enzo’s U.S. patent 6,992,180. The complaint seeks permanent injunctive relief and unspecified damages. Hologic was formally served with the complaint on July 3, 2012, but no hearing has been scheduled.

•	Enzo Life Sciences Inc. v. Gen-Probe Incorporated, Case No. 1:12-cv-00104-LPS (D. Del.).

¡

In January 2012, Gen-Probe was sued by Enzo Life Sciences, Inc. (“Enzo”), in the United States District Court for the District of Delaware. Enzo alleges that Gen-Probe has infringed United States patent number 6,992,180 through the manufacture and sale of molecular diagnostic assays that incorporate its patented HPA technology. The products alleged to infringe include Gen-Probe’s APTIMA Combo 2 assay and APTIMA HPV assay.

•	Smith & Nephew, Inc. v. Interlace Medical, Inc., Case No. 1:10-cv-10951-RWZ (D. Mass.) and Smith & Nephew, Inc. v. Hologic, Inc., Case No. 1:11-cv-12064-RWZ (D. Mass.).

¡

On July 16, 2010, Smith & Nephew, Inc. (“Smith & Nephew”) filed suit against Interlace, which Hologic acquired on January 6, 2011, in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that the Interlace MyoSure hysteroscopic tissue removal device infringes U.S. patent 7,226,459. The complaint seeks permanent injunctive relief and unspecified damages. A Markman hearing was held November 9, 2010, and a ruling was issued on April 21, 2011. On November 22, 2011, Smith & Nephew, Inc. filed suit against Hologic in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that use of the MyoSure hysteroscopic tissue removal system infringes U.S. patent 8,061,359. The complaint seeks preliminary and permanent injunctive relief and unspecified damages. On January 17, 2012, at a hearing on Smith & Nephew’s motion for preliminary injunction with respect to the suit filed November 22, 2011, the judge did not issue an injunction, consolidated the two matters for a single trial and scheduled a trial on the merits for both claims for June 25, 2012. A case management conference held on February 14, 2012 resulted in the trial being rescheduled to begin on August 20, 2012. On March 15, 2012, the Court heard summary judgment arguments related to the ‘459 patent and claim construction arguments related to the ‘359 patent. On June 5, 2012, the Court denied Smith & nephew’s request for summary judgment of infringement, denied Smith & Nephew’s request for preliminary injunction, and denied Hologic’s requests for summary judgment of non-infringement and invalidity. The trial remains scheduled for August 20, 2012. The purchase and sale agreement associated with the acquisition of Interlace includes an indemnification provision that provides for the reimbursement of a portion of legal expenses in defense of the Interlace intellectual property. Hologic has the right to collect certain amounts set aside in escrow and, as applicable, offset contingent consideration payments of qualifying legal costs. Hologic has recorded legal fees incurred for this suit under the indemnification provision net within accrued expenses.

•	SenoRx, Inc. v. Hologic, Inc., Case No. 1:12-cv-00173-LPS-CJB (D. Del.).

¡

On February 10, 2012, SenoRx, Inc. (“SenoRx”) filed a suit against Hologic in the United States District Court of the District of Delaware. In the complaint, it is alleged that Hologic’s MammoSite product infringes SenoRx’s U.S. patents 8,079,946 and 8,075,469. The complaint seeks permanent injunctive relief and unspecified damages.

•	Alere Mediation

¡

During July 2011, Alere, Inc. (“Alere”) contacted Hologic and requested an audit of royalty payments due under a patent license agreement that had originally been entered into by and between Adeza and Inverness Medical, Inc. (Inverness having been recently acquired by Alere). The patent license licensed certain Inverness patents to Hologic for the fetal fibronectin (fFn) product. On August 12, 2011, Alere sent a letter to Hologic stating they believed that Hologic underpaid royalties by approximately $400K on its fFn product, and requested payment of $750,000.00 for Hologic’s sale of the Quikcheck fFn product. After review of the patents under agreement, Hologic believes they do not cover the Quikcheck or fFn products. Hologic sent a letter to Alere on September 9, 2011, informing Alere that it did not intend to make further payments under the license and requested a meeting to seek a resolution. Counsel for Hologic and Alere met on September 24, 2011 and exchanged names of business contacts. On November 29, 2011, Hologic met with Alere to discuss bases for Hologic’s position regarding the license agreement; no consensus was reached. On December 12, 2011, Hologic contacted Alere with a proposed settlement involving royalty payments only on the QuikCheck product. On December 16, 2011, Alere’s counsel called to indicate that they would not consider the settlement and intended to deliver a letter to Hologic in early January, officially notifying Hologic that they believed us in breach of our licensing agreement. On January 16, 2012, Alere forwarded a letter to Hologic, stating their belief that Hologic is in breach of the license agreement, stating their belief that the fFn products are covered by an additional Alere patent, and providing an alternative settlement proposal, which includes royalties to the additional patent. On April 30, 2012, Hologic and Alere agreed to mediate the dispute. Mediation is currently scheduled for August 9, 2012.

SCHEDULE 4.16

CONTRACTUAL OBLIGATIONS REQUIRED TO BE FILED BY U.S. SECURITIES LAWS

AS EXHIBITS TO THE PERIODIC REPORTS REQUIRED TO BE FILED WITH THE U.S.

SECURITIES AND EXCHANGE COMMISSION EXCEPT FOR EMPLOYMENT AGREEMENTS

Agreement and Plan of Merger dated April 29, 2012 by and among Hologic, Inc., Gold Acquisition Corp., and Gen-Probe Incorporated.

Amended and Restated Rights Agreement dated April 2, 2008.

Indenture, dated as of December 10, 2007, by and between Wilmington Trust Company, as Trustee, and Hologic.

First Supplemental Indenture, dated December 10, 2007, by and between Wilmington Trust Company, as Trustee, and Hologic.

Second Supplemental Indenture, dated November 23, 2010, by and between Wilmington Trust Company, as Trustee, and Hologic.

Third Supplemental Indenture, dated March 5, 2012, by and between Wilmington Trust Company, as Trustee, and Hologic.

Second Amended and Restated 1999 Equity Incentive Plan.

Amendment No. 1 to Second Amended and Restated 1999 Equity Incentive Plan.

Amendment No. 2 to Second Amended and Restated 1999 Equity Incentive Plan.

Amendment No. 3 to Second Amended and Restated 1999 Equity Incentive Plan.

2000 Acquisition Equity Incentive Plan.

2008 Equity Incentive Plan.

Form of Employee Stock Option Award Agreement Under 2008 Equity Incentive Plan.

Form of Employee Restricted Stock Unit Award Agreement Under 2008 Equity Incentive Plan.

Form of Special Retention Employee Restricted Stock Unit Award Agreement Under 2008 Equity Incentive Plan.

Form of Independent Director Stock Option Award Agreement Under 2008 Equity Incentive Plan.

Form of Independent Director Restricted Stock Unit Award Agreement Under 2008 Equity Incentive Plan.

Amended and Restated 2008 Employee Stock Purchase Plan.

Hologic 2011 Short-Term Incentive Plan.

Cytyc Corporation 1995 Stock Plan.

Cytyc Corporation 1995 Non-Employee Director Stock Option Plan.

Cytyc Corporation 1998 Stock Plan of Pro Duct Health, Inc.

Cytyc Corporation 2001 Non-Employee Director Stock Plan.

Cytyc Corporation 2004 Omnibus Stock Plan.

Form of Indemnification Agreement (as executed with each director of Hologic).

Nonqualified Deferred Compensation Plan (formerly known as Amended and Restated Supplemental Executive Retirement Plan).

Rabbi Trust Agreement.

Executive Financial Services Program.

Facility Lease (Danbury) dated as of December 30, 1995 by and among Melvin J. Powers and Mary P. Powers D/B/A M&N Realty and Lorad.

Lease Agreement (Danbury and Bedford) by and between BONE (DE) QRS 15-12, INC., and Hologic dated as of August 28, 2002.

First Amendment to Lease Agreement (Danbury and Bedford) by and between BONE (DE) QRS 15-12, INC., and Hologic dated as of October 29, 2007.

Office Lease dated December 31, 2003 between Cytyc and Marlborough Campus Limited Partnership.

Lease Agreement by and between Zona Franca Coyol S.A. and Cytyc Surgical Products Costa Rica S.A. dated April 23, 2007.

Lease Agreement by and between 445 Simarano Drive, Marlborough LLC and Cytyc dated July 11, 2006.

Lease Guaranty dated October 22, 2007 between Bel Marlborough I LLC and Hologic, as guarantor thereunder.

Supply Agreement between Cytyc, Whatman, Inc. and Whatman SA dated as of December 31, 2000, as amended, October 16, 2001 and May 2, 2002.

Form of Exchange Agreement.

Form of 2012 Exchange Agreement.

Hologic, Inc. 2012 Short-Term Incentive Plan

Hologic, Inc. 2012 Employee Stock Purchase Plan

Commitment Letter, dated April 29, 2012, by and among Hologic, Inc., Goldman Sachs Bank USA, and Goldman Sachs Lending Partners LLC.

Amended and Restated Commitment Letter dated May 11, 2012 by and among Hologic, Inc., Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, and Citigroup Global Markets Inc.

Agreement and Plan of Merger, dated as of April 29, 2012, by and among Gen-Probe Incorporated, Hologic, Inc. and Gold Acquisition Corp.

Separation and Distribution Agreement, dated May 24, 2002, and amended and restated as of August 6, 2002, between Gen-Probe Incorporated and Chugai Pharmaceutical Co., Ltd. (now Fujirebio, Inc.).

The 2002 New Hire Stock Option Plan of Gen-Probe Incorporated (as last amended on November 16, 2006).

The 2002 New Hire Stock Option Plan Form of Agreement and Grant Notice (as last amended on November 16, 2006).

The 2003 Incentive Award Plan of Gen-Probe Incorporated (as last amended effective as of May 19, 2011).

Sixth Amendment to the 2003 Incentive Award Plan of Gen-Probe Incorporated (adopted as of February 8, 2012).

The 2003 Incentive Award Plan Form of Agreements and Grant Notices (as last amended on February 8, 2007).

The 2003 Incentive Award Plan Form of Restricted Stock Award Agreement and Grant Notice, as amended.

The 2003 Incentive Award Plan Form of Performance Stock Award Grant Notice and Performance Stock Award Agreement.

Employee Stock Purchase Plan of Gen-Probe Incorporated, as amended.

Gen-Probe Incorporated 2007 Executive Bonus Plan.

Gen-Probe Incorporated 2012 Executive Bonus Plan.

Gen-Probe 2011 Employee Bonus Plan.

Gen-Probe 2012 Employee Bonus Plan.

Amended and Restated Gen-Probe Incorporated Deferred Compensation Plan, effective January 1, 2008.

Gen-Probe Incorporated Change-In-Control Severance Compensation Plan for Employees.

Amendment to Gen-Probe Incorporated Change-in-Control Severance Compensation Plan, dated October 2, 2008.

Restated Agreement dated as of July 24, 2009 by and between Gen-Probe Incorporated and Novartis Vaccines and Diagnostics, Inc. as modified by the Product Development Addendum for the Panther Instrument and Ultrio Elite Assay signed as of March 11, 2011 by and between Gen-Probe Incorporated and Novartis Vaccines and Diagnostics, Inc.

Co-Exclusive License Agreement effective as of April 23, 1997 by and between Gen-Probe Incorporated and The Board of Trustees of the Leland Stanford Junior University, as amended.

Non-Assertion Agreement dated February 7, 1997 between Gen-Probe Incorporated and Organon Teknika B.V.

Development, License and Supply Agreement effective October 16, 2000 between Gen-Probe Incorporated and KMC Systems, Inc.

First Amendment made as of September, 2001 to Agreement entered into as of October 16, 2000 between Gen-Probe Incorporated and KMC Systems, Inc.

Supply Agreement effective March 5, 1998 between Gen-Probe Incorporated and Boehringer Mannheim GmbH.

First Amendment effective February 21, 2001 between Gen-Probe Incorporated and Roche Diagnostics GmbH (the successor-in-interest to Boehringer Mannheim GmbH) to the Supply Agreement effective as of March 5, 1998 between Gen-Probe Incorporated and Boehringer Mannheim GmbH.

Second Amendment dated August 31, 2004 between Gen-Probe Incorporated and Roche Diagnostics (the successor-in-interest to Boehringer Mannheim GmbH) to the Supply Agreement effective as of March 5, 1998 between Gen-Probe Incorporated and Boehringer Mannheim GmbH.

Third Amendment effective January 1, 2007 between Gen-Probe Incorporated and Roche Diagnostics (the successor-in-interest to Boehringer Mannheim GmbH) to the Supply Agreement effective as of March 5, 1998 between Gen-Probe Incorporated and Boehringer Mannheim GmbH.

License, Development and Cooperation Agreement dated November 19, 2003 between Gen-Probe Incorporated and DiagnoCure Inc.

Amendment No. 1 to License, Development and Cooperation Agreement effective May 24, 2006 between Gen-Probe Incorporated and DiagnoCure, Inc.

Amendment No. 2 to License, Development and Cooperation Agreement, effective as of April 28, 2009, between Gen-Probe Incorporated and DiagnoCure, Inc.

Supply and Purchase Agreement effective February 15, 2005 between Gen-Probe Incorporated, F. Hoffman-La Roche Ltd. and Roche Molecular Systems, Inc.

Supply Agreement for Panther Instrument System effective November 22, 2006 between Gen-Probe Incorporated and STRATEC Biomedical Systems AG.

Collaboration Agreement dated as of June 15, 2010 by and between Gen-Probe Incorporated and Pacific Biosciences of California, Inc.

Credit Agreement dated as of February 27, 2009 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Security Agreement (Securities) dated as of February 27, 2009 by Gen-Probe Incorporated in favor of Bank of America, N.A.

Amendment to Credit Agreement dated as of March 23, 2009 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Amendment No. 2 to Credit Agreement dated as of February 11, 2010 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Amendment No. 3 to Credit Agreement dated as of February 10, 2011 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Amendment No. 4 to Credit Agreement dated as of June 24, 2011 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Amendment No. 5 to Credit Agreement, Amendment No. 1 to Security Agreement and Amendment No. 1 to Pledged Collateral Account Agreement dated as of September 30, 2011 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Amendment No. 6 to Credit Agreement dated as of February 10, 2012 by and between Gen-Probe Incorporated, as Borrower, and Bank of America, N.A., as Lender.

Form of Indemnification Agreement between Gen-Probe Incorporated and its Executive Officers and Directors.

Form of Employee Stock Option Agreement and Grant Notice for use Under the 2003 Incentive Award Plan of Gen-Probe Incorporated (adopted as of February 8, 2012).

SCHEDULE 4.24

COMPLIANCE WITH STATUTES

NONE

SCHEDULE 5.12(c)

POST-CLOSING REQUIREMENTS

1.	On or prior to the date that is three (3) Business Days after the Closing Date (or such later date as may be consented to by the Administrative Agent in its reasonable discretion), delivery to the Collateral Agent of a fully executed and notarized Deed of Trust, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the following properties (and all legal opinions required to be delivered in connection therewith pursuant to the Credit Agreement):

•	10808 Willow Court, San Diego, CA 92127
•	6333 Sequence Drive, San Diego, CA 92121
•	10210 Genetic Center Drive, San Diego, CA 92121
•	That certain undeveloped parcel of land owned by Gen-Probe Incorporated, which parcel is located on the corner of Genetic Center Drive and Sequence Drive in San Diego, CA 92121

2.	On or prior to the date that is seven (7) days after the Closing Date (or such later date as may be consented to by the Administrative Agent in its reasonable discretion), with respect to the Borrower’s product liability insurance policy number ADT20974442304, an endorsement providing for at least thirty (30) days’ (or shorter period as may be consented to by the Administrative Agent in its reasonable discretion) prior written notice to the Collateral Agent of any modification or cancellation of such policy.

3.	On or prior to the date that is forty-five (45) days after the Closing Date (or such later date as may be consented to by the Administrative Agent in its reasonable discretion), with respect to all First-Tier Foreign Subsidiaries whose stock or other equity interests are not certificated, Borrower shall (x) deliver to the Collateral Agent Uncertificated Securities Control Agreements or (y) register the Collateral Agent as the registered owner of such stock or other equity interests on the books and records of such Subsidiaries.

4.	On or prior to the date that is forty-five (45) days after the Closing Date (or such later date as may be consented to by the Administrative Agent in its reasonable discretion), delivery to the Collateral Agent of signature pages of all Foreign Subsidiaries (who are required to sign the Intercompany Note pursuant to the Credit Agreement) to the Intercompany Note.

5.	On or prior to the date that is forty-five (45) days after the Closing Date (or such later date as may be consented to by the Administrative Agent in its reasonable discretion), delivery to the Collateral Agent of executed Deposit Account Control Agreements with respect to the following Deposit Accounts:

Owner	Type of Account	Bank or Intermediary
Cytyc Corporation	Deposit Account	Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45263
Gen-Probe GTI Diagnostics, Inc.	Deposit	Bank of America Southern California 355
Gen-Probe Incorporated	Deposit	Bank of America Southern California 355
Gen-Probe Prodesse, Inc.	Deposit	Bank of America Southern California 355
Gen-Probe Sales & Service, Inc.	Deposit	Bank of America Southern California 355
Gen-Probe Transplant Diagnostics, Inc.	Deposit	Bank of America Southern California 355

SCHEDULE 6.01

CERTAIN INDEBTEDNESS

Indebtedness and Disqualified Equity Interest

To the extent any former shareholder of any company or other entity has not tendered shares in such company or entity held by such shareholder immediately prior to the acquisition by Hologic or any of its Subsidiaries of all of the Equity Interests of such company or entity, payment of consideration in respect of such shares.

European Line of Credit, European Office Lease and Guarantees and Performance Bonds

Foreign Line of Credit for the equivalent of $3 million issued by BNP Paribas to Hologic Europe N.V. (“Hologic European Line of Credit”). As of May 24, 2008, no amounts were outstanding under such line of credit.

Guarantee by Hologic, Inc. in favor of BNP Paribas, guaranteeing the Hologic European Line of Credit.

Guarantee by Hologic Europe N.V. in the amount of €171,611 and €23,000 for Office and Storage Lease of Hologic Europe N.V. in favor of Woluwe Corner Property and MULTIMAS N.V., respectively (which amount is the equivalent of 6 months of rental payments for such lease).

Obligations related to Leases

Guarantee by Gen-Probe for the Lease Agreement between Deanery Estates Verwaltungs GmbH & Co. Borsigstrasse KG and Gen-Probe Deutschland GmbH.

Additional indebtedness up to $18.8 million of to be incurred under the following capital leases:

•	Lease Agreement, dated July 11, 2006 between Cytyc and 445 Simarano Dr., Massachusetts, LLC for facility located at 445 Simarano Drive, Marlborough, MA.
•	Lease between Zona Frana Coyol S.A. and Cytyc Surgical Products Costa Rica S.A., dated April 23, 2007.

Guarantees by Hologic for the lease agreements referenced on Schedule 4.13(b) for 445 Simarano Drive, Marlborough, MA.

Guarantee by Cytyc for lease agreements referenced on Schedule 4.13(b) for (i) the lease agreement dated November 21, 2002 of Cytyc Limited Partnership with Boston Industrial-Aegean LLC for 14 Aegean Drive, Methuen, MA, as amended and (ii) the lease agreement of Cytyc Surgical Products Limited Partnership with Sfers Real Estate Corp. U dated May 24, 2005 for 301 East Evelyn Avenue, Mountain View, CA.

Guarantee by Cytyc Surgical Products Limited Partnership, dated April 23, 2007 for the lease between Zona France Coyol S.A. and Cytyc Surgical Products Costa Rica S.A., dated April 23, 2007.

Cash collateralization of Cytyc Surgical Products Costa Rica S.A.’s letter of credit issued by SunTrust Bank.

Guarantee by Hologic Europe N.V. in the amount of €171,611 and €23,000 for Office and Storage Lease of Hologic Europe N.V. in favor of Woluwe Corner Property and MULTIMAS N.V., respectively (which amount is the equivalent of 6 months of rental payments for such lease).

Other obligations to the extent such obligations constitute Indebtedness under the Credit Agreement

Pursuant to that certain Non-Exclusive License Agreement by and between Innogenetics N.V. and Third Wave dated January 1, 2006, if Third Wave does not terminate the Non-Exclusive License Agreement, Third Wave shall pay an additional license fee in the amount of EUR 3.9 million.

Letter of Credit issued by Wells Fargo Bank, N.A. in the face amount of $50,000 to secure certain workers compensation policies.

SCHEDULE 6.02

CERTAIN LIENS

Cash collateralization of Cytyc Surgical Products Costa Rica S.A.’s letter of credit issued by SunTrust Bank

Cytyc Cayman Limited

Lien of sellers of the Helica Thermal Coagulator Product Line thereon, pursuant to the terms of that certain Asset Purchase Agreement dated October 25, 2006 between Cytyc Cayman Limited and Helica Instruments Limited.

SCHEDULE 6.03

NEGATIVE PLEDGES

Specified Minority Interests (as defined in the Pledge and Security Agreement)

Restrictions contained in the lease agreements set forth on Schedule 4.13(b).

Restriction contained in the European Line of Credit referenced in Schedule 6.01.

Restrictions pursuant to the cash collateralization of Cytyc Surgical Products Costa Rica S.A.’s letter of credit issued by SunTrust Bank

Restrictions contained in any instruments or agreements evidencing or related to the investment by Hologic, Inc. in Sunocine, Inc., including without limitation, the Investment and Right of First Refusal Agreement in the original principal amount of $3,000,000 convertible into 1,875,000 Series B Preferred shares of Sunocine, Inc. contingent upon Sunocine, Inc. raising an additional $2,000,000 from other investors on or before December 31, 2012.

Restrictions contained in any instruments or agreements evidencing or related to the investment by Hologic, Inc. in Collaborative Health Innovations, Inc., including without limitation, the Convertible Note in the original principal amount of $500,000 in favor of Hologic, Inc. and convertible into shares of Collaborative Health Innovations, Inc.

SCHEDULE 6.04

CERTAIN RESTRICTED PAYMENTS

NONE

SCHEDULE 6.05

RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

Restrictions on making distributions contained in the European Line of Credit (as referenced in Schedule 6.01) which such restrictions are triggered upon the occurrence of an event of default.

SCHEDULE 6.06(k)

INVESTMENTS

Investment by Hologic, Inc. in Collaborative Health Innovations, Inc. evidenced by a Convertible Note in the original principal amount of $500,000 in favor of Hologic, Inc. and convertible into shares of Collaborative Health Innovations, Inc.

Investment by Hologic, Inc. in Sunocine, Inc. evidenced by a Investment and Right of First Refusal Agreement in the original principal amount of $3,000,000 convertible into 1,875,000 Series B Preferred shares of Sunocine, Inc. contingent upon Sunocine, Inc. raising an additional $2,000,000 from other investors on or before December 31, 2012.

Specified Minority Interests (as defined in the Pledge and Security Agreement).

To the extent such conversion constitutes a new or separate Investment, conversion of any or all Indebtedness owed by Sentinelle Medical Inc. to Hologic, Inc. into Equity Interests of Sentinelle Medical Inc. issued to Hologic, Inc.

SCHEDULE 6.09

SALE AND LEASEBACKS

•

Lease Agreement between BONE (DE) QRS 15-12, INC. and Hologic, dated August 28, 2002, as amended by that certain First Amendment to Lease Agreement dated October, 29, 2007 and as such may be further amended.

•	Lease between Zona Frana Coyol S.A. and Cytyc Surgical Products Costa Rica S.A., dated April 23, 2007

•	Lease between 445 Simarano Drive, Marlborough LLC and Cytyc, dated July 11, 2006

SCHEDULE 6.10

CERTAIN AFFILIATE TRANSACTIONS

NONE